    As filed with the Securities and Exchange Commission on May 9, 2000

                                                 Registration No. 333-32920
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                ---------------

                           OCEN COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)
                                ---------------

               Delaware                        4813                   95-4659521
     (State or other jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
          of incorporation)        Classification Code Number)  Identification Number)

                                ---------------

                           oCen Communications, Inc.
                           4900 Rivergrade Road, C110
                              Irwindale, CA 91706
                                 (626) 338-6611
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------

                                 Alex Liu
                            Chief Executive Officer
                           oCen Communications, Inc.
                           4900 Rivergrade Road, C110
                              Irwindale, CA 91706
                                 (626) 338-6611
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                   Copies To:

        Curtis L. Mo, Esq.                    Rise B. Norman, Esq.
     Peter S. Buckland, Esq.               Simpson Thacher & Bartlett
    Richard J. Colosimo, Esq.                 425 Lexington Avenue
     Alexander C. Chen, Esq.                   New York, NY 10017
 Brobeck, Phleger & Harrison LLP                 (212) 455-2000
      Two Embarcadero Place
          2200 Geng Road
       Palo Alto, CA 94303
          (650) 424-0160        ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                           Proposed Maximum Proposed Maximum
  Title of Each Class of     Amount to be   Offering Price      Aggregate        Amount of
Securities To Be Registered  Registered(1)   Per Share(2)   Offering Price(2) Registration Fee
----------------------------------------------------------------------------------------------
Common stock, $0.001 par
 value..................       4,370,000        $14.00         $61,180,000       $23,760(3)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Includes shares that may be sold pursuant to the underwriters' over-allotment option as well as shares that may be resold from time to time in the United States in transactions requiring registration under the Securities Act. Offers and sales of shares outside the United States are being made pursuant to Regulation S and are not covered by this Registration Statement.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o).

(3) $23,760 previously paid.
  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We + +cannot sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and it is not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                Subject to Completion, dated             , 2000
PROSPECTUS

                             3,800,000 Shares

                         [LOGO OF oCEN COMMUNICATIONS]

                           oCen Communications, Inc.

                                  Common Stock

--------------------------------------------------------------------------------

This is our initial public offering of shares of common stock. We are offering
                shares in the United States and Canada and            shares
outside the United States and Canada.

No public market currently exists for our shares. We anticipate that the initial public offering price per share will be between $12.00 and $14.00. We expect that the shares will trade on the Nasdaq National Market under the symbol "OCOM."

     Investing in the shares involves risks. Risk Factors begin on page 5.

                                                                 Per Share Total
                                                                 --------- -----
Public offering price...........................................   $       $
Underwriting discount...........................................   $       $
Proceeds to oCen, before expenses...............................   $       $

We have granted the underwriters a 30-day option to purchase up to an additional 570,000 shares of our common stock to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the shares on or about        , 2000.

--------------------------------------------------------------------------------

Lehman Brothers

                            Bear, Stearns & Co. Inc.

                                                                     ING Barings

       , 2000

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary...................   1
Risk Factors.........................   5
Cautionary Notice Regarding Forward-
 Looking Statements..................  20
Use of Proceeds......................  21
Dividend Policy......................  21
Capitalization.......................  22
Dilution.............................  23
Selected Consolidated Financial
 Data................................  24
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.......................  25
Business.............................  37

Management..........................   56
Principal Stockholders..............   66
Related Party Transactions..........   68
Description of Capital Stock........   71
Shares Eligible for Future Sale.....   74
Material United States Income Tax
 Consequences for Non-U.S. Holders..   76
Underwriting........................   79
Legal Matters.......................   84
Experts.............................   84
Where You Can Find Additional
 Information........................   84
Index to Consolidated Financial
 Statements.........................  F-1

----------------


  Until , 2000, all dealers that buy, sell, or trade our common stock may be required to deliver a prospectus, regardless of whether they are participating in the offering. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

  This summary highlights selected information about us. It may not contain all of the information that you find important. You should carefully read this entire document, including the "Risk Factors" section beginning on page 5 and the consolidated financial statements and their related notes beginning on page F-1. Some technical terms not explained in this summary are more fully described in "Business--Our Company," and "-- Industry and Market Background."

                                  Our Company

  We are an Asia-focused provider of high quality Internet Protocol, or IP, communications services. We began offering international calling services in March 1998. Since then we have continuously upgraded our communications network and expanded our geographic coverage, primarily by entering into lease agreements to obtain additional transmission capacity. In December 1999, we substantially upgraded our network to increase its capacity and to provide high quality service for carriers. We believe we have built one of the largest managed IP networks that is dedicated to Internet telephone services connecting Asia and the United States. We believe that our managed IP network provides our customers with the cost savings of a data network and quality comparable to the traditional telephone network. The number of minutes transmitted over our network increased from approximately 18.5 million for the three months ended December 31, 1999 to approximately 32.3 million for the three months ended March 31, 2000.

  Approximately 96.4% of our revenue was generated from the sale of U.S. originated minutes for the six months ended March 31, 2000. For that same period, approximately 88% of the minutes carried over our network was terminated in Asia. The majority of our facilities in Asia are currently located in Hong Kong and Taiwan. In the future, we intend to rapidly expand our geographic coverage to build a pan-Asian network that is able to meet the growing communications needs of our customers.

  We develop and market our innovative IP communications services to three sets of customers: consumers, carriers, and corporations. We offer reliable, low-cost, IP international long distance services to consumers. Our Internet telephone services enable consumers to place a call or send a fax inexpensively from any telephone or fax machine to anywhere in the world. Through December 31, 1999, all of our revenues were generated from the sale of consumer long distance services.

  In December 1999, to expand into new markets and to maximize the use of our network, we began to offer wholesale carrier transmission services. Our revenues from the sale of wholesale carrier transmission services were approximately $247,000, or 4.3% of total revenue, for the six months ended March 31, 2000. These services include providing high quality voice and fax services to traditional telecommunications providers, other IP carriers, and Internet-based voice and data services providers. As of April 30, 2000, we had 17 carrier agreements with providers such as AT&T Global Clearinghouse, Capcom International, New World Telephone, and Telia. In addition, Dialpad.com, one of the largest Internet-based voice and service providers, has signed a non-binding memorandum of understanding with us to purchase wholesale capacity on our managed IP network to carry its PC-originated traffic.

  We believe IP technologies can fully meet the integrated communications services needs of corporations by providing voice, data, and enhanced services over one network. In March 2000, we began trialing basic Internet telephone services to five corporate customers in Taiwan through our voice and fax product, oPhone. We are also developing our CommPortal product, an integrated Internet-based suite of communications services that we expect to include instant messaging, PC-based text and voice chat, conferencing services over the Internet, and unified messaging, which provides a single location for accessing voice, fax, and email messages. CommPortal, which we believe will be available for testing by the end of 2000, together with oPhone, represents our full enhanced business communications services product. We believe this product will allow our corporate customers to reduce communications costs while improving productivity. To date, we have not yet generated any revenues from sales of long distance or enhanced communications services to corporate customers.

  Our goal is to become the leading Asia-focused Internet communications services provider for consumers, carriers, and corporations. We intend to achieve this goal by pursuing the following strategies:

  .  Leverage our first-mover advantage in Asia;
  .  Rapidly expand our IP network throughout Asia;
  .  Leverage our strategic relationships throughout Asia;

  . Continue to grow our existing consumer and carrier Internet telephone services businesses;

  . Capture pan-Asian corporate customers with business long distance and enhanced communications services; and
  . Develop and provide a broad offering of enhanced IP communications services.

  Information contained on our website does not constitute part of this prospectus. "oCen" is a trademark of oCen Communications, Inc. All brand names and trademarks appearing in this prospectus are the property of their respective holders.

                        Our Principal Executive Offices

  We incorporated in California in October 1997 under the name Pacific Telekey Network, Inc. In October 1999, we changed our name to oCen Communications, Inc.
In   2000, we reincorporated in Delaware. Our principal executive offices are located at 4900 Rivergrade Road, C110, Irwindale, CA 91706, and our telephone number at that location is (626) 338-6611.

                                  The Offering

 Total common stock offered by oCen.................... 3,800,000 shares
    Offering in the United States and Canada...........     shares
    Offering outside the United States and Canada......     shares
 Common stock to be outstanding after this offering ... 18,497,885 shares
 Use of proceeds....................................... We estimate that our net proceeds from this
                                                        offering will be
                                                        approximately $44.9
                                                        million. We intend to
                                                        use approximately
                                                        $22.0 million of our net
                                                        proceeds for network
                                                        development, sales and
                                                        marketing activities,
                                                        capital expenditures,
                                                        and technology
                                                        acquisition and
                                                        development. We expect
                                                        to use approximately
                                                        $22.9 million of our net
                                                        proceeds for other
                                                        general corporate
                                                        purposes, including
                                                        working capital. We may
                                                        also use a portion of
                                                        our net proceeds to
                                                        acquire or invest in
                                                        complementary businesses
                                                        or products. We have no
                                                        current plans,
                                                        agreements, or
                                                        commitments for any
                                                        acquisitions. Pending
                                                        these uses, we will
                                                        invest the net proceeds
                                                        of this offering in
                                                        interest-bearing,
                                                        investment grade
                                                        securities.
 Proposed Nasdaq National Market Symbol................ OCOM

  The figures above are based on 14,697,885 shares of common stock outstanding as of March 31, 2000 on a pro forma basis and assume no exercise of outstanding options or warrants. As of March 31, 2000, we had reserved 340,185 shares of common stock for future issuance under our stock option plan and 2,098,815 shares of our common stock for issuance upon exercise of outstanding options at a weighted average exercise price of $4.11 per share. In addition, as of March 31, 2000, we had 85,333 warrants outstanding at a weighted average exercise price of $1.62.

  Except as otherwise noted, all information in this prospectus assumes:

  . our reincorporation from California to Delaware prior to the consummation of this offering,
  . the conversion of the convertible notes into shares of preferred stock, . the conversion of all outstanding shares of our preferred stock into common stock upon the completion of this offering, and . no exercise of the underwriters' over-allotment option.

  Except as otherwise noted, all references in this prospectus to "$" or to "dollars" are to U.S. dollars.

  You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

                      Summary Consolidated Financial Data

  The following table sets forth summary consolidated financial data for our company. You should read this information together with the consolidated financial statements and the notes to those statements and the information under "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                 Period from
                               October 14, 1997               Six Months Ended
                                (Inception) to   Year Ended      March 31,
                                September 30,   September 30, -----------------
                                     1998           1999       1999      2000
                               ---------------- ------------- -------  --------
                                                                (unaudited)
                                    (in thousands, except per share data)
Statement of Operations Data:
Revenues.....................       $   99         $ 2,327    $   163  $  5,817
Operating expenses...........          818           6,462      1,295    17,122
Loss from operations.........         (719)         (4,135)    (1,132)  (11,305)
Net loss.....................         (722)         (4,109)    (1,117)  (11,337)
Net loss applicable to common
 stockholders................         (722)         (4,109)    (1,117)  (15,817)
Net loss per share applicable
 to common stockholders:
  Basic and diluted..........       $(0.16)        $ (0.75)   $ (0.21) $  (2.80)
  Weighted average shares
   outstanding used in per
   share calculations........        4,629           5,493      5,433     5,655
Pro forma net loss per share
 applicable to common
 stockholders:
  Basic and diluted..........                      $ (0.54)            $  (0.85)
  Weighted average shares
   outstanding used in pro
   forma per share
   calculations..............                        7,582               13,283


                                                    As of March 31, 2000
                                                 -----------------------------
                                                            Pro
                                                 Actual    Forma   As Adjusted
                                                 -------  -------  -----------
                                                         (unaudited)
                                                       (in thousands)
Balance Sheet Data:
Cash and cash equivalents....................... $12,001  $12,001    $56,870
Working capital.................................   5,266    5,266     50,135
Total assets....................................  23,857   23,857     68,726
Long-term debt and capital lease obligations,
 excluding current portion......................   8,628    5,628      5,628
Deferred stock compensation.....................  (6,732)  (6,732)    (6,732)
Stockholders' equity............................   4,617    7,617     52,486

--------

 . See note 13 of the notes to the consolidated financial statements for a determination of the number of shares used in computing basic and diluted net loss and pro forma net loss per share amounts.

 . Pro forma balance sheet data reflects the conversion of all issued and outstanding shares of convertible preferred stock into common stock upon the closing of this offering and the portion of the convertible notes issued in January 2000 for $10.0 million that will convert into 230,769 shares of common stock.

 . Pro forma as adjusted balance sheet data reflects our receipt of the estimated net proceeds from the sale of the shares of common stock we are selling in this offering at an assumed initial public offering price of $13.00 per share, after deducting the underwriting discount and estimated offering expenses payable by us.

                                  RISK FACTORS

  You should carefully consider the following risks in addition to other information in this prospectus before purchasing our common stock.

Risks Related To Our Business

We have a history of losses, and we anticipate our losses will continue.

  We have incurred significant losses since inception, and we expect to continue to incur significant losses for the foreseeable future. We reported net losses applicable to common stockholders of approximately $15.8 million for the six months ended March 31, 2000, $4.1 million for the year ended
September 30, 1999, and $722,000 for the period from our inception to September 30, 1998. As a percentage of revenues, our net loss was 272% for the six months ended March 31, 2000, 177% for the year ended September 30, 1999, and 731% for the period from our inception to September 30, 1998. As of March 31, 2000, our accumulated deficit was approximately $20.6 million. Our revenues may not continue to grow or even continue at their current level. In addition, we expect our operating expenses and capital expenditures to increase significantly as we develop and expand our business, especially our offering of business long distance and enhanced communications services. As a result, we will need to increase our revenues significantly to become profitable. In order to augment our revenues, we need to attract additional users to increase the fees we collect for our services. If our revenues do not grow as much as we expect or if our expenses increase at a greater pace than our revenues, we may never be profitable, or if we become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis. Furthermore, we will have to recognize significant charges relating to non-cash compensation in connection with options that we have granted through March 31, 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Because we have a limited operating history upon which you can evaluate us, it is difficult to predict whether we will successfully develop new businesses, build revenues, and compete effectively.

  We have only a limited operating history upon which you can evaluate our business and prospects. We commenced operations on October 14, 1997. You should consider our prospects in light of the risks, expenses, and difficulties we may encounter as an early-stage company in the new and rapidly evolving market for IP communications services. The risks include our ability to:

  . increase the number of users of our Internet telephone services;

  . develop our business long distance and enhanced communications services;

  . build revenues to cover the increased marketing expenditures we have planned;
  . compete effectively;

  . increase awareness of our brand and build user loyalty; and . keep pace with developing technology.

  In addition, because we expect an increasing percentage of our revenues to be derived from our business long distance and enhanced communications services, our past operating results may not be indicative of our future results.

We may not be able to expand our revenues and achieve profitability.

  Our strategy is to expand our revenue sources beyond our consumer long distance services to the sale of wholesale carrier transmission services and business long distance and enhanced communications services. This pursuit has required and will continue to require us to make significant additions to our sales and marketing and technology teams. The large investment in capital and other resources required to create these new revenue streams will result in significant losses for the foreseeable future, and we cannot assure you that we will be able to expand our revenue sources or that this strategy will be profitable.

  Currently our revenues are generated primarily from the sale of consumer long distance services. These services generated 100% of our total revenues in each of the period from inception to September 30, 1998, the year ended September 30, 1999, and the three months ended December 31, 1999. January 2000 was the first month in which we generated any revenues from wholesale carrier transmission services. Providing consumer long distance services and wholesale carrier transmission services has not been profitable to date.

  In the future, we intend to generate increased revenues from multiple sources, many of which are unproven, including the commercial sale of business long distance and enhanced communications services. We expect that our revenues for the foreseeable future will be dependent on:

  . our continued sale of wholesale carrier transmission services;

  . our ability to develop, launch, and rollout business long distance and enhanced communications services successfully;
  . user traffic levels;
  . continued rapid growth of the Internet consumer market;
  . continued improvement of the quality of our global network;
  . our ability to counteract the effects of competition, adverse regulatory developments, decreasing international long distance rates, and rising access and transmission costs on our prices;
  . the acceptance and use of Internet communications; and . the expansion of our service offerings.

  We may not be able to sustain our current revenues from the sale of consumer long distance services and wholesale carrier transmission services or to generate revenues successfully from business long distance and enhanced communications services in the future.

We have not yet developed our CommPortal product, and if we do not succeed in being able to develop, launch, and rollout this product in a timely manner, our business, operations, and potential for profitability will be severely harmed.

  To improve our margins over the long run, we must capture the corporate market for enhanced IP services in Asia and develop our integrated Internet-based suite of communications services for corporate customers. We are therefore in the process of developing a product that would offer corporate customers a variety of enhanced IP services including instant messaging, PC-based voice and text chat, conferencing services over the Internet, and unified messaging.

  We are, however, still in the initial stages of the development of CommPortal. We must enter into agreements with technology providers to sell or license the technologies that will comprise CommPortal. We cannot assure you that we will be able to enter into these agreements on commercially reasonable terms. In addition, even after we have identified and licensed or acquired the applications, we will need to combine these applications into one integrated solution and add security measures, such as firewalls. We cannot assure you that we will be able to create an integrated and secure solution in time to rollout CommPortal as planned or that we will ever be able to offer CommPortal. If CommPortal is delayed, our business and financial condition will be materially adversely affected and our reputation may be harmed. If we are unable to offer CommPortal, we will not be able to expand our business, and our financial condition and results of operations will be severely harmed.

Potential fluctuations in our quarterly financial results could make it difficult for investors to predict our future performance, which may cause our stock price to be volatile and decline.

  Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. The factors generally within our control include:

  . the resources we employ to attract users to purchase our business long distance and enhanced communications services;

  . the amount and timing of expenses we incur to enhance marketing and promotion efforts and to expand our infrastructure; and . the timing of announcements or introductions of new services by us.

  The factors outside our control include:

  . changes in international or domestic telecommunications rates;
  . the timing of announcements or introductions of new services by our competitors;
  . technical difficulties or network interruptions in the Internet or in our managed IP network;
  . changes in the regulatory environment; and . general economic and competitive conditions specific to our industry.

  We believe that quarter-to-quarter comparisons of our historical operating results may not be a good indication of our future performance, nor would our operating results for any particular quarter be indicative of our future operating results.

We may be unable to manage our expansion and anticipated growth effectively, which could reduce our chances of becoming profitable.

  Our rapid growth has placed, and is likely to continue to place, a significant strain on our managerial, accounting, operational, and financial resources. To manage our growth, we must continue to implement and improve our operational, accounting, and financial systems as well as our managerial controls and procedures. We cannot assure you that we will not suffer from unforeseen costs and risks associated with this expansion, that our systems, procedures, or controls will be adequate to support our operations, or that our management will be able to offer and expand our services successfully. We currently rely on a relatively small core management team. As we grow, we must not only manage demands on this team but also increase its resources so that it can continue to expand, train, and manage our employee base and maintain close coordination among our accounting, finance, marketing, and sales staff. If we are unable to manage our expanding operations effectively, our revenues may not increase, our cost of operations may rise, or we may not be profitable.

The loss of one or more of our key customers would cause a significant decrease in our revenues.

  We have historically derived the majority of our revenues from a small number of customers, particularly Abest Communications and Abest International, collectively referred to as Abest, STE Communications, Goldman Network, and Star Communications. In the year ended September 30, 1999, Abest accounted for 44% of our revenues, STE Communications accounted for 14% of our revenues, and Goldman Network accounted for 11% of our revenues. For the six months ended March 31, 2000, Abest accounted for 7% of our revenues, Goldman Network accounted for 15% of our revenues, STE Communications accounted for 28% of our revenues, and Star Communications accounted for 23% of our revenues. None of our customers is obligated to purchase additional products or services from us. We cannot be certain that present or future customers will not terminate or significantly reduce their purchasing arrangements with us. Any termination or reduction by those customers would seriously harm our business, financial condition, and results of operations.

We are experiencing difficulties in collecting accounts receivable from our largest customer, and failure to collect this receivable could cause our revenues and future cash flows to decline.

  We are experiencing difficulties in collecting our accounts receivable from Abest. Abest was formerly our most significant customer, accounting for approximately 38%, 44%, and 7%, of our total revenues for the period from our inception through September 30, 1998, the year ended September 30, 1999, and the six months ended March 31, 2000, respectively. As of March 31, 2000, Abest owed us approximately $786,000, which was past due. We believe that non-payment is the result of a lack of liquidity at Abest. In January 2000, after we stopped selling to Abest, Tianrong Internet Products and Services acquired the assets of Abest but did not assume the liabilities of Abest. We cannot assure you that we will be able to collect this receivable. Accordingly, we have deferred recognition of the revenue on the outstanding uncollected receivable due from Abest at December 31,

1999, and we will recognize revenue on the outstanding receivable balance only when we collect cash from Abest or otherwise assess the collectibility of the receivable as probable. Deferred revenue related to the uncollected Abest receivable at March 31, 2000 represented approximately 26% of our total deferred revenue. Failure to collect this receivable balance will negatively impact our financial condition and future cash flows.

We may experience difficulties in collecting future accounts receivable from distributors, which could result in decreased profits and harm our business.

  We primarily sell our calling cards to distributors who resell the cards to third parties who then sell the calling cards to end users. We extend credit to those distributors for the outstanding balances they owe us for these cards. We are obligated to provide services to the end users of the cards regardless of whether we collect the receivable balances from the distributors. The failure to collect a significant portion of our accounts receivable from the distributors will have a material adverse impact on our business, financial condition, results of operations, and cash flows.

IP communications alternatives may not achieve widespread acceptance, which could cause our business to fail.

  Our ability to sell our services to end users, particularly in Asia, may be inhibited by the reluctance of some end users to switch from traditional communications carriers to IP communications carriers and by concerns about the quality of Internet and Internet telephone services and the adequacy of security in the exchange of information over the Internet. End users in markets serviced by recently deregulated telecommunications providers are not familiar with obtaining services from competitors of these providers and may be reluctant to use new providers such as our company. In addition, international and domestic telecommunications rates are declining, which in turn is reducing the competitive pricing advantage that Internet telephone services provide to end users. IP communications may not prove to be a satisfactory alternative to traditional telephone service for reasons including:

  . inadequate development of the necessary infrastructure;
  . lack of acceptable security technologies; and . lack of timely development and commercialization of performance improvements.

  Our ability to generate revenues from business long distance and enhanced communications services depends on the migration of traditional telephone network traffic to our IP network. We will need to devote substantial resources to educating end users about the benefits of IP communications solutions in general and our services in particular, and as a result, we expect to incur significant expenditures for advertising and marketing activities in 2000. Potential end users who have already invested substantial resources in traditional telephone service may be reluctant or slow to adopt a new technology that makes their existing equipment obsolete. If end users do not accept our business long distance and enhanced communications services as a means of sending and receiving communications, we will not be able to increase our number of users or generate revenues from those services in the future.

  In particular, critical issues such as security, reliability, cost, ease of deployment, administration, and quality of service may affect the adoption of Internet telephone services as the means to meet business needs in Greater China and other parts of Asia.

We will need additional capital to finance our operations in the future, and it may not be available on acceptable terms or at all, which could force us to limit or cease our operations.

  We intend to continue to enhance and expand our network to maintain our competitive position and meet the increasing demands for service quality, capacity, and competitive pricing. The introduction of our new business long distance and enhanced communications services will require significant marketing and promotional expenses. If our cash flow from operations and the proceeds of this offering are not sufficient to meet our capital expenditure and working capital requirements, we will need to raise additional capital. Raising capital may require us to issue additional equity, which could cause investors to experience dilution. We cannot assure you that any other source will be willing or able to provide additional capital on acceptable terms or at all. If we are unable to obtain additional capital, we may be required to reduce the scope of our business or our anticipated growth, which would reduce our revenues.

Because we are dependent on our suppliers for our continued operations, our business could be materially harmed by the unavailability of certain equipment, delays, or increased costs.

  We are dependent upon our suppliers of equipment and software, including Cisco routers, Clarent gateways and software, Oracle software, and Sun Microsystems servers to develop and maintain our network and services. If our suppliers cease to provide us with the equipment and software necessary for the operation of our network or to maintain our current equipment, we may not be able to identify alternate sources of supply in a timely fashion. Any transition to alternate suppliers would be likely to result in delays, operational problems, or increased expenses and may limit our ability to provide services to our users or expand our operations.

Because we rely on our U.S. and Asian telecommunication service providers for network access and termination services, any disruptions in service or problems with service providers could harm our operations.

  We rely on our telecommunication service providers to interconnect for access and termination to carry our traffic, including consumer long distance traffic. In Hong Kong, we rely on Cable & Wireless HKT, which has no competitors. The interconnection agreements for access and termination with our telecommunication service providers have a term of one year or less. Our current providers, especially our non-U.S. providers, could deny service to us in the future. In the event that we are unable to continue obtaining service from our current providers, our operations could be harmed. All of our current telecommunications service providers either are or could become potential competitors, which may lead them to increase prices or refuse to offer us future services.

If our network is unable to accommodate our capacity needs, this may damage our reputation, which could result in a loss of customers.

  We expect the volume of traffic we carry over our network to increase significantly as we expand our operations and service offerings. Our network may not be able to accommodate this additional volume. If the usage of IP communications services grows, our managed IP network may not be able to support the demands placed on it by that growth, and its performance or reliability may then decline. To ensure that we are able to handle additional traffic, we may have to enter into long-term agreements for leased capacity. To the extent that we overestimate our capacity needs or the prices for capacity decrease, we may be obligated to pay for more transmission capacity than we actually use or to pay higher prices for the capacity we use, resulting in costs without corresponding revenues. As we expand our network, we will incur lease line, testing, and quality assurance costs. On the other hand, if we underestimate our capacity needs, we may be required to obtain additional transmission capacity from more expensive sources. Increased demand causes traffic overflow onto higher cost traditional telephone networks, which would increase, and has increased, our effective cost per minute. If we are unable to maintain sufficient capacity to meet the needs of our users, our reputation could be damaged and we could lose users.

Damage to our systems and network could interrupt service and result in reduced revenues and harm to our reputation.

  Our business depends on the efficient and uninterrupted operation of our computer and communications systems as well as those that connect to our network. We maintain communications systems in Southern California and Taiwan, which are seismically active regions. In addition, our systems and those that connect to our network are subject to disruption from other natural disasters, or other sources of power loss, communications failures, intentional acts of vandalism, hardware or software malfunctions, network failures, and other events both within and beyond our control. Any system interruptions that cause our services to be unavailable, including significant or lengthy telephone network failures or difficulties for users in communicating through our network or our website, could damage our reputation and result in a loss of users.

Our computer systems and operations may be vulnerable to security breaches, which may cause interruptions of our operations, damage to our reputation, and potential liabilities.

  Our operations depend on the integrity and security of our network and systems and our ability to protect them from unauthorized access, modifications, or use by third parties. Our computer infrastructure is potentially vulnerable to computer viruses, break-ins, and similar security breaches that could cause interruptions, delays, or loss of services to our users. We believe that the secure transmission of confidential information, such as credit card numbers, over the Internet is essential in maintaining user confidence in our services. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information. It is possible that advances in computer capabilities, new technologies, or other developments could result in a compromise or breach of the technology we use to protect confidential information. A party who is able to circumvent our security systems could misappropriate proprietary information or cause interruptions in our operations. Security breaches also could damage our reputation, result in the expenditure of significant financial and managerial resources, and expose us to a risk of loss, litigation, or liability.

Potential third party infringement of our intellectual property may cause harm to our business and competitive ability.

  To protect our rights to our intellectual property, we rely on a combination of trademark and trade secret laws and confidentiality agreements and other contractual arrangements with our employees, affiliates, strategic partners, and others. We do not currently own any issued patents. We may be unable to prevent or detect the unauthorized use of, or to enforce effectively, our intellectual property rights. In addition, effective trademark, copyright, and trade secret protection may not be available in every country in which we offer or intend to offer our services. We cannot assure you that any steps we take to protect our intellectual property rights will be sufficient or effective. Failure to protect our intellectual property adequately could harm our brand, devalue our proprietary content, and affect our ability to compete effectively. Defending our intellectual property rights could result in the expenditure of significant financial and managerial resources.

Our services may infringe the intellectual property of third parties, which may result in expensive and time-consuming litigation.

  Third parties may assert claims that we have infringed a patent, copyright, trademark, or other proprietary right belonging to them. If we are found liable for infringement, we may have to pay damages or royalties to a third party or be unable to offer the portion of our services that is found to be infringing. Redesigning these services to avoid the infringement could result in the expenditure of significant financial and managerial resources. Defending against any infringement claims, even those that are not meritorious, could result in the expenditure of significant financial and managerial resources.

Competition for highly skilled personnel is intense, and a failure to attract, retain, and manage key personnel may threaten our future success.

  Competition for qualified employees and personnel in the communications services industry is intense, and there are a limited number of people with knowledge of and experience in this industry, particularly in Asia. As we continue to grow, we will need to hire additional personnel in all areas. In particular, we will need to hire additional sales and marketing personnel to expand sales to corporate customers if and when we roll out our CommPortal product in Asia. Our success depends to a significant degree upon our ability to attract and retain qualified management, technical, and sales and marketing personnel and upon the continued contributions of our existing management and personnel. In particular, our success is highly dependent upon the abilities of our senior management, particularly Alex Liu, our chief executive officer, Steven San Eng, our executive vice-president of corporate development, James Courtney, our chief operating officer, and Mark Keithley, our chief financial officer. The loss of the services of any one of these individuals could have a material adverse effect on our business, financial condition, and results of operations. We do not have employment agreements with any of our executive officers or maintain key person insurance on them.

If we do not develop the oCen brand, we may not be able to secure and maintain a leading position in our industry.

  To secure a leading position in our industry, we must strengthen the awareness of the oCen brand. If we fail to create and maintain brand awareness, it could adversely affect our ability to sell consumer long distance services, wholesale carrier transmission services, and business long distance and enhanced communications services or reduce our attractiveness to potential partners. Brand recognition may become more important in the future with a growing number of IP communications providers.

Risks Related To Our Asian Operations

Operating internationally exposes us to risks from unpredictable political, legal, and economic developments in foreign countries.

  For the six months ended March 31, 2000, approximately 88% of our traffic was terminated in Asia, generating approximately 93% of our revenues during the six months ended March 31, 2000. We intend to continue to enter additional markets in Asia and to expand our existing operations outside the United States, specifically in East Asia including Taiwan, Hong Kong, and the People's Republic of China. International operations are subject to inherent risks, including:

  . political, social, and economic instability;
  . potentially weaker protection of intellectual property rights;
  . unexpected changes in regulatory requirements and tariffs including any that would reduce the cost benefits that Internet telephone services currently provide;
  . export restrictions;
  . fluctuations in exchange rates and imposition of exchange controls;
  . varying tax consequences;

  . historical corruption and close ties between governments and state-owned monopolies;

  . limitations of communications infrastructures in some foreign countries;

  . uncertain market acceptance of the Internet, particularly in Asia; and

  . difficulties in marketing efforts because of cultural differences.

Volatility in economic, social, and political conditions in Asia may interrupt, limit, or otherwise adversely affect our operations.

  We expect to derive a substantial portion of our future revenues from Asian markets. For the six months ended March 31, 2000, we generated 4% of our revenues from Asia-originated traffic. In 1998, many countries in Asia began to experience significant economic downturns and related difficulties, including:

  . reduced or even negative economic growth rates;
  . substantial currency depreciations;
  . high interest rates;
  . corporate bankruptcies;
  . declines in the market values of shares listed on stock exchanges and other assets;

  . reduced foreign investments in those countries; and . government-imposed austerity measures.

As a result, there was a general decline in business and consumer spending and a decrease in economic growth as compared to prior years. The economic downturn in Asia has not significantly slowed, and future economic developments in countries throughout Asia could materially adversely affect our business, financial condition, and results of operations.

  Volatility has historically been caused by:

  . significant governmental influence over many aspects of local economies; . political instability;
  . unexpected changes in regulatory requirements;
  . social unrest;
  . imposition of trade barriers; and
  . wage and price controls.

We have no control over these matters. Volatility resulting from these matters may create uncertainty regarding our operating climate or adversely affect our customers' operating budgets, which may adversely impact our business.

We may be forced to discontinue our operations in China as a result of the uncertain legal status of our operations there.

  For the six months ended March 31, 2000, 68% of our traffic was terminated in China, and 77% of our revenues was generated from traffic terminated in China. In addition, as of March 31, 2000, approximately 4% of our assets was located in China. As a foreign investor, we are not permitted to provide telephone services in China. We believe that we are permitted to supply equipment and then enter into consulting or technical support agreements with Chinese providers. To offer services in China, we must therefore develop and maintain strategic partnerships with communications providers who are licensed to operate in China. We may not be able to form or maintain these strategic relationships in China or to structure our relationships with Chinese companies in the manner most advantageous to us. Moreover, our operations in China are subject to strict government scrutiny, and Chinese government officials may disagree with our understanding that we are allowed to operate in China through partnerships. Adjustments in policies of the Chinese government or changes in laws and regulations could adversely affect our business.

Payment under business arrangements may be subject to currency risk and foreign exchange control in China.

  We expect to derive a significant portion of our revenues from our business activities in China. These business activities will be subject to Chinese rules and regulations on currency conversion. Exchange rate fluctuations of the Renminbi, the currency of Mainland China, may adversely affect our operations.

  The Renminbi fluctuates because of changes in Chinese government policies and international economic and political developments. In early 1994, the Renminbi experienced a devaluation against most of the major currencies. We cannot assure you that the Renminbi will not become volatile or that it will not be devalued by the Chinese government.

  In the future, we may face restrictions on settlement of current account transactions in currencies other than the Renminbi. For foreign exchange transactions under capital accounts, such as capital contributions and purchase of fixed assets, Chinese law imposes restrictions on the receipt and payment of currencies other than the Renminbi and requires prior approval from the State Administration of Foreign Exchange. We cannot assure you that our business partners in China will be able to freely pay us in any currency other than the Renminbi or that if we are paid in Renminbi, we will be able to remit the Renminbi payments out of China.

If China does not become a member of the World Trade Organization, the Chinese regulatory environment may liberalize more slowly than expected or not at all, which could prevent us from expanding our operations in China.

  We cannot assure you that China will honor or fulfill its agreements to gradually open up the telecommunications sector to foreign investment upon its accession to the World Trade Organization. In addition, we cannot assure you that issuance of additional detailed regulations intended to open up the telecommunications sector to foreign investment will actually allow foreign ownership in telecommunications-related businesses in China. If China continues to limit or prohibit foreign investment in telecommunications businesses, we may be unable to expand our operations as planned. If we are unable to expand our operations by direct investment, our growth may be slowed and our results of operations may be materially adversely affected. To expand, we may be forced to continue to rely on foreign partnerships. This reliance creates difficulty in managing our operations, which may harm our results of operations or limit our rate of growth.

The telecommunications infrastructure in China is developing and may not be reliable.

  Access to the Internet is accomplished primarily by means of the government's backbone of separate national interconnecting networks that connect with the international gateway to the Internet. This backbone is owned by the Chinese government and is the only channel through which the domestic Chinese Internet networks can connect to the international Internet network. Almost all access to the Internet is accomplished through ChinaNet, China's primary commercial network, which is owned and operated by the Chinese government. Internet users have no means of getting access to alternative networks and service in the event of any disruption or failure.

  We cannot assure you that the Internet infrastructure in Greater China will support the demands associated with continued growth. If the necessary infrastructure standards or protocol or complementary products, services, or facilities are not developed, our business could be materially adversely affected.

The legal framework for telecommunications businesses in China is developing and may change in ways that would adversely affect our ability to operate and grow our business.

  The legal framework governing the telecommunications industry in China is not well established and may change. We cannot predict the effect of further developments in the Chinese legal system, particularly with regard to the Internet, including the promulgation of new laws, changes to existing laws or their interpretation or enforcement, or the preemption of local regulations by national laws.

  In particular, the interpretation and enforcement of existing laws and regulations may change. If the Chinese government should at any time construe existing laws against Internet-related businesses more strictly or enact new laws dealing with Internet-related businesses, our business could be materially adversely affected.

  The issuance of new regulations from various governmental departments may result in overlapping mutually contradictory regulations. This situation could result in uncertainty for business operations of Internet companies in China and add to the complexity and intrusiveness of the regulatory environment in which Internet companies operate.

Doing business in Taiwan subjects us to unpredictable risks from increased Chinese involvement and to risks that Taiwan may not emerge from recession and that the NT dollar may depreciate.

  For the six months ended March 31, 2000, 10% of our traffic was terminated in Taiwan, and 7% of our revenues was generated from traffic terminated in Taiwan. In addition, as of March 31, 2000, 3% of our assets was located in Taiwan, including a data center. In the future, we expect to generate a significant portion of our revenues from originating traffic in Taiwan. China asserts sovereignty over mainland China and Taiwan but does not exercise jurisdiction or control over Taiwan. China does not recognize the legitimacy of the Taiwan government. The Chinese government has indicated that in spite of the significant economic and cultural relations established during recent years between Taiwan and China, it may use military force to gain control over Taiwan if Taiwan declares independence or if any foreign power interferes in Taiwan's affairs. Adverse relations between Taiwan and China and other factors affecting the political or economic conditions of Taiwan could negatively affect our business and the market price and liquidity of our shares. If China increases its level of control in the affairs of Taiwan, the increased regulation, and even the uncertainty from increased control, may hinder our operations and adversely affect our business.

  Between late 1997 and early 1999, the NT dollar, the currency of Taiwan, experienced considerable volatility and depreciation as a result of the economic downturn in Asia. Continued volatility and depreciation of the NT dollar could harm our business. Taiwan has recently experienced a recession primarily due to a reduction in exports due to weakened demand for imported goods in many Asian countries. A continued recession in Taiwan may adversely affect our business.

Our subsidiary in Taiwan may be subject to investigation and penalties for selling Internet telephone services to customers in Taiwan without the appropriate license.

  Taiwan commenced its deregulation of the Internet and telecommunications fields in 1996. Current Taiwan law requires cellular phone, satellite communications, and fixed communication network operators to obtain licenses to operate. The Directorate General of Telecommunications regulates the telecommunications industry under the Telecommunications Law and other regulations. Our Taiwan subsidiary is considered an Internet service provider and, as such, must be granted a type II license in order to conduct our business.

  As a type II license holder, we are not permitted to offer Internet telephone services in competition with a type I license operator until after July 2001. On September 7, 1998, the Directorate issued a news release that warned all Internet service providers not to offer Internet telephone services because the type II license issued to those providers does not allow them to encroach on the services allowed to telecommunications network operators with a type I license. The Directorate confirmed its determination to investigate violations and invoke penalties under the Telecommunications Law.

  If the Taiwanese government's announced deregulation does not occur in 2001 or if our partner in Taiwan has not obtained or maintained the proper license required after deregulation, we may not be able to offer services in Taiwan. This limitation would materially adversely affect the financial condition, operating results, and future prospects of our business in Taiwan.

  In addition, our wholly-owned subsidiary in Taiwan sells the equipment to obtain access to Internet telephone services, which is permitted under Taiwan law, and sells Internet telephone services to customers in Taiwan, which is not permitted for a type II operator under Taiwan law until July 2001. Our subsidiary has applied for but has not yet received a type II license. Thus, based on the announced regulatory policy of the Directorate General, our subsidiary in Taiwan may be subject to investigation and penalties for offering Internet telephone services without a type II license. Furthermore, once our Taiwan subsidiary obtains a type II license, it may be subject to investigation and penalties for offering those services prior to the scheduled deregulation of type II license operators.

Doing business in Hong Kong subjects us to unpredictable risks from increased Chinese involvement and the risk that the Hong Kong economy may worsen.

  For the six months ended March 31, 2000, 3% of our traffic was terminated in Hong Kong, and 2% of our revenues was generated from traffic terminated in Hong Kong. In addition, as of March 31, 2000, 4% of our assets was located in Hong Kong. These assets include a data center. Hong Kong is a special administrative region of China with its own government and legislature. We cannot assure you that Hong Kong will continue to maintain autonomy from China. If China increases its level of control in the affairs of Hong Kong, the increased regulation, and even the uncertainty from increased control, may hinder our operations and adversely affect our business.

  Since mid-1997, interest rates in Hong Kong have risen significantly, real estate and retail sales have declined, and Hong Kong has slipped into a recession. In early 1999, Hong Kong suffered deflation, and the Hong Kong dollar was subject to currency speculation. We cannot assure you that the Hong Kong economy will not worsen or that the 17-year historical currency peg of the Hong Kong dollar to the U.S. dollar will be maintained. Recession in Hong Kong, deflation, or the discontinuation of the historical peg could adversely affect our business.

The legal framework with respect to the Internet and telecommunications is developing in Hong Kong and may evolve in ways adverse to our business.

  In Hong Kong, only a few pieces of legislation are directly applicable to Internet-related businesses. It is possible that the legislature may introduce new laws covering issues such as content, copyright, distribution, and quality of products and services. The enactment of any new laws or regulations may hinder the growth of our consumer long distance and wholesale carrier transmission services businesses or our other prospective business activities. In addition, changes in Hong Kong's telecommunications policies, including any policy change regarding competition, could have a material adverse effect on our business.

  The introduction of any new laws and regulations or changes to existing laws and regulations that restrict our ability to operate or that lead to increased compliance costs would have a material adverse impact on our business. In particular, operations set up on the basis of a current understanding of the legislative regime may, in the event of a misinterpretation of applicable law or practice, any changes in that law or practice, or a change in its interpretation or enforcement policy, result in the established operations being, or being deemed to be, in breach of law or subject to new or additional requirements. If our operations cannot be modified to conform to the then applicable law or practice or its interpretation, we may be unable to conduct this part of our business.

  Our business in Hong Kong is regulated by the Office of the Telecommunications Authority of Hong Kong. Any additional restrictions or conditions that the Authority imposes on our Hong Kong business may materially adversely affect our results of operations.

  Our subsidiary in Hong Kong currently operates with a public non-exclusive telecommunications service license that was renewed in April 2000 and must be renewed every 12 months. We cannot assure you that we will be able to maintain and renew this license. Our license could be cancelled or withdrawn at any time, or suspended for up to 12 months, for violating a telecommunications ordinance or provisions of our license. Our license could also be cancelled or suspended if the Authority considers it in the public interest. Our inability to do business in Hong Kong could materially adversely affect our business. Failure to maintain our telecommunications license in Hong Kong could subject us to fines and imprisonment and would prevent us from doing business in Hong Kong.

Fluctuations in the values of foreign currencies could have a negative effect on our future profitability.

  In the course of our international operations, we incur expenses in a number of currencies. In the future, as we expand by providing business long-distance and enhanced communications services, we may also receive revenues in foreign currencies. We do not currently engage in currency hedging activities to limit the risks of exchange rate fluctuations. Fluctuations in the value of foreign currencies could have a negative impact on our global operations, which would harm our business, financial condition, and results of operations. In addition, fluctuations in the value of the U.S. dollar against foreign currencies may make our products and services more expensive than local product offerings.

Risks Related to the IP Communications Industry

Intense competition could reduce our market share and harm our financial performance.

  Competition in the market for communications services is becoming increasingly intense and is expected to increase significantly in the future from a variety of companies both in the Internet and telecommunications industries including traditional telecommunications carriers, Internet service providers and Internet communications services providers. These and other competitors may be able to bundle services and products that we do not offer with enhanced communications services, which could place us at a significant disadvantage. Many of these companies have greater resources and larger subscriber bases than we have and have been in operation longer.

  We compete in the growing market for competitively priced consumer long distance services, including calling cards, call-back services, dial-around or 10-10 calling, and collect calling services. We also compete with telecommunications providers, long distance carriers, and other long distance resellers and providers of carrier services for our wholesale carrier transmission services.

  If we are unable to provide competitive service offerings, we may lose existing users and be unable to attract additional users. In addition, many of our competitors, especially traditional carriers, enjoy economies of scale that result in a lower cost structure for transmission and related costs, which causes significant pricing pressures within the industry. This pricing pressure has begun to negatively impact our gross margin. In addition, many of our Internet telephone services competitors use only the Internet, rather than a managed IP network, to transmit traffic. Operating and capital costs of these providers may be less than ours, potentially giving them a competitive advantage over us in terms of pricing.

  The Greater China and Asian IP communications market is intensely competitive and characterized by an increasing number of entrants because the start-up costs are low. In addition, the Asian telecommunications industry is relatively new and subject to continuing definition and as a result, our competitors may better position themselves to compete in this market as it matures. Recent and pending deregulation of some of these markets may further encourage new entrants.

  The Hong Kong telecommunications industry is also highly competitive. Companies compete in Hong Kong on the basis of price and quality. The heightened level of competition in Hong Kong may result in a further reduction in the prices for telecommunications services in the Hong Kong market. If pricing pressures continue, this situation may have a material adverse effect on the future growth and profitability of our Hong Kong business. Existing and future competition may adversely affect our results of operations.

  In addition to these competitive factors, recent and pending deregulation in some of our markets may encourage new entrants. We cannot assure you that additional competitors will not enter markets that we plan to serve or that we will be able to compete effectively.

Decreasing telecommunications rates may diminish or eliminate our competitive pricing advantage.

  Decreasing telecommunications rates may diminish or eliminate the competitive pricing advantage of our consumer long distance services services and wholesale carrier transmission services. International and domestic telecommunications rates have decreased significantly over the last few years in most of the markets in which we operate, and we anticipate that rates will continue to decline in all markets. Users who select our Internet telephone services to take advantage of the current pricing differential between traditional telecommunications rates and our rates may switch to traditional telecommunications carriers as pricing differentials diminish or disappear. We will be unable to use pricing differentials to attract new customers in the future. In addition, our ability to market our consumer long distance services services to customers depends upon the existence of spreads between the rates offered by us and the rates offered by traditional telecommunications carriers as well as a spread between the retail and wholesale rates charged by the carriers from which we obtain wholesale service. Continued rate decreases will require us to lower our rates to remain competitive and will reduce or possibly eliminate our gross profit from our consumer long distance services. If telecommunications rates continue to decline, we may lose users of our consumer long distance services and may not be able to generate revenues from our other Internet telephone services. Because the margins on our consumer long distance services are continuing to decline, we must develop and introduce our business long distance and enhanced communications services on a timely basis to achieve long term profitability.

U.S. government regulation and legal uncertainties relating to Internet telephone services could harm our business.

  Changes in the regulatory environment in the United States could have a material adverse impact on our business. Traditionally, voice communications services were provided by regulated telecommunications common carriers over traditional telephone networks. We offer voice communications to the public for international calls over data networks. We believe that our Internet telephone services presently satisfy the legal and regulatory definitions of information services. However, the Federal Communications Commission, which regulates interstate and international communications in the United States, has never ruled on the regulatory classification of our Internet telephone services or of Internet telephone services generally. There is therefore uncertainty as to the present legal status of our services. Moreover, there could be at any time a determination of the regulatory classification of our Internet telephone services as a result of future regulatory action, judicial decisions, or legislation in any of the jurisdictions in which we operate. In particular, the FCC could issue a decision addressing the regulatory status of Internet telephone services. The FCC has said that Internet telephone services appear to have many characteristics of a telecommunications service. If the FCC ultimately determines that Internet telephone services are, or shares many characteristics with, a telecommunications service, the FCC could regulate Internet telephone services as a telecommunications service or otherwise subject Internet telephone services to increased regulation.

  Much of the impetus for regulatory change could come from established regulated telecommunications carriers who have sought and may continue to seek regulatory, legislative, and judicial actions to restrict the ability of companies such as ours to provide Internet telephone services or to increase the cost, through additional regulatory burdens, of providing those services. Whatever the impetus, one area of increased regulation could focus on the distinction between phone-to-phone telephone service over managed IP networks on the one hand and integrated PC-to-PC and PC-originated voice services over the Internet on the other hand. Changes in laws or regulations could require the former to be regulated as telecommunications services while leaving the latter as unregulated information services. Since we offer phone-to-phone Internet telephone services over managed IP networks, that kind of decision could have a material adverse effect on our business.

  Application of new regulatory restrictions or requirements could materially increase our costs of doing business in other ways as well or, in some circumstances, even prevent our provision of certain services. For example, if our Internet telephone services become subject to the international settlement rate regime or access charges, the material increase in our costs could offset the competitive advantage we have over traditional international carriers. If other regulatory changes prevent us from delivering our services under our current arrangements, we would have to consider alternate arrangements for providing our services, including changing our service arrangements with partners or limiting our service offerings. Other changes in law or regulation could similarly limit our service offerings, raise our costs, restrict our pricing flexibility, and limit our ability to compete effectively. Regulations and laws that affect the growth of the Internet could likewise hinder our ability to provide our services over the Internet.

Recent international regulatory proposals, if implemented, could harm our business.

  A policy committee of the International Telecommunications Union, the international body that coordinates international communications regulations, has recently proposed that Internet telephone services be subject to international settlement rates. That recommendation, if implemented, could increase the cost of our service and make us less competitive with traditional telecommunications carriers.

Although some of our customers may be using our calling cards to make intrastate long distance calls, we are not authorized to provide intrastate telecommunication services in all fifty U.S. states.

  We are currently authorized to provide intrastate services only in New York and California. Because these authorizations were obtained when we were incorporated in California under the name Pacific Telekey Network, we must obtain the prior approval of those state public utility commissions before we can provide intrastate long distance services as a Delaware corporation under the name oCen Communications. If our customers use our calling cards to make intrastate telephone calls, we would be providing intrastate telecommunication services without state authorization. Providing those services could be deemed unlawful and could result in fines, penalties, and other sanctions, including an order from a state public utility commission to cease operations in the state for some period of time. If we were ordered to cease operating in a state, it could have a material adverse effect on our business.


If we are unable to keep pace with rapid technological changes in the communications industry, our revenues will decrease.

  Our industry is subject to rapid technological change and evolving industry standards. We cannot predict the effect of technological changes on our business. We expect that new services and technologies will emerge in the markets in which we compete. These new services and technologies may be superior to the services and technologies that we use, or these new services may render our services and technologies obsolete. In addition, widely accepted standards have not yet developed for the technologies we use.

  To be successful, we must adapt to our rapidly changing markets by continually improving and expanding the scope of services we offer and by developing new services and technologies to meet customer needs. Our success will depend, in part, on our ability to license or acquire leading technologies to develop our business long distance and enhanced communications services and to respond to technological advances and emerging industry standards on a cost-effective and timely basis. We will need to spend significant amounts of capital to enhance and expand our services to keep pace with changing technologies or our revenues will decline.

Risks Related To This Offering

Stock prices of Internet-related companies have fluctuated widely in recent months, and the trading price of our common stock is likely to be volatile, which could result in substantial losses to investors.

  The trading price of our common stock is likely to be volatile and could fluctuate widely in response to a number of factors, some of which are beyond our control. For a list of these factors, see "Risk Factors--Potential fluctuations in our quarterly financial results could make it difficult for investors to predict our future performance, which may cause our stock price to be volatile and decline." In particular, following initial public offerings, the market prices for stocks of Internet and technology-related companies often reach levels that bear no established relationship to the operating performance of these companies. The market prices of the securities of Internet-related and online companies have been especially volatile. These broad market and industry factors may significantly harm the market price of our common stock, regardless of our actual operating performance. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Securities class action litigation, if initiated against us, could result in substantial costs and the diversion of our management's attention and resources.


Sales of additional shares of our common stock into the public market may cause our stock price to fall.

  Sales of substantial amounts of our common stock in the public market after this offering or the perception that substantial sales could occur may adversely affect the prevailing market price of our common stock. These sales also might make it difficult for us to sell equity securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have 18,497,885 shares of common stock outstanding or 19,067,885 shares of common stock outstanding if the underwriters exercise their over-allotment option in full. This amount includes 3,800,000 shares we are selling in this offering, which may be immediately resold in the public market. The holders of the remaining shares have "demand" and "piggyback" registration rights, and these shares will become eligible for resale 180 days following the date of this prospectus, subject to Rule 144 under the Securities Act of 1933, as amended. We, our officers, directors, and some existing stockholders have agreed that without the prior written consent of Lehman Brothers, we and they will not, directly or indirectly, offer, sell, or otherwise dispose of any shares of capital stock or any securities that may be converted into or exchanged for any shares of capital stock for a period of 180 days from the date of this prospectus. In addition, as soon as practicable after the date of this prospectus, we intend to file a registration statement on Form S-8 with the Securities and Exchange Commission covering the shares of common stock reserved for issuance under our 1998 and 2000 stock option plans and our 2000 employee stock purchase plan. We expect the additional registration statement to become effective immediately upon filing. Sales of a large number of shares could have an adverse effect on the market price of our common stock.

Provisions of our certificate of incorporation, bylaws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

  Provisions of our certificate of incorporation and bylaws impose various procedural and other requirements, including the existence of a classified board of directors with staggered, three-year terms, that could make it more difficult for third parties to acquire us or for stockholders to effect certain corporate actions. Upon consummation of the offering, our certificate of
incorporation will allow our board of directors to issue up to      shares of
preferred stock and to fix the rights, privileges, and preferences of these shares without any further vote or action by the stockholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. While we have no present intention to issue shares of preferred stock, any issuance could be used to discourage, delay, or make more difficult a change in control of us. In addition, our certificate of incorporation imposes restrictions on calling special meetings of stockholders and prohibits stockholder action by written consent. Our bylaws impose restrictions on introducing stockholder proposals. Each of these features could also be used to discourage, delay, or make more difficult a change in control of us. See "Description of Capital Stock."

Minority stockholders may not be able to elect any of our directors, which could deter a takeover even if beneficial to our stockholders.

  Following the offering, our existing stockholders will, in the aggregate, beneficially own 79% of our common stock. These stockholders will be able to exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company, which could have a material adverse effect on our stock price.

You will face immediate and substantial dilution in net tangible book value.

  The initial public offering price of our common stock is expected to exceed substantially the tangible net book value per share of the common stock immediately after this offering. As an investor in this offering, you will pay $13.00 per share, and the net tangible book value per share is expected to be $2.84 immediately after the offering. The net tangible book value per share represents the amount of our total assets less total liabilities, divided by the number of shares of common stock outstanding immediately after the offering. In addition, to the extent that outstanding options and warrants to purchase common stock are exercised, there could be substantial additional dilution. Furthermore, investors in this offering will contribute approximately 86% of our net tangible assets but will own only approximately 21% of the company.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements that address:

  .  trends in Internet telephone services;
  .  trends in government and international regulations;
  .  our strategies;
  .  our use of proceeds;
  .  our liquidity; and
  .  our financial condition and results of operations.

  These forward-looking statements may be found in "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus. In some cases you can identify forward-looking statements by terminology including "believe," "anticipate," "expect," "estimate," "may," "will," "should," "could," "plan," "predict," "potential," "continue," or similar terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. The forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. These factors include those listed under "Risk Factors" and elsewhere in this prospectus. All forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary notice.

                                USE OF PROCEEDS

  Our net proceeds from the sale of the 3,800,000 shares of common stock in the offering, assuming an initial public offering price of $13.00 per share and after deducting an assumed underwriting discount and estimated offering expenses, are estimated to be $44.9 million or $51.8 million if the underwriters' over-allotment option is exercised in full. We intend to use $22.0 for network development, sales and marketing activities, capital expenditures, and technology acquisition and development. We expect to use $22.9 for other general corporate purposes, including working capital. The amounts actually expended for working capital purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under "Risk Factors." Accordingly, we will retain broad discretion in the allocation of the net proceeds of this offering. We may also use a portion of the net proceeds to acquire or invest in complementary businesses or products. We have no current plans, agreements, or commitments with respect to any acquisition. Pending these uses, we will invest the net proceeds of this offering in interest-bearing, investment grade securities.

                                DIVIDEND POLICY

  We expect to retain any earnings to finance the expansion and development of our business and have no plans to pay cash dividends after the offering for the foreseeable future. The payment of dividends is within the discretion of our board of directors and will depend on our earnings, capital requirements, and operating and financial condition, among other factors.

                                 CAPITALIZATION

  The following table sets forth our capitalization as of March 31, 2000:

  .  on an actual basis;

  . on a pro forma basis to reflect the automatic conversion of all outstanding shares of convertible preferred stock into shares of common stock upon the closing of this offering and the portion of the convertible notes issued in January 2000 for $10.0 million that will convert into 230,769 shares of common stock; and

  . on an as adjusted basis to give effect to the pro forma adjustments and the receipt of the estimated net proceeds from the sale of 3,800,000 shares of common stock at an assumed initial public offering price of $13.00 per share.

  You should read this table in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and their related notes included elsewhere in this prospectus.

                                                     As of March 31, 2000
                                                --------------------------------
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                 (in thousands, except share
                                                            data)
Cash and cash equivalents...................... $ 12,001  $ 12,001    $ 56,870
                                                ========  ========    ========
Long-term debt and capital lease obligations,
 excluding current portion.....................    8,628     5,628       5,628
                                                --------  --------    --------
Stockholders' equity:
  Convertible preferred stock, $0.001 par
   value; 11,700,000 shares authorized;
   8,406,116 shares issued and outstanding,
   actual; no shares issued and no shares
   outstanding, pro forma and as adjusted......        8       --          --
  Common stock, $0.001 par value; 27,850,000
   shares authorized; 6,061,000 shares issued
   and outstanding, actual; 14,697,885 shares
   issued and outstanding, pro forma;
   18,497,885 shares issued and outstanding,
   pro forma and as adjusted...................        6        15          18
  Additional paid-in capital...................   32,050    35,049      79,915
  Accumulated deficit..........................  (20,648)  (20,648)    (20,648)
  Notes receivable from stockholders...........      (67)      (67)        (67)
  Deferred stock compensation..................   (6,732)   (6,732)     (6,732)
                                                --------  --------    --------
    Total stockholders' equity.................    4,617     7,617      52,486
                                                --------  --------    --------
      Total capitalization..................... $ 13,245  $ 13,245    $ 58,114
                                                ========  ========    ========

  The tables and calculations above assume no exercise of outstanding options or warrants. As of March 31, 2000, there were 2,098,815 shares of our common stock reserved for issuance upon exercise of outstanding options at a weighted average exercise price of $4.11 per share and 85,333 warrants outstanding at weighted average price of $1.62 per share.

                                    DILUTION

  Our pro forma net tangible book value as of March 31, 2000 was approximately $7.6 million, or approximately $0.52 per share, after giving effect to the following:

  . the automatic conversion of all outstanding shares of convertible preferred stock into shares of common stock upon the closing of this offering; and

  . the assumed issuance of 230,769 shares of common stock related to the portion of our convertible notes issued in January 2000 that automatically convert into common stock upon the closing of this offering.

  Pro forma net tangible book value per share is equal to total tangible assets (total assets less intangible assets) less total liabilities, divided by the pro forma number of shares of common stock then outstanding. As of March 31, 2000, after giving effect to the sale by us of shares in the offering at an assumed initial public offering price of $13.00, our pro forma net tangible book value after deduction of an assumed underwriting discount and estimated offering expenses would have been approximately $52.5 million or $2.84 per share. This amount represents an immediate increase in pro forma net tangible book value of $2.32 per share to existing stockholders and an immediate dilution of $10.16 per share to new investors. The following table illustrates this per share dilution:

   Assumed initial public offering price per share...............       $13.00
     Pro forma net tangible book value per share as of March 31,
      2000....................................................... $0.52
     Increase per share attributable to new investors............  2.32
                                                                  -----
   Pro forma net tangible book value per share after the
    offering.....................................................         2.84
                                                                        ------
   Dilution per share to new investors...........................       $10.16
                                                                        ======

  The following table summarizes on a pro forma basis as of March 31, 2000, the relative investments of all existing stockholders and new investors, giving effect to our sale of shares in the offering at an assumed initial public offering price of $13.00 per share, without giving effect to the underwriting discount and the offering expenses payable by us:

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
Existing stockholders...... 14,697,885   79%   $21,921,368   31%      $ 1.49
New investors..............  3,800,000  21      49,400,000  69         13.00
                            ----------  ----   -----------  ----
  Total.................... 18,497,885  100%   $71,321,368  100%
                            ==========  ====   ===========  ====

  The tables and calculations above assume no exercise of outstanding options or warrants. As of March 31, 2000, we had reserved 2,098,815 shares of our common stock for issuance upon exercise of outstanding options at a weighted average exercise price of $4.11 per share and 85,333 warrants outstanding at a weighted average exercise price of $1.62 per share. To the extent that these options or warrants are exercised, there will be further dilution to new investors. See "Management--Employee Benefit Plans" and "Description of Capital Stock."

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data presented below for the period from October 14, 1997 (Inception) through September 30, 1998, the year ended September 30, 1999, and as of September 30, 1998 and 1999 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data for the six months ended March 31, 1999 and 2000 and as of March 31, 2000 have been derived from the unaudited interim consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and include all adjustments, which are only normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for the unaudited periods. Operating results for the six months ended March 31, 2000 are not necessarily indicative of the results for the year ending September 30, 2000, or for any future period. You should read our consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                 Period from
                               October 14, 1997               Six Months Ended
                                (Inception) to   Year Ended      March 31,
                                September 30,   September 30, -----------------
                                     1998           1999       1999      2000
                               ---------------- ------------- -------  --------
                                                                (unaudited)
                                    (in thousands, except per share data)
Statement of Operations Data:
Revenues.....................       $   99         $ 2,327    $   163  $  5,817
Operating expenses:
  Cost of revenues...........          234           3,133        504     9,673
  General and
   administrative............          305           1,730        449     2,527
  Sales and marketing........           11             404         60       874
  Product development........           42             435         88     1,880
  Depreciation and
   amortization..............           27             270         46     1,122
  Stock-based compensation...          199             490        148     1,046
                                    ------         -------    -------  --------
   Total operating expenses..          818           6,462      1,295    17,122
                                    ------         -------    -------  --------
Loss from operations.........         (719)         (4,135)    (1,132)  (11,305)
Interest, net................           (3)             26         15       (32)
                                    ------         -------    -------  --------
Net loss.....................         (722)         (4,109)    (1,117)  (11,337)
Beneficial conversion
 feature.....................          --              --         --     (4,480)
                                    ------         -------    -------  --------
Net loss applicable to common
 stockholders................       $ (722)        $(4,109)   $(1,117) $(15,817)
                                    ======         =======    =======  ========
Net loss per share applicable
 to common stockholders:
  Basic and diluted..........       $(0.16)        $ (0.75)   $ (0.21) $  (2.80)
  Weighted average shares
   outstanding used in per
   share calculation.........        4,629           5,493      5,433     5,655
Pro forma net loss per share
 applicable to common
 stockholders:
  Basic and diluted..........                      $ (0.54)            $  (0.85)
  Weighted average shares
   outstanding used in pro
   forma per share
   calculation...............                        7,582               13,283

                                         As of September 30,
                                         -------------------   As of March 31,
                                           1998       1999          2000
                                         --------- ----------  ---------------
                                                                 (unaudited)
                                                   (in thousands)
Balance Sheet Data:
Cash and cash equivalents............... $     27  $    4,311      $12,001
Working capital (deficit)...............     (196)      1,478        5,266
Total assets............................      178       9,386       23,857
Long-term debt and capital lease
 obligations, excluding current
 portion................................      230         465        8,628
Deferred stock compensation.............     (295)       (341)      (6,732)
Stockholders' equity (deficit)..........     (299)      4,692        4,617

--------

  . See note 13 of the notes to the consolidated financial statements for a determination of the number of shares used in computing basic and diluted net loss and pro forma net loss per share amounts.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  You should read the following discussion in conjunction with our consolidated financial statements and notes to those statements and the other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements due to many factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Background

  We are an Asia-focused Internet communications services provider, transmitting voice, fax, and data traffic for consumers, carriers, and corporations. We were incorporated and launched our services in October 1997 as Pacific Telekey Network. We began offering international long distance services in March 1998. In December 1999, we substantially upgraded our network to increase its capacity and to provide high quality services for carriers. In that same quarter, we changed our name to oCen Communications, Inc. Our aim is to capitalize on the growth of the Internet as a communications tool by offering Internet telephone services over our transpacific managed IP network, which we are expanding throughout Asia through leasing and interconnect agreements with telecommunications service providers.

  Since our inception, our activities have included:

  . developing our business model to market our services to consumers, carriers, and corporations;
  . hiring management and key personnel;
  . building our managed IP network;

  . conducting market research and developing a suite of enhanced business communications services for our future CommPortal product;
  . developing relationships with carriers in Asia and globally to expand our managed IP network;
  . developing software and operations processes to enable us to route high quality voice and fax services over our managed IP network efficiently and cost effectively; and

  . establishing strategic relationships with companies such as Anderson
    Group and New World group in Hong Kong, and the Pacific Group and Chung Shing group in Taiwan, for regional marketing and distribution. For the six months ended March 31, 2000, these strategic partners collectively accounted for 3.6% of our revenues. The company believes that each of these agreements were negotiated at arms-length and contain customary commercial terms and pricing.

  Since our inception, we have experienced significant operating losses and negative cash flows from operations in each quarterly and annual period and expect to continue to do so for the foreseeable future. As of March 31, 2000, we had an accumulated deficit of $20.6 million. The profit potential of our business is unproven, and our limited operating history makes it difficult to evaluate us and our prospects. We may not achieve profitability, or if we achieve profitability, we might not sustain profitability.

Overview

 Revenues

  Through December 31, 1999, we generated all of our consumer long distance services revenues from the sale of calling cards to distributors, marketed through both online and offline channels. Our distributors buy the calling cards from us at various discounts to the retail price. Our distributors resell the calling cards to third parties who in turn sell the cards directly to end users. We recognize calling card revenues on a per minute basis as end users use the balances in their prepaid cards by placing calls, provided that we have no significant obligations remaining and that collection of the related receivable from the distributor is probable. We have deferred revenues for all unused balances in end users' accounts and for receivables from distributors when we cannot assess collection as probable. In January 2000, we began generating revenues from wholesale transmission services from the sale of wholesale minutes to carriers. For the six months ended March 31, 2000, we generated approximately $247,000, or 4.3% of total revenues, from the sale of wholesale minutes to carriers. We expect our percentage of revenues from consumer long distance services to decline and our revenues from wholesale carrier services and business long distance and enhanced services to increase. We recognize revenue from the sale of wholesale minutes to carriers as minutes of usage are delivered assuming no significant company obligations remain and collection of the related receivables from the carrier is probable.

  We are experiencing difficulties in collecting our accounts receivable from Abest. Abest was formerly our most significant customer, accounting for approximately 38%, 44%, and 7% of our total revenues for the period from our inception through September 30, 1998, the year ended September 30, 1999, and the six months ended March 31, 2000, respectively. As of March 31, 2000, Abest owed us approximately $786,000, which was past due. We believe that non-payment is the result of a lack of liquidity at Abest. In January 2000, after we stopped selling to Abest, Tianrong Internet Products and Services acquired the assets of Abest but did not assume the liabilities of Abest. Tianrong gave Abest shares of Tianrong stock in exchange for the assets it received from Abest, but these shares, which constitute restricted stock and are traded on the over-the-counter Nasdaq Bulletin Board, are not highly liquid. We have instituted various measures that we expect will facilitate collection of those receivables, including negotiating payment plans, refusing to sell Abest additional calling cards, and retaining counsel. However, we cannot assure you that we will be able to collect this receivable. Accordingly, we have deferred recognition of the revenue on the outstanding uncollected receivable due from Abest at March 31, 2000, and we will recognize revenue on the outstanding receivable balance only when we collect cash from Abest or otherwise assess the collectibility of the receivable as probable. Deferred revenue related to the uncollected Abest receivable at March 31, 2000 represented approximately 26% of our total deferred revenue. Failure to collect this receivable balance will negatively impact our financial condition and future cash flows. We believe that the loss of Abest as a customer will not have a significant impact on our future results of operations because we have been able to replace lost revenues from Abest with other customer revenues.

  Because of continuing deregulation and increasing competition for communications services, the price of long distance service has fallen in recent years, and we expect this trend to continue. In the past, we have been able to offset reductions in our gross margin caused by pricing pressures by obtaining lower average costs per minute through scaling our network, reducing our variable operating costs, and increasing high-margin traffic on some routes. In particular, the margins on our Asia-originated traffic are higher than on our U.S.-originated traffic because there is less price competition in Asia. We cannot assure you that we will be able to continue to offset reductions in our gross margin in the future.

  Through December 31, 1999 all of our revenues were generated from sales of consumer long distance services through distributors. In January 2000 we began generating revenues from the sale of wholesale minutes to carriers. We expect to generate additional revenues from the sale of long distance and enhanced communications services to businesses. We anticipate our revenue mix will continue to shift to sales of wholesale minutes to carriers. We expect to launch our business long distance and enhanced communication services by the end of 2000. We do not expect to generate any significant revenues from the sale of long distance and enhanced communication services to businesses until fiscal year 2001. To date, we have derived a significant portion of our revenues from a small number of distributors. Any termination or reduction in sales by these distributors could seriously harm our business.

 Operating Expenses

  Operating expenses consist of cost of revenues, general and administrative expenses, sales and marketing expenses, product development expenses, depreciation and amortization, and stock-based compensation.

  Cost of revenues. Cost of revenues consists primarily of the costs of providing our customers with access to our managed IP network and the costs associated with the transmission and termination of customer voice and fax traffic via our network. We divide cost of revenues into the following categories: termination, access, and transmission.

  . Termination costs are costs associated with terminating voice and fax traffic onto global traditional telephone networks. Termination costs are subject to significant economies of scale due to volume based discounts and are the most significant element of cost of revenues.

  . Access costs relate primarily to inbound toll-free number charges for our U.S. consumer long distance services. The toll-free number costs are charged on a per minute basis and are directly proportional to the volume of minutes for this service and are the second most significant element of cost of revenues.

  . Transmission costs are costs associated with providing connectivity between points of presence, or POPs, on our managed IP network. These costs consist of public Internet access costs and costs of leased private data circuits including terrestrial, undersea, and satellite circuits. Transmission costs are proportional to the effective minute capacity of the links. Significant economies of scale may apply to transmission costs because larger capacity circuits will result in much lower costs per minute as the volume of minutes over the circuit increases.

  Historically, our cost of revenues has at times been extremely high due to two factors. First, there have been times when rapidly increasing demand from our customers has exceeded the capacity of our managed IP network. This demand has resulted in periodic traffic overflow onto higher cost traditional telephone networks, which has increased our effective cost per minute. Second, as we expand our network through the addition of new IP routes and higher capacity circuits, we incur additional related costs including lease line costs, testing costs, and quality assurance. Because lease line costs are fixed, our effective cost per minute over these new routes remains high until we achieve significant volumes of traffic. As we continue to grow, we anticipate that from time to time our operating expenses may increase on a per minute basis. We expect that these increases will relate to our decision to route additional traffic over the traditional telephone network or to add to or increase capacity levels of our network.

  General and administrative. General and administrative expenses consist primarily of salary, payroll tax, and benefit expenses and related costs for general corporate functions, including executive management, administration, facilities, and human resources. We expect that general and administrative expenses will increase in the future as we hire additional personnel and incur additional costs related to the growth of our business and operations. In addition, we expect to expand our facilities and incur associated expenses to support our anticipated growth and to incur expenses associated with being a public company, including costs of increased insurance and professional fees.

  Sales and marketing. Sales and marketing expenses consist primarily of expenses relating to the salaries, payroll taxes, benefits, and commissions that we pay for sales personnel and expenses associated with the development and implementation of our promotion and marketing campaigns. We anticipate that sales and marketing expenses will increase in the future as we expand our internal sales force, hire additional marketing personnel, and increase expenditures for promotion and marketing.

  Product development. Product development expenses consist primarily of salary and related expenses for engineers and information technology personnel, consulting fees, lab costs, and market research. Our strategy is to select and deploy best-of-breed IP system components and to integrate them into a single service offering. The main focus of our development work to date has been developing technology and processes to integrate and efficiently manage our IP network infrastructure and to develop business long distance and enhanced communications services. Specific applications of the technology that we develop include managing an IP network, measuring IP traffic, operating with other systems, researching business long distance and enhanced communications services and billing. We believe that continued investment in product development is critical to the success of our company and therefore expect this expenditure to increase in the future.

  Depreciation and amortization. Depreciation and amortization primarily relate to our networking hardware, gateways, and Internet telephone service software. We depreciate our network equipment over its estimated useful life of three to seven years using the straight-line method. We plan to acquire more hardware and software to provide additional capacity to handle the expected increase in traffic as our volume grows.

  Stock-based compensation. In connection with the grant of stock options to employees, we recorded total deferred stock-based compensation of approximately $8.5 million through March 31, 2000. This deferred compensation represented the difference between the deemed fair value of our common stock for accounting purposes and the exercise price of these options at the date of grant. We are amortizing these amounts over the vesting periods of the applicable options, resulting in non-cash expense of approximately $490,000 for the year ended September 30, 1999. Annual amortization of deferred compensation for options granted as of September 30, 1999 will be approximately $192,000, $93,000, $45,000, and $11,000, for the years ending September 30, 2000, 2001, 2002, and
2003, respectively. These charges will be expensed, generally over the next four years, in connection with the vesting periods of the options granted.

  In January 2000, we issued 1,066,665 shares of Series D convertible preferred stock for approximately $8.0 million, or $7.50 per share. We incurred an estimated non-cash charge to equity of approximately $4.5 million relating to the beneficial conversion feature on the Series D convertible preferred stock. The beneficial conversion feature charge was calculated using the deemed fair value of common stock on the date of issuance, subtracting the conversion price and then multiplying the resulting amount by the 1,066,665 shares of common stock into which the shares of Series D convertible preferred stock are convertible. This non-cash equity charge adversely impacted our net loss per share applicable to holders of common stock for the six months ended March 31, 2000.

 Interest income and interest expense

  Interest income is comprised of income earned on our cash equivalents. Interest expense is comprised of interest paid on notes payable and capital leases under which we have financed hardware components of our network.

  In January 2000, we issued convertible notes in exchange for $10.0 million. As defined in the agreement, these notes are convertible into equity securities upon the occurrence of certain events and mature in January 2005 if not converted. Thirty percent of the outstanding principal will automatically convert into equity securities upon the closing of a sale of equity securities in which we receive gross proceeds of at least $10.0 million, referred to as a qualified financing. The remaining 70% of the outstanding principal may, in our discretion, be converted into equity securities or repaid. We expect this offering of common stock to constitute a qualified financing. The conversion rate will be $17.00 per equity security, or if the qualified financing is an initial public offering, the lesser of $17.00 or the initial public offering price per share.

 Regulatory Environment

  We believe that the services we provide over our managed IP network are not currently actively regulated in the United States. Several efforts have been made, however, to enact federal legislation that would regulate certain aspects of our operations. If adopted, this legislation could increase our costs significantly and could materially adversely affect our business, operating results, financial condition, and future prospects. See "Risk Factors--U.S. government regulation and legal uncertainties relating to Internet telephone services could harm our business" and "Business--Regulatory Environment."

Results of Operations

  The following table sets forth our statement of operations data as a percentage of revenues:

                                   Period from
                                   October 14,
                                      1997                     Six Months
                                   (Inception)                   Ended
                                       to        Year Ended    March 31,
                                  September 30, September 30, --------------
                                      1998          1999       1999    2000
                                  ------------- ------------- ------   -----
                                                              (unaudited)
Revenues.........................      100 %         100 %       100 %   100 %
Operating expenses:
  Cost of revenues...............      236           135         309     166
  General and administrative.....      309            74         275      44
  Sales and marketing............       11            17          37      15
  Product development............       43            19          54      32
  Depreciation and amortization..       27            12          28      19
  Stock-based compensation.......      202            21          91      18
                                      ----          ----      ------   -----
    Total operating expenses.....      828           278         794     294
                                      ----          ----      ------   -----
Loss from operations.............     (728)         (178)       (694)   (194)
Interest, net....................       (3)            1           9      (1)
                                      ----          ----      ------   -----
Net loss.........................     (731)         (177)      (685)    (195)
Beneficial conversion feature....      --            --          --      (77)
                                      ----          ----      ------   -----
Net loss applicable to common
 stockholders....................     (731)%        (177)%      (685)%  (272)%
                                      ====          ====      ======   =====

Six Months Ended March 31, 2000 Compared to Six Months Ended March 31, 1999

 Revenues

  Revenues for the six months ended March 31, 2000 were approximately $5.8 million compared to approximately $163,000 for the six months ended March 31, 1999, an increase of approximately $5.6 million. This increase was attributable to growth in the number of our distributors and minutes used by end users and was partially offset by rate declines from the comparable period. The number of distributors increased from 45 at March 31, 1999, to 263 at March 31, 2000. Average sales for distributors for the six months ended March 31, 1999 were approximately $4,000 and increased to approximately $22,000 for the six months ended March 31, 2000. For the six months ended March 31, 2000, three of our customers, Goldman Network, STE Communications, and Star Communications accounted for 15%, 28%, and 23% of our revenues, respectively.

 Operating expenses

  Cost of revenues. Cost of revenues for the six months ended March 31, 2000, was approximately $9.7 million compared to approximately $504,000 for the six months ended March 31, 1999, an increase of approximately $9.2 million. This increase was primarily due to costs incurred to expand our network and increased demand from our customers that exceeded the capacity of our managed IP network that required additional costs for the expansion of our network, which resulted in traffic overflow onto the higher cost traditional telephone network. Expansion of our network resulted in increased expenses of approximately $6.6 million and traffic overflow to traditional telephone networks totaled $2.6 million. Total minutes of usage increased from approximately 850,000 to approximately 50 million for the six months ended March 31, 1999 and March 31, 2000, respectively.

  General and administrative. General and administrative expenses for the six months ended March 31, 2000 were approximately $2.5 million compared to approximately $449,000 for the six months ended March 31, 1999, an increase of approximately $2.1 million. This increase was due to an increase in personnel costs of $642,000, professional fees of $402,000, facilities of $646,000 and excise taxes of $329,000 resulting from the growth in our business. Our general and administrative personnel increased from 7 employees to 25 employees at March 31, 1999 and March 31, 2000, respectively.

  Sales and marketing. Sales and marketing expenses for the six months ended March 31, 2000 were approximately $874,000 compared to approximately $60,000 for the six months ended March 31, 1999, an increase of approximately $814,000. This increase was due to the expansion of our sales and marketing staff, advertising and promotions. Personnel costs increased by approximately $342,000, advertising increased by approximately $322,000, and promotion expense increased by approximately $149,000. Sales and marketing personnel increased from 5 at March 31, 1999 to 19 at March 31, 2000.

  Product development. Product development expenses for the six months ended March 31, 2000 were approximately $1.9 million compared to approximately $88,000 for the six months ended March 31, 1999, an increase of approximately $1.8 million. This increase resulted from hiring technical staff, building our network, and developing routing processes in the United States and Asia. Personnel costs increased by approximately $959,000, which includes the costs of engineers, software developers, research, network and route testing. Product development personnel increased from 8 to 64 employees as of March 31, 1999 and March 31, 2000, respectively.

  Depreciation and amortization. Depreciation and amortization expenses for the six months ended March 31, 2000 were approximately $1.1 million compared to approximately $46,000 for the six months ended March 31, 1999, an increase of approximately $1.0 million. This increase was due to additions of networking and telephone hardware and software placed in service during the six months ended March 31, 2000.

  Stock-based compensation. For the six months ended March 31, 2000, we recorded approximately $1.0 million related to the amortization of deferred compensation incurred in connection with the grant of stock options compared to approximately $148,000 for six months ended March 31, 1999, an increase of approximately $898,000. The increase was due to additional option grants and additional amortization on existing option grants during the six months ended March 31, 2000.

Loss from operations

  Loss from operations for the six months ended March 31, 2000 was approximately $11.3 million compared to approximately $1.1 for the six months ended March 31, 1999, an increase of approximately $10.2 million. This increase was due to the increased costs of expanding our commercial operations and support staff. It is difficult to draw a meaningful comparison between the two periods because the six months ended March 31, 1999 reflect operations prior to the network expansion while the six months ended March 31, 2000 represent the establishment and operation of our network. We anticipate that we will incur additional operating and net losses for the foreseeable future.

Interest expense, net

  Our interest expense, net for the six months ended March 31, 2000 was approximately $32,000 compared to interest income, net of approximately $15,000 for the six months ended March 31, 1999. The increase in interest expense was a result of interest on notes payable, capital leases and convertible notes, which was partially offset by increased interest income from our cash equivalents.

Net loss

  Net loss for the six months ended March 31, 2000 was approximately $11.3 million compared to approximately $1.1 million for the six months ended March 31, 1999, an increase of approximately $10.2 million as a result of the factors described above. In addition, the net loss applicable to common stockholders includes an estimated non-cash charge to equity of approximately $4.5 million relating to the beneficial conversion feature on the Series D convertible preferred stock.

Year Ended September 30, 1999 Compared to Period From Inception to September 30, 1998

 Revenues

  Revenues for the year ended September 30, 1999 were approximately $2.3 million compared to approximately $99,000 for the period from inception to September 30, 1998, an increase of approximately $2.2 million. This increase was due to growth in the number of our distributors and sales per distributor, partially offset by rate declines from the comparable period. Our 14 distributors at March 31, 1999, increased to 130 at March 31, 2000. Average distributor revenues increased from approximately $7,000 to approximately $18,000 for the six months ended March 31, 1999 and March 31, 2000 respectively.

 Operating expenses

  Cost of revenues. Cost of revenues for the year ended September 30, 1999 was approximately $3.1 million compared to approximately $233,000 for the period from inception to September 30, 1998, an increase of approximately $2.9 million. This increase was due to increased demand from our customers that exceeded the capacity of our managed IP network and resulted in traffic overflow onto the higher cost traditional telephone networks. It was also due to higher costs per minute associated with the expansion of our network through the addition of new IP routes and higher capacity circuits.

  General and administrative. General and administrative expenses for the year ended September 30, 1999 were approximately $1.7 million compared to approximately $305,000 for the period from inception to September 30, 1998, an increase of approximately $1.4 million. This increase was due to an increase in personnel costs of approximately $695,000, professional fees of approximately $312,000, facilities expenses of approximately $252,000, and taxes of approximately $178,000.

  Sales and marketing. Sales and marketing expenses for the year ended September 30, 1999 were approximately $403,000 compared to approximately $11,000 for the period from inception to September 30, 1998, an increase of approximately $392,000. This increase was due to higher personnel costs of approximately $198,000 and commissions of approximately $43,000.

  Product development. Product development expenses for the year ended September 30, 1999 were approximately $435,000 compared to approximately $42,000 for the period from inception to September 30, 1998, an increase of approximately $393,000. This increase resulted from hiring engineers, software developers and consultants, conducting market research, building our network, and testing new routing processes. Personnel costs increased approximately $379,000.

  Depreciation and amortization. Depreciation and amortization expenses for the year ended September 30, 1999 were approximately $270,000 compared to approximately $27,000 for the period from inception to September 30, 1998, an increase of approximately $243,000. This increase resulted from the usage of networking and Internet telephone service hardware and software placed in service.

  Stock-based compensation. Stock-based compensation expense for the year ended September 30, 1999 was approximately $490,000 compared to approximately $199,000 for the period from inception to September 30, 1998, an increase of approximately $291,000 representing amortization of deferred compensation incurred in connection with the grant of options at exercise prices less than the deemed fair value. This increase was due to increased option grants and additional amortization on existing option grants.

 Loss from operations

  Loss from operations for the year ended September 30, 1999 was approximately $4.1 million compared to approximately $719,000 for the period from inception to September 30, 1998, an increase of approximately $3.4 million. The increase in loss from operations was due to the increased costs of expanding our commercial operations and support staff. It is difficult to draw a meaningful comparison between the two periods because the period from inception to September 30, 1998 reflects operations prior to the network expansion while the year ended September 30, 1999 represents the establishment and operation of our network. We anticipate that we will incur additional operating and net losses for the foreseeable future.

 Interest income, net

  Interest income, net for the year ended September 30, 1999 was approximately $26,000 compared to interest expense, net of approximately $3,000 for the period from inception to September 30, 1998. Our interest income, net principally represents income from our cash and cash equivalents as a result of increased cash balances raised from our sale of preferred stock.

 Net loss

  Net loss for the year ended September 30, 1999 was approximately $4.1 million compared to approximately $722,000 for the period from inception to September 30, 1998, an increase of approximately $3.4 million as a result of the factors described above.

Quarterly Results of Operations

  The following table sets forth quarterly consolidated financial data for the six quarters ended March 31, 2000. This quarterly financial data is unaudited, has been prepared on the same basis as the audited consolidated financial statements, and, in our opinion, reflects all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the information for the periods presented. Operating results for any quarter are not necessarily indicative of results for any future period.

                                                    Quarter Ended
                         ---------------------------------------------------------------------
                         December 31, March 31, June 30,  September 30, December 31, March 31,
                             1998       1999      1999        1999          1999       2000
                         ------------ --------- --------  ------------- ------------ ---------
                                               (in thousands)
Revenues................    $  62       $ 101    $ 576       $ 1,587      $ 1,960    $  3,857
Operating expenses:
  Cost of revenues......      226         278      744         1,885        3,381       6,292
  General and
   administrative.......      164         285      303           978        1,149       1,378
  Sales and marketing...       17          43      125           219          336         538
  Product development...       25          63      103           243          724       1,156
  Depreciation and
   amortization.........       11          35       75           148          436         686
  Stock-based
   compensation.........       61          87      103           239          380         666
                            -----       -----    -----       -------      -------    --------
    Total operating
     expenses...........      504         791    1,453         3,712        6,406      10,716
                            -----       -----    -----       -------      -------    --------
Loss from operations....     (442)       (690)    (877)       (2,125)      (4,446)     (6,859)
Interest, net...........        8           7        8             3          --          (32)
                            -----       -----    -----       -------      -------    --------
Net loss................     (434)       (683)    (869)       (2,122)      (4,446)     (6,891)
Beneficial conversion
 feature................      --          --       --            --           --       (4,480)
                            -----       -----    -----       -------      -------    --------
Net loss applicable to
 common stockholders....    $(434)      $(683)   $(869)      $(2,122)     $(4,446)   $(11,371)
                            =====       =====    =====       =======      =======    ========

                                             As a Percentage of Revenues
                         ---------------------------------------------------------------------
Revenues................      100 %       100 %    100 %         100 %        100 %       100%
Operating expenses:
  Cost of revenues......      364         275      129           119          173         163
  General and
   administrative.......      265         282       53            62           59          36
  Sales and marketing...       27          43       22            14           17          14
  Product development...       40          62       18            15           37          30
  Depreciation and
   amortization.........       18          35       13             9           22          18
  Stock-based
   compensation.........       99          86       18            15           19          17
                            -----       -----    -----       -------      -------    --------
    Total operating
     expenses...........      813         783      253           234          327         278
                            -----       -----    -----       -------      -------    --------
Loss from operations....     (713)       (683)    (153)         (134)        (227)       (178)
Interest, net...........       13           7        1           --           --           (1)
                            -----       -----    -----       -------      -------    --------
Net loss................     (703)       (683)    (152)         (134)        (227)       (179)
Beneficial conversion
 feature................      --          --       --            --           --         (116)
                            -----       -----    -----       -------      -------    --------
  Net loss applicable to
   common stockholders..     (700)%      (676)%   (152)%        (134)%       (227)%      (295)%
                            =====       =====    =====       =======      =======    ========

  We have experienced growth in revenues in each quarter since inception. The increase in revenues was attributable to growth in the number of our distributors and sales per distributor, partially offset by rate declines from the comparable period. We expect this growth to continue as we diversify our customer base and expand our capacity to handle traffic over our managed IP network.

  Historically, we have generated all of our revenues through the sale of consumer long distance services. In January 2000, we began to generate revenues from the sale of wholesale carrier transmission services. We expect to begin generating revenues from the sale of business long distance and enhanced communications services in fiscal year 2001. We cannot assure you that we will continue to generate any additional revenues from the sale of minutes to communication carriers or that we will generate any revenues from sales to corporations.

  The initial establishment of our network and the rapid growth in customer demand have caused volatility in our quarterly cost of revenues. At times of peak demand, overflow is directed towards high cost traditional telephone networks. After we incur initial bandwidth costs, our average per minute costs gradually decline as we increase traffic flow. This trend was evidenced by the declining cost of revenues as a percentage of revenues for the three months ended June 30, 1999 and September 30, 1999. Cost of revenues as a percentage of revenues increased for the three months ended December 31, 1999, primarily because of the expansion of our network and the deferral of revenue related to the uncollected receivable from Abest.

Liquidity and Capital Resources

  From our inception through March 31, 2000, we have funded losses and capital expenditures from cash provided from financing activities of approximately $28.9 million from the sale of equity securities and convertible notes payable.

  Net cash used in operating activities was approximately $276,000 for the period from inception to September 30, 1998, approximately $1.1 million for the year ended September 30, 1999, and approximately $7.8 million for the six months ended March 31, 2000. This increase in net cash used in operations was due to increasing net losses and an increase in accounts receivable, which were partially offset by increases in accounts payable, accrued expenses, and deferred revenue.

  Net cash used in investing activities was approximately $127,000 for the period from inception through September 30, 1998, approximately $3.1 million for the year ended September 30, 1999, and approximately $4.5 million for the six months ended March 31, 2000. This increase was due to capital expenditures for our IP network and switching infrastructure. For the six months ended March 31, 2000, capital expenditures totaled $4.5 million, related primarily to our new Los Angeles SuperPOP, one of our three large, monitored, secure points of presence, including expenditures for construction and networking infrastructure.

  Net cash provided by financing activities was approximately $430,000 for the period from inception through September 30, 1998, approximately $8.5 million for the year ended September 30, 1999, and approximately $20.0 million for the six months ended March 31, 2000. Cash flows were primarily derived from proceeds from equity financings and convertible notes completed during those periods. The convertible notes issued in January 2000 raised $10.0 million in proceeds and bear interest at 6.0% per year, and 30% of the principal amount of the notes will be automatically converted into common stock upon the closing of this offering. Upon the closing of this offering, the remaining 70% of the outstanding principal may, at our discretion, be converted into common stock or repaid.

  In November 1999, we executed a $1.0 million equipment lease line with a lender. The term of this line is 36 months with payments due on the first day of each month. The rate is 3.20% of the applicable equipment cost per month. As of March 31, 2000, we had no borrowings against this line.

  In February 2000, we executed a $1.0 million equipment lease line with a lender. This line may be used through June 2000 and bears interest at the yield on 36-month U.S. Treasury Notes, as quoted by the bank, plus 300 basis points. As of March 31, 2000, we had no borrowings against this line.

  As of March 31, 2000, we had approximately $12.0 million in cash and cash equivalents. Principal uses of cash have been to fund working capital requirements and capital expenditures. We estimate that we will make at least $21.7 million of capital expenditures during the six month period ending September 30, 2000. We expect our capital expenditures for the year ending September 30, 2000, to include expansion and improvement of our existing data centers in the United States and Asia, development of CommPortal, growth of our customer base in Asia, and acquisition of network and switching infrastructure.

  We intend to use approximately $36.6 million of the gross proceeds of this offering on capital expenditures in calendar year 2000. Approximately $24 million of this sum will be used to expand our network capacity, including to scale our managed IP network, gateway, and telecommunications infrastructure and to expand data centers and extension of our Asian network. Approximately $8.6 million of this sum will be used for product development and licensing costs associated with providing enhanced Internet communications services including associated operations, service management, billing and Internet business systems infrastructure. The remaining $4.0 million will relate to office automation, enterprise resource planning, data warehousing, and decision support infrastructure for business operations.

  We have entered into access, interconnect, transmission, or termination agreements with various telecommunications companies extending through 2002. The future minimum commitments under these service agreements at March 31, 2000 were approximately $2.5 million, $1.8 million, and $0.8 million for the years ended September 30, 2000, 2001, and 2002, respectively. If we are unable to meet these commitments, our telecommunication service providers would refuse to offer us additional services.

  Additionally, we will evaluate possible acquisitions of, or investments in, complementary businesses, technologies, or services and plan to expand our sales and marketing programs. Any acquisition may be material and may require us to incur a significant amount of debt or issue a significant number of equity securities. Furthermore, any businesses that we acquire will likely have their own capital needs, which may be significant and which we could be called upon to satisfy independent of the acquisition price.

  Our ability to fund planned capital expenditures will depend on our future performance, which is subject to general economic, financial, competitive, regulatory, and other factors that are beyond our control. Our financials have been prepared on the basis that we will continue as a going concern. In addition, since inception, we have incurred significant operating losses and have generated negative cash flows from operations. We have funded operations primarily through the sale of equity securities and debt borrowings. We believe that the net proceeds received from this offering, together with our operating revenues, will be sufficient to meet our anticipated cash needs for at least the next 12 months. If we need to raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be diluted. Furthermore, any new securities could have rights, preferences, and privileges senior to those of our common stock. We currently do not have any commitments for additional financing. We cannot be certain that additional financing will be available when and to the extent required or that, if available, it will be available on acceptable terms. If adequate funds are not available on acceptable terms, we may not be able to fund our expansion, to develop or enhance our services, or to respond to competitive pressures.

Segment and Geographic Information

  We operate in one industry segment providing IP communications services. Our business operations are principally based in the United States, and we had no foreign operations during the period October 14, 1997 (Inception) though September 30, 1998. For the year ended September 30, 1999, all of our revenues were generated within the United States. For the six months ended March 31, 2000, we generated approximately 96% and 4% of our revenues within the United States and Hong Kong, respectively.

  Long-lived assets by geographical location at September 30, 1999 and March 31, 2000 are as follows:

                                                        September 30, March 31,
                                                            1999         2000
                                                        ------------- ----------
   United States.......................................  $2,969,773   $5,904,273
   Mainland China......................................         --     1,053,814
   Taiwan..............................................     392,203      748,559
   Hong Kong...........................................     383,496    1,027,243
                                                         ----------   ----------
     Total.............................................  $3,745,472   $8,733,889
                                                         ==========   ==========

Year 2000 Compliance

  We have not experienced, and do not expect to experience, any significant problems associated with year 2000 issues. Similarly, to our knowledge, our distributors, suppliers, and other third parties with whom we conduct business have not experienced material year 2000 problems to date. We did not incur material expenditures to test, repair, or replace equipment in connection with year 2000 issues.

Qualitative and Quantitative Disclosures About Market Risk

 Foreign currency risk

  We have operations within the United States and Asia. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we operate. Our operating results are currently exposed and will increasingly be exposed to changes in exchange rates between the U.S. dollar and various Asian currencies. We do not currently engage in currency hedging activities to limit the risks of exchange rate fluctuations.

 Interest rate risk

  We do not hold financial instruments for trading or speculative purposes. Our financial assets are not subject to significant interest rate risk due to their short duration. Our only financial liability that bears interest rate risk is our most recent equipment lease line of credit, which has a stated interest rate based on that associated with U.S. treasury notes. We do not use any derivatives or similar instruments to manage our interest rate risk.

Recent Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants, or AICPA, issued Statement of Position, or SOP, No. 98-1, Software for Internal Use, which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. We do not expect that the adoption of SOP No. 98-1 will have a material impact on our financial statements.

  In April 1998, the AICPA issued SOP No. 98-5, Reporting on the Costs of Start-Up Activities. SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. The adoption of SOP 98-5 during the third quarter of 1998 did not have a significant impact on our financial position, results of operations, or cash flows.

                                    BUSINESS

Our Company

  We are an Asia-focused Internet communications service provider transmitting voice, fax, and data communications for consumers, carriers, and corporations. In October 1997, we founded oCen to capitalize on the opportunity presented by the convergence of voice and data networks. We began offering international calling services in March 1998. Since then we have continuously upgraded our communications network and expanded our geographic coverage, primarily by entering into lease agreements to obtain additional transmission capacity. In December 1999, we substantially upgraded our network to increase its capacity and to provide high quality service for carriers. We believe we have built one of the largest transpacific, commercial quality, managed IP networks dedicated to Internet telephone services. Our managed IP network is a premium data network built with high quality IP equipment linked by a combination of the public Internet, international leased lines, and satellite access. We monitor and control our network on a 24x7x365 basis to deliver high quality voice and data services. We believe that our managed IP network provides our customers with the cost savings associated with a data network and quality comparable to the traditional telephone network.

  The majority of our points of presence are located in Asia. 96.4% of our revenues were generated from the sale of U.S. originated minutes for the six months ended March 31, 2000. For that same period approximately 88% of the minutes carried over our network was terminated in Asia. The majority of our facilities in Asia are currently located in Hong Kong and Taiwan. In the future, we plan to expand our managed IP network throughout Asia to meet the growing communications needs of our target customers in the region.

  Our services include:

  . Consumer Long Distance Services: We market reliable, low-cost international long distance Internet telephone services to consumers in the United States and Canada through our traditional and online distributors. Our Internet telephone services enable our customers to place a call or send a fax inexpensively from any telephone or fax machine to anywhere in the world. Phone-to-phone calls originate and terminate on the public telephone network but travel primarily over our managed IP network. Our current products include traditional calling cards, virtual calling cards, which can be purchased over the Internet, and refill accounts, which comprise the long distance service we provide to our registered residential users. Through December 31, 1999, all our revenues were from the sale of consumer long distance services.

  . Wholesale Carrier Transmission Services: We offer competitive, high quality, Internet telephone services to traditional telecommunications carriers that have substantial Asia-bound traffic, such as New World Telephone, to Internet telephone service exchanges and clearinghouses, such as Asian Capacity Exchange, AT&T Global Clearinghouse, and Telia, and to Internet-based voice and data service providers, such as Dialpad.com. Since launching our wholesale carrier transmission services in December 1999, we have signed 17 carrier agreements and are seeing a steady increase in traffic under these agreements. We did not begin generating revenue from the sale of wholesale minutes until January 2000. For the six months ended March 31, 2000, wholesale carrier transmission services accounted for approximately 4% of our revenues.

  . Business Long Distance and Enhanced Communications Services: Our goal is to be the preferred provider of business long distance and enhanced communications services to corporate customers in Asia. In March 2000, we began to trial oPhone, our voice and fax product, to five corporate customers in Taiwan. oPhone offers corporate customers transparent direct dial international Internet telephone services at significant savings. Our research and development team is also developing CommPortal, an integrated Internet-based suite of enhanced communications services such as instant messaging, PC-based text and voice chat, conferencing services over the Internet, and unified messaging, which provides a single location for accessing voice, fax, and email messages. oPhone and CommPortal together will represent our enhanced business communications services product. By the end of 2000, we expect to offer a test version of CommPortal to oPhone customers. To date, we have not generated any revenues from corporate customers.

  We have achieved growth in the use of our managed IP network since we upgraded it in December 1999. The number of minutes of traffic over our managed IP network increased from approximately 18.5 million minutes during the three months ended December 31, 1999, to approximately 32.3 million minutes during the three months ended March 31, 2000. Of these 32.3 million minutes, 30.5 million, or 93.6%, were attributable to consumer long distance services and 1.8 million minutes, or 6.4%, were attributable to wholesale carrier transmission services.

  We believe the benefits of Internet telephone services and the convergence of voice and data networks cannot be fully realized by Internet communication service providers until they are able to deliver multiple applications from numerous time zones with different peak access periods and over various access devices. Those Internet communication services providers who are able to provide this level of service can enjoy multiple revenue streams, maximize capacity usage of their network, and reduce unit costs. We have designed our marketing implementation and product development plan so that we can fully capitalize on the benefits of IP technologies.

Industry and Market Background

 Voice and data networks are rapidly converging

  Historically, there have been two different kinds of communications networks--voice and data. Traditional telecommunications service providers have built voice networks based on circuit-switching technology, which establishes and maintains a dedicated path for each telephone call until the call is terminated. Although a traditional telecommunications network reliably transmits voice communication, this system is inefficient because it requires use of the dedicated path for the entire call, regardless of how much information is transmitted over the circuit. In most data communications, data does not flow equally in both directions, and the reserved circuit is therefore underused. Unlike traditional telecommunications networks, data networks use technology which divides the traffic carried on the network into packets routed over the Internet or other IP mediums. This technology provides for more efficient use of network capacity because it does not require a fixed amount of bandwidth to be reserved for each transmission. Traditionally, data networks have carried data traffic, such as email, and traditional telephone networks have carried voice and fax traffic.

  Traditional telecommunications service providers have avoided the use of packet technology for transmitting voice calls due to delays and lost packets that prevent immediate transmission and result in poor sound quality. In 1996, however, some companies began to develop technologies that allowed voice to be transmitted over data networks from computer to computer over the public Internet. These technologies have evolved so that voice and fax can now be transmitted reliably over data networks, without the use of computers, using a regular telephone or fax machine. As a result of the emerging opportunities to transmit voice and fax communications over the Internet inexpensively and reliably, traditional telecommunications providers and Internet service providers, as well as emerging service providers using more recent and improved technologies, are rapidly building data networks to provide voice and data services.

 IP has benefits over traditional telephone services

  IP data networks are superior to traditional telephone networks from both a cost and applications perspective. The cost advantages include the following:

  . Network and capital expenditures. A network based on packet technology requires lower capital expenditures and lower ongoing maintenance costs because one network can be used for both voice and data and because IP equipment generally costs less.

  . Bandwidth. The increased capacities associated with a data network lead to lower bandwidth costs.

  . Settlement charges. A data network allows providers to bypass the international settlement charges that are generally paid by traditional telecommunications providers, allowing Internet telephone services providers to offer lower rates for international calls.

  In addition to cost advantages, IP technology enables the provision of enhanced services such as PC-to-PC and PC-to-phone telephone services, instant messaging, and conferencing services over the Internet, as well as traditional data services such as Internet connectivity and hosting. Data networks also provide connectivity to a greater set of devices than traditional telephone networks. These devices include digital cellular and other wireless devices, the Internet, and computers. With a richer set of applications and connection devices, IP networks have larger addressable markets and an increased ability to offer a more complete set of communications solutions to customers over the same network.

 Customer needs and IP technology are driving the trend towards integrated communications services

  We believe communications services customers are seeking integrated communications services, or the ability to source all or most of their communications services needs from one provider. Today, most consumers buy voice, data and other communications services from multiple service providers. We believe that Internet communication service providers, because of cost efficiencies and their ability to deliver a wide spectrum of communications services over one network, are best positioned to meet the demands of customers. We believe that successful service providers are those with IP networks, the ability to develop or bundle integrated communications services to the end user in a single network platform, and the ability to provide the end user with a single bill and source for customer service.

 Internet telephone services are gaining acceptance by consumers, carriers and corporations

  When Internet telephone services were first introduced in 1996, calls were transmitted over the public Internet using first generation technologies. This resulted in poor or inconsistent quality of service. Nonetheless, due to favorable pricing, consumers adopted Internet telephone services, particularly in the form of competitively priced prepaid calling cards for international long distance. Over the course of two years, quality of service has improved significantly because of enhancements made in the next generation of IP hardware and software, the buildout of managed IP networks, and implementation of quality of service measures by service providers. Although Internet telephone services still suffer from perceptions of poor quality, carriers, both traditional and emerging services providers, have adopted the service. According to TeleGeography 2000, an independent market research firm, Internet telephone services minutes have grown over 300% from 300 million minutes in 1998 to under 1 billion minutes in 1999. With the growing use of Internet telephone services by consumers and carriers, we believe that corporations will begin to widely adopt Internet telephone services and enhanced communications solutions to better meet their business communications needs.

 Global Internet telephone services and IP communications services revenues are expected to grow rapidly

  International Data Corporation, or IDC, another independent market research firm, estimated that worldwide Internet telephone services minutes will grow from approximately 2.7 billion minutes in 1999 to approximately 135 billion minutes in 2004, which is equal to an estimated compound annual growth rate of 119%. IDC further estimated that revenues generated from Internet telephone services will grow from approximately $480 million in 1999 to approximately $19 billion in 2004, which is equal to an estimated compound annual growth rate of approximately 108%.

 Large potential for Internet telephone services and IP communications services in Asia

  According to Frost & Sullivan, an independent market research firm, the Asia-Pacific region will account for approximately 18% of all global origination and 22% of all global termination Internet telephone services minutes between 1996 and 2006. Frost & Sullivan estimated that approximately 211 million Internet telephone services minutes and $51 million of related revenues were generated from the Asia-Pacific region in 1999. By 2006, these figures are estimated to grow to approximately 128 billion Internet telephone services minutes and $19 billion in related revenues, which would represent estimated compound growth rates of 150% and 134%, respectively.

  We believe that Internet telephone services and the communications market in Asia will grow faster than in most other parts of the world because of three primary factors. First, Asia has relatively fewer pre-existing traditional telephone networks than the United States and Europe. We believe that many new communications networks in the Asia-Pacific region will be data networks. Second, in most Asian markets, traditional telephone networks are more highly regulated than in other parts of the world, which has led to less competition and higher international direct dial costs. The cost savings associated with Internet telephone services, which can bypass international settlement charges, are therefore even more pronounced. Third, Asia's growing need for communications services comes at least in part from the growing population and per capita income that characterize the region.

  Each of the above market estimates and associated statistics for the Internet telephone services in the Asia-Pacific region is a third-party estimate and may not accurately reflect the growth rates or market potential for our Asia-Pacific Internet telephone services. China, Taiwan and Hong Kong are our countries of focus but are merely a subset of the Asia-Pacific region. As a result, third party growth estimates and related statistics for Asia-Pacific as a whole may not accurately reflect the growth rates for individual countries such as China, Taiwan and Hong Kong which may be lower.

Our Strategy

  Our goal is to be the leading provider of Internet telephone services and enhanced business communications solutions to customers in Asia. To achieve this goal we intend to:

 Leverage our first-mover advantage in Asia

  We initially began offering international long distance services to Asia in March 1998. We were one of the first companies to establish an IP network and to offer Internet telephone services to Greater China. Having an enduring and leading presence in Asia has allowed us to gain a better understanding of what our target customer base in Asia demands. Because of our early entrant status, we have been able to work closely with our target customers and our technology partners to develop innovative integrated communications solutions for pan-Asian corporations. We believe that our history of operations in Asia will facilitate our efforts to attract carrier customers as well as our efforts to be the first service provider to deploy business long distance and enhanced communications services on a mass scale. For six months ended March 31, 2000, approximately 93% of our revenues was attributable to the termination of minutes in Asia.

 Rapidly expand our network throughout Asia

  Our managed IP network contains 19 POPs located in 14 cities in 7 countries, including China, Hong Kong, The Philippines, Singapore, Taiwan, and the United States. Prior to its deployment, Frost & Sullivan predicted that our network would be the largest transpacific IP network. Our triangular network of SuperPOPs in Los Angeles, Hong Kong, and Taipei is capable of supporting up to 50, 30, and 30 million minutes of Internet telephone services traffic per month, respectively. We feel that this capacity will be sufficient to meet our needs for the near term. This network is also able to be expanded to accommodate a large number of users. We are able to offer services to our users by providing local access to our network. In addition, through our POPs and call termination services provided to us by the 21 carriers with which we interconnect, we are able to cost effectively terminate voice and fax communications over the Internet in 225 countries. We intend to continue to rapidly add POPs in additional cities within Asia to provide our customers with additional access and termination points.

 Leverage our strategic relationships throughout Asia

  We intend to leverage our stockholder base to continue to deploy our managed IP network, accelerate the development, launch, and roll-out of CommPortal, create marketing and cross-promotional opportunities, and enter new markets. Our strategic investors include an affiliate of Anderson Information Technology, New

World Cyberbase, and Pacific Resource Technology. Anderson Information Technology, an affiliate of Anderson Group, a privately held conglomerate with various interests in real estate and technology in Greater China and the United States, is helping us expand into Greater China. New World Cyberbase, the Internet arm of the New World group, one of Hong Kong's largest companies and the largest foreign investor in China, is one of our strategic partners. We intend to leverage the significant resources of the New World group, such as its access to engineers in China, to develop our CommPortal product. In addition, New World Telephone, an affiliate of the New World group, has signed an agreement with us under which we intend to continue to sell it significant wholesale minutes. Pacific Resource Technology, a part of the Pacific Group of Taiwan, is helping us expand throughout Asia.

 Continue to grow our existing consumer and long distance carrier telephone services businesses

  As of December 31, 1999, all of our revenues were derived from the sale of consumer long distance services. We intend to aggressively grow our existing consumer and carrier telephone services businesses, in part by generating Asia-originated traffic. We intend to expand our voice and fax services to gain economies of scale that will drive down network and transmission costs. We believe that voice and fax communications over the Internet will continue to be attractive services for us to offer, particularly with scale and Asia-originated traffic, where the margins are higher than traffic originated from the United States because there is less price competition in Asia.

 Capture pan-Asian corporate customers with business long distance and enhanced communications solutions

  We expect to derive significant revenues in the future by providing business long distance and enhanced communications services to pan-Asian corporations, beginning with basic voice and fax long distance services over the Internet via our oPhone product. To ensure consistent high quality service, our team, in conjunction with our marketing partners, such as NetStar, will market, deploy, and service enterprise gateways directly on the corporate site to offer transparent international direct dial services over our managed IP network at significant savings. This implementation will allow the corporate customer to switch from a legacy network to our network to achieve quality of service levels and recognize substantial cost savings with minimal inconvenience to the user. We recently began trials of oPhone with select corporate customers in Taiwan. We intend to continue to pursue additional marketing relationships to accelerate the development, launch, and roll-out of our solution.

 Develop and provide a broad offering of business long distance and enhanced IP communications services

  Over the last six months, our research and development team has been developing CommPortal, an integrated Internet-based suite of communications services, such as instant messaging, PC-based text and voice chat, conferencing services over the Internet and unified messaging. We will introduce this service to our customers later this year as part of our business enhanced communications services offering. Through oPhone and CommPortal, we believe we will have a unique integrated services offering that will help us to gain and retain corporate customers and generate diversified, sustainable revenues with higher margins.

Our Customers and Services

  We develop and market innovative IP-based services to three distinct customer groups--consumers, carriers, and corporations. We provide all of our services over a single managed IP network.

 Consumer long distance services

  We market international long distance services to consumers in the United States and Canada through our traditional and online distributors. Our current products include traditional calling cards, virtual calling cards, and refill accounts. These products are described below:

  . Traditional Calling Cards. We sell traditional prepaid calling cards for international long distance, typically in retail denominations of $5, $10, and $20 per card. All cards provide global termination services as well as domestic U.S. long distance. Where we have a POP, our rates are more competitive than those offered by traditional telecommunication providers. To use the cards, consumers typically dial a toll-free number and then enter the card's personal identification number to access our network and are later billed for the service. We market oCen branded and co-branded cards in North America.

  . Virtual Calling Cards. Virtual calling cards are similar to our traditional calling cards, without a physical card presented. We wholesale these cards and provide personal identification numbers to Internet partners and distributors or sell directly to the end user via the Internet.

  . Refill Accounts. We have a limited number of residential refill account customers who, after registering their home phone numbers with us, can access our network for long distance services without entering a personal identification number. These services are on a post-paid basis.

  Approximately 96% of our consumer long distance business comes from the sale of calling cards to wholesale distributors. We have entered into written agreements on an annual basis with most of these distributors. These agreements allow the distributors, in their sole discretion, to market and sell the calling cards as either oCen-labeled calling cards or calling cards under their own label to retail stores or to consumers directly. Under these agreements, distributors buy the cards from us at a discount from the face value of the card, depending upon the volume purchased by the distributor. The distributor pays on credit in an amount that is determined based upon a credit check of the financial status of the distributor.

  We generally offer discounts to distributors that range from 30% to 50% based on several negotiated factors, including the number of cards being sold and the credit quality of the distributor. The discounts are negotiated prior to the sale of the cards and the distributor is required to pay the negotiated contractual amount after taking into account the discount. Once the cards are sold, they are non-refundable and no formal right of return exists. In the past and under special circumstances, we have accepted the return of cards. These returns have not been significant and have not impacted our revenues because revenues are recognized as minutes are used by the end users rather than when cards are sold to the distributors.

 Wholesale carrier transmission services

  We offer competitive high quality voice and fax communications over the Internet to traditional carriers, IP carriers, clearinghouses, and Internet-based voice and data service providers.

  . Traditional Carriers. Carrier customers connect to one of our SuperPOPs in Los Angeles, Hong Kong, or Taipei to buy and sell wholesale international Internet telephone services through us. Traditional carriers do not need an IP network but can connect their traditional telephone network directly to our data center. The open and flexible architecture of our data center allows rapid and easy interconnection with all types of carriers. Traditional telecommunications carriers connect to us because we offer high quality and competitive international rates for their routes. Some of our carrier customers include Hong Kong-based New World Telephone and U.S.-based DirectNet Telecommunications.

  . IP Carriers. Other IP carriers, particularly those using Clarent technology, connect to our managed IP network to buy and sell wholesale traffic. These include emerging carriers such as Capcom International in Spain, which connects to us to purchase Asia capacity. Traditional carriers who are moving to Internet telephone services, such as SK Telelink, a subsidiary of SK Telecom, in South Korea, also connect to us to exchange minutes. The opportunity to exchange wholesale traffic with other Clarent-based IP carriers is significant, especially in the Asia-Pacific region.

  . Clearinghouses and Exchanges. Several Internet telephone service clearinghouses and exchanges have emerged in the last two years to capitalize on the growth of the industry. They act as brokers among many different carriers, IP or traditional, to exchange traffic. We have negotiated agreements and connected our network with Asian Capacity Exchange, Telia, and AT&T Global Clearinghouse.

  . Internet-based voice and data service providers. Internet-based voice and data service providers offer real-time applications over the Internet, such as PC or Internet-originated voice traffic. Most Internet-based voice and data service providers offer free or heavily discounted PC-to-PC or PC-to-
   phone services in exchange for revenues from advertisers. Most Internet-based voice and data service providers today carry their traffic over the public Internet, but some are beginning to offer services over managed IP networks, such as ours. Dialpad.com, one of the largest Internet-based voice and data service providers, has signed a non-binding memorandum of understanding with us to purchase wholesale capacity on our managed IP network, which it will use to carry its PC-originated traffic. We cannot be sure that we will be able to enter into a definitive agreement with Dialpad on commercially reasonable terms, if at all.

  For all categories of carrier customers, we offer three points of interconnection--Los Angeles, Hong Kong, or Taipei. U.S.-based carriers can easily connect to our SuperPOP in Los Angeles, and Asia-based carriers have the convenience of two separate SuperPOPs in Hong Kong and Taipei. Because we have one of the largest transpacific managed IP networks and are able to source highly competitive global rates from the Los Angeles telecommunications hub, our wholesale rates are generally very competitive. Since starting our carrier transmission business in December 1999, we have signed 17 carrier agreements.

 Business Long Distance and Enhanced Services

  We have developed a business plan to offer business long distance and enhanced communications services to pan-Asian firms. Our total service offering includes oPhone, our basic international Internet telephone services product, and will include CommPortal, our enhanced services product, which we intend to release for testing by the end of 2000. Our target customers include trading firms and conglomerates, hotels, food distributors, and financial institutions. We intend to be the first provider in Asia with an enterprise solution for enhanced communications services to businesses. We believe we can succeed because we are one of a few select companies focusing on the growing Asian corporate market for these services.

  . oPhone. oPhone is our international telephone services product for corporations. We install IP equipment, such as gateways, at the customer's site and connect this equipment to the customer's internal telephone system. Through a dedicated line to our local data center, the customer can access our managed IP network to enjoy transparent international direct dial services at significant savings to traditional service providers. We may partially finance the IP hardware, software, and other charges, depending on the customer's expected traffic volume. We believe oPhone will prove valuable to enterprises that wish to connect multiple offices in Asia but do not have existing data or virtual private networks.

  . CommPortal. We expect CommPortal to be an Internet-based suite of integrated communications services designed to enhance communications and improve productivity for corporate users. We further expect oPhone corporate customers will be able to choose and customize from a menu of CommPortal services they find useful. We plan to transmit all real-time services over our managed IP network to ensure consistent quality of service. We also plan to build in security measures and customize CommPortal for the language and usage needs of each corporate customer.

  We currently expect CommPortal to eventually include the following services:

 Enhanced Service                                   Description
 ----------------                                   -----------
 Instant Messaging                 Provides real-time notification of when a
                                   person is online and enables the user to
                                   send text and voice messages immediately.

 PC-originated voice and fax       Enables a user to send or receive phone
                                   calls directly through the user's PC or
                                   browser while remaining online. For example,
                                   a user on the Internet will receive a pop-up
                                   screen stating that someone is calling. The
                                   user can then choose to forward the call to
                                   voicemail or to answer the call from the
                                   computer without logging off the Internet.

 Internet conferencing services    Enables a user to set up a conference call
                                   through our interactive communications
                                   portal either by sending a notice of the
                                   planned call to all of the participants and
                                   having each participant dial a toll-free
                                   number or by arranging for each of the
                                   participants to be called by the automated
                                   system at the designated call time. This
                                   service eliminates the need for a conference
                                   operator.

 Unified Messaging/Universal Inbox Enables a user to retrieve all voicemails, faxes and emails from one convenient
                                   location on a user's desktop or via a
                                   browser.

 IP Virtual Private Networks       Provide basic voice and fax over IP services
                                   within an intranet structure for medium and
                                   large multinational corporate customers.

 Collaboration                     Enables multiple users to view and edit the
                                   same document on their computers while
                                   speaking or interacting with each other
                                   through their PCs.

 Information services              Enables a user to have easy access to
                                   communications information, such as phone
                                   and e-mail directory services.

 Internet Access and Web Hosting   Provides standard Internet access to the
                                   Web, similar to that provided by Internet
                                   service providers.

 Video Conferencing                Enables users to have real time video-based
                                   meetings with one or more individuals using
                                   their PCs.

Sales and Customer Service

  We have a dedicated sales force that is supplemented by members of our executive management team. Our salespeople are based regionally within the United States, Hong Kong, and Taiwan. Our senior management focuses on maintaining and cultivating relationships with our customers. We assign our sales representatives specific accounts based on their level of experience, location, and the quality of the relationship between the representative and the customer. Our primary marketing and sales support is centralized and directed from our headquarters in Irwindale, California. We also have a full-time staff dedicated to our marketing efforts. The marketing and sales support staff implement our marketing strategies and programs, developing leads, producing proposals, and making sales presentations. Currently, our marketing and sales force consists of 18 people, 10 of whom are dedicated to sales of our consumer long distance services, five of whom are dedicated to sales of our wholesale carrier transmission services, and three of whom are dedicated to sales of oPhone.

 Consumer long distance services

  We market our consumer products via both traditional offline channels and online Internet channels. For the period from inception through March 31, 2000, sales through online channels were negligible. Our distributors typically purchase a large quantity of personal identification numbers or calling cards from us for resale to the consumer. These distributors make a commission from each card sold. In exchange, they sell our products, provide the first level of customer service, and manage customer collections. Our top distributors for the six months ended March 31, 2000 were:

  . STE Communications

  . Star Communications
  . Abest
  . Goldman Network

  We are increasing our online marketing via Internet-based businesses, such as AsianConnections.com, Asia-Links, Click2Asia.com, and Sina.com, with whom we conduct joint marketing and branding campaigns. We supplement our channel sales with print and online advertising. Currently, our calling card business is focused on Asian communities and consumers in the United States. To reach these consumers, we have implemented a well-defined direct marketing strategy, using local foreign language publications and cultural events. Distribution partners and end users can access their accounts to check billing status via our website.

 Wholesale carrier transmission services

  We market to carriers and Internet-based voice and data service providers mainly through targeted direct mail and marketing campaigns, attendance and speaking opportunities at conferences and tradeshows, and word-of-mouth from vendors such as Clarent. To date, we have not conducted any advertising for carrier marketing but expect to do so in the future. Registered carrier customers and partners can check rates and billing status via our website.

 Business long distance and enhanced communications services

  We have been developing our business enhanced communitcations services product, the combination of oPhone and CommPortal, closely with Clarent, who will be the supplier of IP equipment, because Clarent is increasingly interested in developing the corporate Internet telephone services market. We have conducted market research and analysis in connection with our development of CommPortal. In addition, we have signed a non-binding memorandum of understanding to partner with NetStar, a pan-Asian network integrator that currently employs over 200 information technology professionals and services over 300 existing corporate customers. Based on a revenue sharing model, we expect that NetStar will serve as our marketing and implementation arm to attract and service corporate customers of oPhone and, eventually, CommPortal.

Our Network and Operations

 Network Strategy and Design

  We have designed our managed IP network and operations to fully support the marketing initiatives and requirements of our consumer, carrier, and corporate products and services. Our managed IP network is a premium data network built with commercial quality IP equipment, linked by a combination of the public Internet, international leased lines, and satellite access. We monitor and control our network on a 24x7x365 basis to deliver high quality voice and data services. We have built our network using components selected from leading suppliers after conducting extensive analysis to determine the highest performers in each category, or best-of-breed components, such as Clarent IP gateways and software, Cisco routers, Oracle database software, and Sun servers. In addition, our network is firewall and security protected and continuously monitored by our 24x7x365 proprietary quality management system. We have designed our network to deliver the upgradeable, reliable, and high quality services that our consumer, carrier, and corporate customers demand.

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  Our network characteristics include the following:

  . Blended Bandwidth. We continue to rapidly deploy our managed IP network, which consists primarily of dedicated point-to-point IP bandwidth types, such as international private leased lines and satellite capacity. When managed capacity is not available and quality is acceptable, we also use the public Internet to transmit traffic. In addition, we have agreements with international IP carriers and traditional carriers, such as Qwest, to give us competitive global routing for overflow traffic and to help us reach new markets. Our blended bandwidth strategy helps us to scale faster by using a variety of transport mediums, to keep costs low by leveraging the most cost-effective bandwidth, and to ensure consistent quality of service. In the past, we have experienced periods when customer demand has exceeded our network capacity. This has resulted in the routing of some of our traffic on the relatively higher priced traditional telephone network, thereby reducing our margins.

  . Network Components. We deploy best-of-breed IP technologies to build our premium data IP network. These components include Clarent IP gateways and command centers, Cisco routers and Summa switching platforms, Synapsis switch controllers, HP Openview Operations support systems, and Oracle databases.

  . Management Systems. We have developed and continue to invest in management systems that allow centralized, proactive monitoring and control of traffic on our network. We have established a network operations center at our Los Angeles data center from which we monitor and control our global network on a 24x7x365 basis. The network operations center monitors all aspects of our network including routes, hardware, software, and call quality statistics. We have developed a sophisticated, proprietary, Internet-based traffic routing and call quality management reporting system. In addition, network operations center staff are equipped with real time tools to monitor critical system performance levels and IP quality attributes of our routes. Network operations center technicians use this information to make real time re-routing and maintenance decisions to ensure that quality levels are maintained. In addition, we are in the process of updating our network management tools based upon the HP Open View system.

  . Firewall and Security. Our approach to network security is to screen and control traffic flows on our private IP backbone through the use of a firewall system. Our network is protected by perimeter security at all points of public interconnection. Individual corporate and production servers are locked down according to industry standard security checklists. All these measures are to ensure the availability, reliability, and integrity of our network.

 Network locations and capacity

  As of May 1, 2000, our network had approximately 3,440 IP ports in service under our command center control, distributed across 14 cities in 7 countries, including China, Hong Kong, Korea, The Philippines, Singapore, Taiwan, and the United States. Through our interconnect agreements with traditional carriers and other IP networks, we are able to terminate traffic in 225 countries. Our network backbone is anchored by three SuperPOPs located in Los Angeles, Hong Kong, and Taipei. Each SuperPOP serves as both a hub to aggregate traffic as well as a transit point for termination routes. By establishing multiple traffic hubs, we have the flexibility to choose from multiple bandwidth suppliers, allowing us to optimize quality and cost savings. Our multiple hub structure also enables us to direct the routing of traffic more efficiently. In addition, traditional carriers can connect their circuit-switch networks directly to any of our three SuperPOPs. We have designed the infrastructure of our SuperPOPs to support up to 50 million minutes of voice traffic per month in Los Angeles and up to 30 million minutes per month for each of Hong Kong and Taiwan. We believe that this capacity will be sufficient to meet our needs for the near term. In addition, we can quickly increase these capacity levels as demand increases by populating our SuperPOPs with additional equipment and provisioning additional bandwidth.

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Customer Service and Billing

  We have developed customer care and billing capabilities tailored to each of our customer groups.

  . Consumers and distributors. Our consumer services are supported by our online interactive customer care and billing center, which enables a distributor or user to monitor and set up an account, receive an account number and a PIN, pay by credit card for services and contact our customer service representatives. Most consumer concerns can be addressed online. In addition, customers can use our multilingual toll-free number on a 24x7x365 basis. Our customer support department responds to user inquiries primarily through e-mails typically within 24 hours. We strive to continually improve our customer care center to meet the evolving needs of our users.

  . Carriers. Our support to carrier customers is similar to the support we provide to our distributors with additional support from our network operations center. The network operations center staff is available on a 24x7x365 basis. Our engineering staff also directly assists our carrier customers by handling all technical problems referred by the network operations center. Our carrier services department handles all rate administration, billing, account reconciliation, deposits, and credit management functions for carrier accounts. In addition to these support activities, we provide professional project management support for all new provisioning activity associated with these accounts. The project management team coordinates and oversees all activities associated with new service introduction including engineering, ordering, installation, rate and route administration and acceptance testing.

  . Corporations. We have extended the core capabilities of our distributor and carrier billing systems to provide support for our corporate customers. Internet-based access to corporate account information is a centerpiece of our approach to the corporate market. We are developing and intend to launch a new support function associated with CommPortal that includes a customer care and billing requirements definition phase that will result in further enhancements to our billing and customer care system capabilities.

Access, Transmission and Termination

  We have entered into contractual arrangements with third parties to purchase access, transmission and termination services. The terms of these contracts typically range from one to three years. The contracts may require initial deposits that may be refundable. We may be charged a fixed cost each month for these services and/or on a cost per minute basis. The contracts specify payments, obligation of each party, and cancellation provisions.

  Access contracts connect customers to one of our POPs. We pay a local carrier a charge for this service on a per minute basis. Qwest Communications is a major access provider of these services, and we entered into a one-year agreement in July 1999. We also entered into various transmission service agreements to move traffic between our POPs and between our POPs and a third party carrier. International transmission is made up of international private lines. We entered into one-year agreements with Cable & Wireless HKT in September 1999 and MCI Telecommunications in December 1999 for transmission services for Asia. We entered into various termination contracts with third parties to deliver voice, data and video traffic. We use these third parties to deliver our traffic. We entered into agreements with Bell Technologies in October 1999 and RSL in April 1999 for termination services.

Competition

  We compete in both the market for consumer long distance services and the market for wholesale carrier transmission services. Each of these markets is highly competitive and has numerous service providers. We intend to enter the market for business long distance and enhanced communications services, which is currently in its infancy in Asia.

  The market for IP communications services is new and rapidly evolving. We believe that the primary competitive factors determining success in the IP communications market are:

  . quality of service;
  . price;

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

  . the ability to meet and anticipate customer needs;
  . responsive customer care services;
  . breadth of geographic presence; and
  . broad offering of communications services, especially enhanced services.

 Consumer Long Distance Services

  We compete in the growing market for competitively priced consumer long distance services, including calling cards, call-back services, dial-around or 10-10 calling, and collect calling services. We believe that our nearest competitor is Wherever.net, which, like oCen, focuses on Internet telephone services terminated in Asia. We also compete with Internet telephone services providers such as Net2Phone and deltathree.com. In addition, we compete with traditional telecommunications carriers, including industry leaders such as AT&T and MCI/WorldCom. These providers are significantly larger than we are, and many have:

  . substantially greater financial, technical and marketing resources;
  . larger networks;
  . a broader portfolio of services;
  . stronger name recognition and customer loyalty;
  . well-established relationships with many of our target customers; and . an existing base of users to whom they can cross-sell their services.

 Wholesale Carrier Transmission Services

  We compete with telecommunications providers, long distance carriers and resellers, and providers of carrier services for our wholesale carrier transmission services. Our primary competitors in providing wholesale carrier transmission services include:

  . long distance carriers, including AT&T and MCI/WorldCom;

  . global telecommunications alliances, including British Telecom/AT&T;
  . emerging carriers providing transmission services over the Internet, including AT&T Global Clearinghouse, iBasis, and ITXC; and . wholesale carrier providers, including STAR and Pacific Gateway Exchange.

  Competition for carrier traffic is primarily based on price and access to limited routes and markets. Decreasing telecommunications rates have resulted in intense price competition, and we expect that competition will continue to increase significantly as telecommunications rates decrease. Increased competition could force us to further reduce our prices and may reduce our profit margins and market share. Our need to stay competitive may require us to invest in new routes or to pay for access into other key markets, each of which could negatively impact our margins.

 Business Long Distance and Enhanced Communications Services

  Future competition could come from a variety of companies in both the Internet and telecommunications industries, including traditional telecommunications carriers, Internet service providers, and Internet communications service providers. These and other competitors may be able to bundle services and products that we do not offer with enhanced communications services, which could place us at a significant disadvantage. Many of these companies have greater resources and larger subscriber bases than we have and have been in operation longer.

Proprietary Rights

  We rely or expect to be able to rely on trademark and trade secret laws and confidentiality agreements and other contractual arrangements with our employees, strategic partners, and others to protect our proprietary rights.

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  We have a registered trademark for "oCen." We do not currently own any registered copyrights or patents.

Regulatory Environment

  The use of the Internet and managed IP networks to provide telephone service is a recent market development. While we believe that the provision of voice communications services over the Internet and managed IP networks is currently permitted under U.S. law, some foreign countries, including Taiwan and China, have laws or regulations that may restrict or prohibit voice communications over the Internet.

 The Regulatory Framework in the United States

  In the United States, we operate under a regulatory framework that distinguishes between "telecommunications services," which are heavily regulated, and "information services," which are largely unregulated. There is considerable uncertainty concerning the classification within this framework of Internet telephone services in general and phone-to-phone Internet telephone services in particular. To date, the FCC has not acted to treat Internet telephone services as a telecommunications service. For that and other reasons, we believe that our Internet telephone services presently qualify as an information service. As a result, our international Internet telephone services traffic is not subject to access charges or the international settlement rate regime, which dramatically reduces our cost in providing international calling services. Without an express ruling by the FCC, our present regulatory status remains uncertain.

  By contrast, the overflow international traffic that we carry overseas using traditional telephone carriers qualifies as regulated telecommunications traffic and is therefore subject to access charges or the international settlement rate regime. Some of our other services are also governed by the regulations applied to traditional telecommunications service providers. It is possible for our customers to use our calling cards to place both intrastate and interstate domestic calls. Those calls, which constitute a minimal portion of our traffic, are carried through the resold services of traditional long distance providers and constitute a regulated telecommunications service offering.

  In addition to the regulatory framework governing the provision of telecommunications and information services, our services may be subject to the general regulation of the Internet, including provisions concerning disclosure of confidential communications, copyright matters, and excise taxes.

 Internet Telephone Services

  Federal Regulation. We believe that, under U.S. law, the Internet telephone services that we provide constitute information services. To the extent that our Internet telephone services are information services, they are not currently regulated by the FCC, but the FCC has not definitively tested this issue. Thus, there is thus uncertainty as to the present legal status of our IP telephone services. For this reason, we cannot assure you that our Internet telephone services services will not be regulated by the FCC in the future. Although it has not reached any definitive conclusions, the FCC could determine that Internet telephone services, or certain categories of Internet telephone services services, should be classified as regulated telecommunications common carrier services or otherwise subjected to increased regulation. On April 10, 1998, the FCC issued a report to Congress discussing its implementation of universal service provisions contained in the 1996 amendments to the Communications Act of 1934. In the report, the FCC indicated that it would examine the question of whether some forms of phone-to-phone Internet telephone services are information services or telecommunications services. The FCC explained that it did not have an adequate record as of the date of the report on which to make a definitive ruling. However, the FCC said that the incomplete record it did have suggested that some forms of phone-to-phone Internet telephone services appear to have the same functionality as non-IP telecommunications services and lack the characteristics that would render them information services. The implication of this FCC report is that some forms of Internet telephone services, including in particular phone-to-phone Internet telephone services, should, and in the near future might be, regulated as telecommunications services or otherwise regulated more heavily.

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


  Many of our competitors and other interested parties have taken the position that Internet telephone services should be subject to the same regulatory framework as telecommunications services. For example, in September 1998, two regional Bell operating companies advised Internet telephone services providers that they would impose on Internet and Internet telephone services traffic the same access charges applied to traditional telecommunications service providers. It is uncertain at this time whether or when these companies will actually succeed in imposing access charges on Internet telephone services traffic. However, one of these companies recently filed a petition with the FCC seeking approval of the imposition of access charges on phone-to-phone Internet telephone services.

  If the FCC determines that phone-to-phone Internet telephone services are subject to FCC regulation as telecommunications services, the FCC may subject Internet telephone services providers to traditional telecommunications common carrier regulation. Among other things, Internet telephone services providers could be required to make universal service contributions and pay access charges. That determination by the FCC could also result in Internet telephone services calls becoming subject to the international settlement rate regime. It is also possible that the FCC could adopt a regulatory framework for Internet and Internet telephone services providers that would differ from traditional common carrier regulation. In either event, our Internet telephone services could be regulated more heavily, which could have a material adverse effect on our business, financial condition, and results of operations. For example, if the FCC determines that Internet telephone calls are subject to access charges and/or the international settlement rate regime, we would lose much of our cost advantage over conventional providers of international long distance calling services.

  The intense focus on the regulatory status of the Internet and Internet telephone services has resulted in efforts to have Congress enact legislation that would either regulate or exempt from regulation communications services provided over the Internet. Congressional dissatisfaction with the FCC's conclusions could result in requirements that the FCC impose greater regulation, which in turn could materially adversely affect our business, financial condition, and results of operations.

  State Regulation. State regulatory authorities may also retain jurisdiction to regulate the provision of intrastate Internet telephone services. Several state regulatory authorities have initiated proceedings to examine the regulation of these services, and other states could follow.

 Telecommunications Services

  To the extent that we use traditional telephone networks to provide interstate long-distance services and overflow international traffic, we must comply with federal telecommunications laws and FCC regulations governing telecommunications services. We are similarly regulated by state public utility commissions to the extent we use traditional telephone networks to provide intrastate long distance services.

  Federal Regulation. The Communications Act of 1934 and FCC regulations govern the interstate and international long distance telecommunications services we provide over traditional telephone networks. The FCC has established different levels of regulation for dominant and non-dominant long distance carriers. We are a non-dominant carrier under FCC regulation and are less heavily regulated than dominant carriers. For example, the FCC does not regulate the rates that we charge for our interstate and international long distance services.

  The FCC has also decided that non-dominant long distance carriers should not file tariffs setting forth their rates for interstate services. However, that ruling has been stayed until the matter is resolved in a pending court case. Until the stay is lifted, we are required to file tariffs for our interstate long distance services. If and when the decision not to require the filing of tariffs becomes effective, we could benefit from a decrease in compliance costs and the possible elimination of delays in getting new products and services to market.

  Despite our non-dominant carrier status, we must comply with those sections of the Communications Act of 1934 that pertain to providing interstate and international long distance services over traditional telephone networks. We are subject to the general requirement that the rates, terms, and conditions of our services be "just and reasonable" and that we refrain from making any "unjust or unreasonable" discrimination in our rates, terms, and conditions. The FCC has the authority to enforce our compliance with these requirements.

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


  State Regulation. We are subject to state laws and the jurisdiction of the state public utility commissions for the intrastate long distance services we provide using traditional telephone networks. Although the degree of regulation varies from state to state, our calling card services are subject to regulation by the state public utility commissions in virtually all states because our customers could use our calling cards to make long distance intrastate calls, which would then be carried over traditional telephone networks. In most of the states in which we do or intend to do business, we are required to obtain authorization from the state public utility commission in order to provide those intrastate long distance services. In addition, in many states we are required to file and maintain tariffs setting forth the terms, conditions, and prices for our intrastate long distance service offerings.

  Our Regulatory Status. We are authorized by the FCC to provide resold international long distance services, and we have tariffs on file with the FCC under which we may provide interstate and international long distance services. On the state level, we are not authorized to provide intrastate long distance services over traditional telephone networks. We have sought the authorization to provide intrastate services in the states of California and New York. Because we have not filed the associated requisite tariffs, we are not authorized to provide Internet telephone services over traditional telephone networks in these states. Furthermore, because those authorizations were obtained when we were incorporated in California under the name Pacific Telekey Network, we must obtain the prior approval of the state public utility commissions in those states before we can provide intrastate long distance services as a Delaware corporation or under the name oCen. We are in the process of securing those necessary approvals.

  We anticipate being authorized to provide intrastate long distance services over traditional telephone networks under the name oCen in the remaining 48 states by the end of 2000. Although we believe that our intrastate traffic in states other than New York and California is negligible at present, the calling cards we have already issued may be used by customers for that purpose and, if so, the provision of that service would be outside the scope of any authorization that we have or need. Those operations could be deemed unlawful and could result in fines, penalties, and other sanctions, including an order from a state public utility commission to cease operations in the state for some period of time. If we were ordered to cease operating in a state, it could have a material adverse effect on our business.

  The status of our Internet telephone services could be affected by the International Telecommunications Union, the body responsible for coordination of international communications regulation and policy. A Union policy committee has recommended that the international settlement rate regime currently applied to traditional providers of telecommunication services be applied to Internet telephone services. That recommendation, if implemented, could increase the cost of our service and make us less competitive with traditional telecommunications carriers. While the United States and some other member nations have expressed their objections to the Union recommendation, it is impossible to predict if or when the recommendation will be adopted.

 The Internet

  Congress has recently adopted legislation that regulates certain aspects of the Internet, including on line content, user privacy, and taxation. For example, the Internet Tax Freedom Act prohibits certain taxes on Internet uses through October 21, 2001. We cannot predict whether substantial new taxes will be imposed on our services after that date. In addition, Congress and other federal entities are considering other legislative and regulatory proposals that would further regulate the Internet. Congress is, for example, currently considering legislation on a wide range of issues including Internet spamming, database privacy, gambling, pornography and child protection, Internet fraud, privacy, and digital signatures. Various states have adopted and are considering Internet related legislation. Increased U.S. regulation of the Internet may slow its growth, particularly if other governments follow suit, which may negatively impact the cost of doing business over the Internet and materially adversely affect our business, financial condition, results of operations, and future prospects.

 Regulation in the People's Republic of China

  Although we are not permitted under Chinese law to provide telephone services in China, we are providing equipment, consulting, and technical support services to our partners in China. The Chinese

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


telecommunications industry is still developing. It is regulated by a series of administrative and departmental regulations. The principal regulations include the 1993 Notice Regarding the Further Strengthening of the Management of the Telecommunications Business Market issued by the State Council, the 1993 Interim Measures for the Examination and Approval and Administration of Conducting De-regulated Telecommunications Business issued by the Ministry of Post and Telecommunications, and the 1994 Ministry of Post and Telecommunications Notice Regarding Joint Investment on an Experimental Basis to Further Accelerate the Development of Communications. The Ministry of Information Industries, which was formerly the Ministry of Post and Telecommunications, is the national regulatory authority for telecommunications network operations and service provision in China.

  The Chinese government is in the process of drafting a unified telecommunications law. We do not know when the new law will be enacted. With the recent restructuring of various communications-related entities into the Ministry of Information Industries,as well as China's likely accession into the WTO, the promulgation of the telecommunications law may be further delayed.

 Internet Telephone Services

  The Chinese government regulates access to the Internet by imposing strict licensing requirements and requiring Internet service providers in China to use the international inbound and outbound Internet backbones. In 1996, the State Council promulgated the Ministry of Information Industries Provisional Measures on International Link-up of Computer Information Networks, or the Link-up Measures, and in 1998 it further promulgated the Implementing Rules for the Link-up Measures, which collectively provided for an operation licensing system. The Ministry of Information Industries, then issued the 1998 Notice Regarding Licensing of Business Operations of International Linkups of Computer Information Networks containing further provisions for the implementation of the licensing system.

  The types of services which can be provided over the Internet are not limited to data transmission. However, it is unclear which services may be provided in China. According to Article 9 of the notice issued in 1998, only computer information services may be provided over the Internet in China, and no telecommunications services such as telephone and fax may be provided over the Internet. Recently, this complete ban has been liberalized and certain pilot local telecommunications operators have been selected to provide Internet telephone services. There are indications that if the trial operation is regarded by the Chinese government as successful, more Chinese providers may be allowed to engage in this business. Foreigners remain prohibited from investing in Internet telephone services companies in China.

 Restrictions on Foreign Investment

  The Chinese government has consistently reiterated that foreign involvement in the operation of telecommunications networks and ownership of equity in these networks is prohibited. The 1993 Opinion of the Ministry of Post and Telecommunications on Further Strengthening Control of the Telecommunications Services Market says that foreigners are not allowed to operate or participate in the operation of telecommunications businesses in China, and at the same time mainland Chinese are not allowed to attract foreign equity participation in the operation of telecommunications businesses.

  In June 1995, the State Council promulgated the Interim Provisions on Guidelines for Foreign Investment and the Foreign Investment Industrial Guidance Catalogue. The Guidance Catalogue provides that foreign operation and management of the postal services and telecommunications business are prohibited. The same prohibition exists in the revised Guidance Catalogue that went into effect on January 1, 1998. Because Chinese officials have interpreted telecommunications services to include Internet services, foreign involvement in Internet services is not allowed.

  Some foreign investors attempted to avoid the prohibition by setting up Sino-foreign joint ventures, which under Chinese laws are domestic entities, which then operate the telecommunications networks of local Chinese telecommunications companies under a servicing agreement. In 1998, the Ministry of Information Industries

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


declared these arrangements "improper," and the Chinese government has imposed a time limit for these creatively structured transactions to be terminated.


 China's WTO Bid and Possible Further Deregulation of the Telecommunications Industry

  In a significant step towards opening up the telecommunications industry, China has agreed to adopt a more pro-competitive regulatory regime in the U.S.- China Trade Agreement signed in November 1999. The Trade Agreement sets out the terms of China's admission to the World Trade Organization as agreed between the United States and China. Under the Trade Agreement, China will, subject to admission to the World Trade Organization, immediately allow foreigners to invest in the telecommunications industry in China. Tariffs on telecommunications products such as computers, semiconductors and Internet equipment will be reduced from the current average of 13.5% to 0% by the end of 2005. China must also agree to the regulatory principles in the 1997 World Trade Organization Agreement on Basic Telecommunications, including cost-based pricing and separation of the regulatory authority from the service provider.

  However, the actual impact of China's admission to the World Trade Organization is not yet known. We do not know when, if at all, China will formally become a member of the World Trade Organization. On conclusion of individual bilateral deals between China and the World Trade Organization member countries, the World Trade Organization must combine them into a multilateral deal, and China for its part must implement those aspects of the agreements which are a prerequisite to its admission. Notwithstanding the signing of the Trade Agreement last year, negotiations between China and the European Union and a few remaining member countries are still taking place, and those bilateral agreements need to be reached. The European Union has asked for greater concessions than those already covered in the Trade Agreement. We believe that a deal can eventually be reached, but we cannot assure you of the timing.

  The granting of Permanent Normal Trading Relations by Congress in late May this year before China gains admission to the World Trade Organization is a more problematic issue. Failure to receive Permanent Normal Trading Relations would not derail China's admission to the World Trade Organization. However, it would prevent U.S. companies from enjoying the concessions granted by China. Because World Trade Organization regulations require member countries to extend equal and unconditional trading rights to each other, failure to confer Permanent Normal Trading Relations to China by Congress would mean invoking exceptions to the World Trade Organization rules, thereby depriving U.S. businesses of the concessions and benefits granted to the other World Trade Organization member countries.

 Political Control of the Information Industry in China

  Under the Link-up Measures and the State Secret Protection Regulations for Computer Information Systems on the Internet, the Chinese government controls Internet access and the distribution of news and other information. The Propaganda Department of the Communist Party is responsible for censoring news published in China to ensure, supervise and control political correctness. The Ministry of Information Industries has published implementing regulations that subject online information providers to potential liability for content included on their portals and the actions of subscribers and others using their systems including liability for violation of Chinese laws prohibiting the distribution of content deemed to be socially destabilizing. Because many Chinese laws, regulations and legal requirements relating to the Internet are relatively new and untested, their interpretation and the enforcement of what is deemed to be socially destabilizing by Chinese authorities involves significant uncertainty.

  From time to time, the Ministry of Public Security has stopped the distribution of information over the Internet that it believed to be socially destabilizing. The Ministry of Public Security has the authority, in its sole discretion, to cause any local Internet service provider to block any website maintained outside of China.

 Regulation in Hong Kong

  Telecommunications activities in Hong Kong are primarily governed by the Telecommunication Ordinance and the Telephone Ordinance and their subsidiary legislation. The Telecommunication (Amendment) Bill is now

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

being considered by the legislature in Hong Kong. The exact amendments to the Telecommunication Ordinance and the impact of any amendments will only be known after the bill has been debated and enacted in its final form.

  Under Section 5 of the Telecommunication Ordinance, a public officer is appointed as the Telecommunications Authority to administer the Telecommunication Ordinance and the Telephone Ordinance and to regulate all different forms of telecommunications. The Telecommunication Authority is also the Director-General of Telecommunications in Hong Kong. The Telecommunication Authority's principal responsibilities include the licensing of telecommunications activities, the promotion of an open and competitive telecommunications market, the protection of consumer interests, the economic and technical regulation of the telecommunications industry and the enforcement of license conditions.

  Since the end of Hong Kong Telecom's exclusive license on local fixed telecommunications network services in 1995, the deregulation of the domestic telecommunications industry has resulted in four fixed network operators, six mobile network operators and a number of non-exclusive telecommunications services providers. Following the deregulation of the domestic market, the external telecommunications market has been progressively liberalized since 1999. The Hong Kong government further issued licenses for domestic and external telecommunications facilities in February 2000.

  In 1995, the Telecommunications Authority issued a written statement that Internet service providers are required to be licensed under the Telecommunication Ordinance. An Internet service provider license does not authorize the licensee to provide external real-time voice messages through the Internet. If an Internet service provider provides services over the traditional telephone network in Hong Kong, a public non-exclusive telecommunications license is required to operate this business. The license is valid for twelve months only and is renewable at the discretion of the Authority of Hong Kong.

  We currently lease circuits from Cable & Wireless HKT. Not all telecommunications traffic must go through Cable & Wireless HKT or its subsidiaries, for there are no mandatory requirements for our Hong Kong subsidiary to interconnect with Cable & Wireless HKT or its subsidiaries. Our Hong Kong subsidiary is required to provide Internet telephone services in Hong Kong through one of the fixed telecommunications network services licensees in Hong Kong by way of interconnection. These licensees include Cable & Wireless HKT's subsidiaries, New T&T Hong Kong Limited, New World Telephone Limited, and Hutchinson Global Crossing Limited. Under the Telecommunications Ordinance, the Telecommunications Authority is entitled to direct our Hong Kong subsidiary to interconnect with any licensed telecommunications operators.

 Regulation in Taiwan

  Taiwan regulates Internet telephone services by licensing operators. A type I license operator may offer telecommunications services while a type II license operator must wait until further deregulation before it may offer Internet telephone services in the form of voice simple resale. Taiwan's regulatory agency, Directorate General of Telecommunications has announced plans to deregulate limitations that currently inhibit the offering of Internet telephone services by a type II license operator. Currently, we do not directly offer Internet telephone services in Taiwan but have made such services available through our partner in Taiwan who has a type II license. If the anticipated deregulation does not occur in 2001 as announced by Directorate General or if our partner in Taiwan has not obtained or maintained the proper license required after deregulation, we may not be able to offer services in Taiwan. This would materially adversely affect the financial condition, operating results, and future prospects of our business in Taiwan.

  Direct trade between people in Taiwan and people in China is prohibited except that people in Taiwan may, after obtaining official approval, conduct some business activities in China. Our business may therefore be limited by the foregoing restriction in some circumstances.

 Other International Regulation

  The regulatory treatment of Internet telephone services outside of the United States varies widely from country to country. A number of countries that currently prohibit competition in the provision of traditional telephone services may also prohibit Internet telephone services. Other countries permit but regulate Internet and Internet telephone services. Some countries will evaluate proposed Internet telephone services on a case-by-case basis and determine whether it should be regulated as a voice service or as a different telecommunications service. In many countries, Internet telephone services has not yet been addressed by legislation or regulatory action. Increased regulation of the Internet and/or Internet service providers and Internet communications service providers, or the prohibition of Internet and Internet telephone services, in one or more countries could materially adversely affect our business, financial condition, operating results, and future prospects.

  As we make our services available in foreign countries, and as we facilitate sales by our partners to end users located in foreign countries, some countries may require us to qualify to do business in that country. Those countries may also regulate our company or our services, including through requirements to obtain authorization for the provision of voice communications over the Internet or other telecommunications services or for the operation of telecommunications networks. These countries may instead prohibit us in all cases from providing our services or conducting our business as presently conducted or intended to be conducted in those countries. Our failure to qualify as a foreign corporation in a jurisdiction in which we are required to do so or to comply with foreign laws and regulations could materially adversely affect our business, financial condition, and results of operations, including by subjecting us to taxes and penalties or by precluding us from, or limiting us in, enforcing contracts in those jurisdictions.

  Our foreign partners may be, or become, subject to requirements to qualify to do business in a particular country, to comply with regulations, including requirements to obtain authorizations for the provision of voice communications over the Internet or other telecommunications services or for the operation of telecommunications networks, or to stop providing services or conducting their business as presently conducted, or intended to be conducted, in that country. We cannot be certain or assure you that our partners are in compliance, will be able to comply, or will remain in compliance with these or similar requirements. The failure of our partners to comply with these types of requirements could materially adversely affect our business, financial condition, and results of operations.

Properties

  We lease our executive offices at 4900 Rivergrade Road, C110, Irwindale, CA 91706. This lease expires in 2004.

  We have two data centers in the United States. We lease a data center at 800 West Sixth Street, Suite 1250, Los Angeles, California. This lease expires in January 2004. We also lease a data center at 1000 Lakes Drive, Suite 220, West Covina, California. This lease expires in October 2000.

  We lease our Hong Kong data center at New Commerce Center, 19 On Sum Street, Sha Tin, New Territories, Hong Kong. This lease expires in August 2001.

  We lease our Taiwan data center at No. 8, Lane 609, Chung Hsin Road, Section 5; Sung Chung City, Taipei Hsein, Taiwan. This lease expires in January 2001.

Employees

  As of March 31, 2000, we employed 85 employees in the United States and 25 employees in Asia. We consider our relationship with our employees to be good. None of our employees is covered by a collective bargaining agreement.

Legal Proceedings

We are not a party to any material litigation and are not aware of any pending or threatened litigation that could have a material adverse effect on us or our business, taken as a whole.

                                   MANAGEMENT

  The following table sets forth information with respect to our directors, executive officers, and other key employees as of the date of this prospectus.

 Name                            Age Position
 ----                            --- --------
 Ron Higgins....................  42 Chairman
 Alex Liu.......................  41 Chief Executive Officer
 Steven San Eng.................  30 Executive VP of Corporate Development and
                                     Director
 James Courtney.................  37 Chief Operating Officer
 Mark Keithley..................  36 Chief Financial Officer
 Thomas Bao.....................  29 VP of Greater China and Director
 William Haner..................  47 VP of Sales
 Eckhart Gouras.................  39 VP of Business Development
 Gunther Gee....................  31 VP of Technology
 Chris Au.......................  33 VP of Legal and Secretary
 Lloyd Fischer..................  38 Director
 Chan Ki........................  40 Director
 Simon Lo.......................  44 Director
 Jean Salata....................  34 Director

Officers.

  Ron Higgins. Mr. Higgins has served as chairman since February 2000. He has been an advisor to oCen since it was founded in 1997 and has been an active board member since 1998. Mr. Higgins is the founder and former chairman and chief executive officer of Digital Island, a global e-business delivery network for business-critical applications. For nearly two decades, Mr. Higgins has helped build successful technology companies in the networking, communications, desktop publishing, and multimedia areas. With an extensive background in international strategy and marketing, he has developed and implemented sales and marketing programs for a variety of companies ranging from start-ups to large corporations with revenues in excess of $500 million. Before founding Digital Island in February 1994, Mr. Higgins held senior marketing positions at Tut Systems, Mobius Technologies, Radius, Letraset, and General Parametrics.

  Alex Liu. Mr. Liu became chief executive officer of oCen in April 2000, having served as managing director of Asia since February 2000. Mr. Liu has over 20 years of experience marketing professional and information services to corporate and carrier customers around the world, and over 10 years of direct work experience with these enterprises in Asia. Some of his corporate and carrier customers in the region have included traditional and wireless service providers, manufacturers of computer and electronic equipment, software companies, and Internet-based enterprises. Previously, Mr. Liu was the officer-in-charge of the Asia and Americas Communications and Electronics practice of A.T. Kearney, the management consulting arm of EDS, an integrated information technology services firm. He joined A.T. Kearney in 1997 to lead the practice in Asia and relocated to Silicon Valley in 1999 to co-lead the Americas practice. Before joining A.T. Kearney, he worked for the Boston Consulting Group in the United States during the 1980s and in Asia, as a partner and co-founder of the Asia practice, during the 1990s. Mr. Liu holds a B.A. in economics, magna cum laude and Phi Beta Kappa, from Yale University and an M.B.A. from Harvard Business School.

  Steven San Eng. Mr. Eng has served as vice-chairman and executive vice-president of corporate development since April 2000 and as a director since January 2000. Prior to that, he served as chief executive officer, chief financial officer, vice-president of business development, and vice-president of marketing and sales for oCen. Mr. Eng has nearly 10 years of strategy and operations consulting, venture capital, and start-up experience. In 1996, Mr. Eng served as an investment manager at AIG Investment Corp. where he helped manage the $1.1 billion Asian Infrastructure Fund, focusing on private equity telecom investments throughout Asia. Before AIG, Mr. Eng joined Asia Online, one of Hong Kong's largest Internet service providers at the time, to manage their customer service and technical support departments. From October 1994 to September

1996, he was a management consultant with AT Kearney in Asia. From May 1992 to October 1994, he was a consultant with the strategic services group of Anderson Consulting based in New York. Mr Eng has a B.S.E. degree from the Wharton School of the University of Pennsylvania, and speaks fluent Cantonese, Mandarin, and Hakkanese.

  James Courtney. Mr. Courtney has served as chief operating officer since November 1999. Before joining oCen, Mr. Courtney held executive positions in several international joint ventures in communications. From March 1997 to July 1998, Mr. Courtney served as group executive of information systems at Mobile Telephone Networks, a subsidiary of Cable & Wireless. From January 1996 to February 1997, Mr. Courtney served as chief operating officer for M-Tel, a GSM cellular operator and another subsidiary of Cable & Wireless in Johannesburg, South Africa, where he was responsible for a staff of 800. There, he grew M-Tel's operations to over 230,000 subscribers. Before that, Mr. Courtney was with Mobile Telephone Networks from March 1995 to December 1995, Occell Cellular in Columbia from July 1994 to March 1995, and RTC Mobfion in Bulgaria from October 1992 to June 1994, holding positions in business development, information technology, and business operations, respectively. In the United States, Mr. Courtney held several management and engineering positions with GTE Corporation from July 1986 to July 1990. Mr. Courtney has an M.B.A. from the University of Chicago, where he graduated cum laude. He also holds an M.S. in economics from the London School of Economics, as well as B.S. degrees in both electrical engineering and physics from the University of South Florida.

  Mark Keithley. Mr. Keithley has served as chief financial officer since April 2000. He has over 15 years of financial management experience with several major telecommunications companies around the world. Before joining oCen, Mr. Keithley was chief financial officer for Global One Communications Limited responsible for the Asia, Middle East and Africa division. He joined Global One in 1996 to take over financial management of their Asian operations. Before joining Global One, Mr. Keithley led the development of Sprint International's Asia/Pacific Finance Infrastructure. His previous corporate positions also include various roles of increasing management and leadership responsibility in budgeting, accounting, audit and treasury for U.S.-based Sprint and United Telecommunications. Mr. Keithley holds a B.S. in accounting with a minor in finance from University of Illinois at Urbana-Champaign, and a M.B.A. with scholar distinction in international business and markets analysis from the University of Kansas.

  Thomas Bao. Mr. Bao is a co-founder and investor in oCen, and has served as president and director since October 1997 and as vice-president of Greater China since November 1998. Before founding oCen, he founded, funded, and managed Pacific Sunrise, a real estate development company in Los Angeles from October 1994 to October 1996. From February 1993 to September 1994, Mr. Bao worked for Transamerica and from February 1993 to September 1994 for Chung Shing Textiles in various management capacities. Mr. Bao attended the University of San Francisco and is fluent in Mandarin.

  William Haner. Mr. Haner has served as vice-president of sales since April 2000 and has over 15 years experience in the telecommunications industry. He has extensive experience in international sales to carriers and commercial customers. Prior to oCen, Mr. Haner was senior vice president at Pacific Gateway Exchange, where he helped launch the company's international wholesale services. From 1993 to 1994, Mr. Haner served in a similar position with IDB Communications Group, Inc., an international telecommunications company, which has since been acquired by WorldCom. From 1985 to 1993, Mr. Haner was a director of sales for TRT International, Inc., where he was responsible for international data services and implementing enhanced facsimile services.

  Eckhart Gouras Mr. Gouras became vice-president of business development in August 1999. Before joining oCen, from August 1997 to July 1999, Mr. Gouras founded and developed one of Europe's first and largest Internet communications service providers, POPTEL Telecommunications AG in Berlin, Germany. Before his pioneering efforts at POPTEL, Mr. Gouras served as managing director of Silk Road International Limited from August 1993 to July 1997, advising European companies on doing business in China. He also advised the German Privatization Agency on the sale of state-owned enterprises from 1991 to 1992.

Mr. Gouras is a member of the New York bar and worked as a lawyer for Coudert Brothers, an international law firm based in New York. He holds B.A. (Phi Beta Kappa) and J.D. degrees from Columbia University and speaks German, Italian, and Mandarin.

  Gunther Gee. Mr. Gee became vice-president of technology in February 1999. From October 1994 to January 1999, Mr. Gee was the vice-president of operations (and de facto vice-president of technology) at DirectNet Telecommunications, an alternative international telecommunications carrier, where he managed the operations during the company's growth from the start-up stage to $80 million in sales and 150 employees. Mr. Gee oversaw the design and deployment of DirectNet's large-scale wholesale and retail networks in the United States and Europe. Prior to DirectNet, Mr. Gee was a senior consultant with PricewaterhouseCoopers bankruptcy and litigation consulting group. Mr. Gee holds a B.S. in business finance, magna cum laude, from the University of the Pacific.

  Chris Au. Mr. Au became vice-president of legal in August 1998, secretary in January 1999, and vice-president of Asia operations in October 1999. He served as the chief operating officer at oCen from December 1998 to October 1999. Mr. Au is an attorney with over 10 years of law and entrepreneurial experience. Before joining oCen, from September 1995 to June 1998, Mr. Au founded and managed the New York law firm of Au & Yuen, P.C. Before Au & Yuen, he served externships with the Honorable Sonia M. Sotomayor, a Federal District Court Judge, from January 1994 to May 1994 and the New Jersey Attorney General's Office from September 1993 to December 1993. Mr. Au holds a B.S. in finance and international business from New York University and a J.D. from Rutgers University School of Law. He also studied the legal systems of Hong Kong and China at Hong Kong University. Mr. Au is a member of the New York and New Jersey bars and speaks Cantonese.

  Lloyd Fischer. Mr. Fischer became a director of oCen in November 1998. Mr. Fischer is a managing director of ING Barings. Prior to joining ING Barings in October 1999, Mr. Fischer was head of regional telecommunications research for Salomon Smith Barney from March 1998 to October 1999, and held a similar position at Barclays de Zoete Wedd during February 1996 to March 1998. From January 1993 to January 1996, Mr. Fischer was the Asian director of corporate finance for NYNEX Network Systems. Mr. Fischer holds B.S. and J.D. degrees from the University of Illinois and is accredited with a C.F.A. and C.P.A.

  Chan Ki. Mr. Chan became a director of oCen in August 1999. Mr. Chan founded Anderson Group Limited, a real estate and technology corporation, in 1993 and developed it into a HK$1 billion enterprise involved in properties and high technology. Anderson Group is based in Hong Kong with investments in the United States, Hong Kong, and China. An Anderson Group company, Anderson Data Transmission Limited, is an investor in oCen. Mr. Chan is a member of the Tianjin Political Consultative Conference, Life Chairman of the Tianjin University Chan Ki Scholarship, Life Chairman of Tianjin Shing Kin College Chan Ki Scholarship, Life Chairman of Xi'an Transportation College Chan Ki Scholarship, Honorary President of Tianjin Chinese Culture Association, and Honorary President of Chaoshan District Galaxy Award Fund.

  Simon Lo. Mr. Lo became a director of oCen in August 1999. Mr. Lo has over 19 years of experience in the financial, securities, and futures industries. He has been a member of the Chicago Mercantile Exchange since 1986 and holds memberships in the Index & Option Market and the International Monetary Market. He is currently the deputy chairman of Tai Fook Securities Group Limited, managing director of New World CyberBase Limited and executive director of Huey Tai International Limited, The Kwong Sang Hong International Limited and Pacific Ports Company Limited, each of which is a listed company on the Stock Exchange of Hong Kong. New World Cyberbase is the Internet investment arm of the New World group of companies and an investor in oCen.

  Jean Salata. Mr. Salata became a director of oCen in November 1998. Mr. Salata is the founder and the managing member of the general partner of the $305 million Baring Asia Private Equity Fund, an Asia-focused and Asian-based venture fund advised by Baring Private Equity Partners Asia, which belongs to the ING

Group, a leading integrated financial services institution. Mr. Salata has regional responsibility for the fund's investment activities. The fund has closed over 20 investments throughout the region since its inception in 1997, including management-led buyouts in the technology sector and early-stage Internet investments. Mr. Salata is chairman of NetStar, a pan-Asian network integrator, in which the fund holds a controlling interest. He is also a director of ActionAce.com, an interactive entertainment software applications and service provider. Mr. Salata has previously worked for the Asian private equity arm of AIG from 1995 to 1997, for Shiu Wing Steel Limited, an Asian industrial group, from 1991 to 1995, and for Bain & Company, the management consulting firm, from 1988 to 1991. He graduated with honors with a B.S. in economics from the Wharton School of the University of Pennsylvania.

Committees of the Board

  We have established an audit committee, comprised of Lloyd Fischer, Chan Ki, and Simon Lo. The audit committee reviews our internal accounting procedures and consults with and reviews the results and scope of the audit and other services provided by our independent accountants. We have also established a compensation committee, comprised of Steven San Eng, Ron Higgins, Chan Ki, and Jean Salata. The compensation committee administers our share option plans and reviews and approves the compensation and benefits for our key executive officers. This committee also establishes and reviews general policies relating to compensation and benefits of our employees.

Director Compensation

  Other than reimbursing directors for customary and reasonable expenses of attending board and committee meetings, we do not currently compensate our non-employee directors.

Compensation Committee Interlocks and Insider Participation

  Prior to this offering, our board of directors has not had a compensation committee, and all compensation decisions relating to our officers have been made by the full board of directors. Upon the closing of this offering, the compensation committee will make all compensation decisions regarding our officers. No interlocking relationship exists between the compensation committee and the board of directors or compensation committee of any other company, nor have any interlocking relationships existed in the past.

Executive Compensation

  Compensation Summary. The following table sets forth compensation information for the chief executive officer and the three other most highly compensated executive officers of oCen for the year ended September 30, 1999.

                           Summary Compensation Table

                                              Annual Compensation
                                 ----------------------------------------------
                                                    Securities
                                                    Underlying   Other Annual
Name and Principal Positions     Salary($) Bonus($)  Options    Compensation($)
----------------------------     --------- -------- ----------  ---------------
Alex Liu, Chief Executive
 Officer (1)...................
Steven San Eng, Executive VP of
 Corporate Development (2).....   $67,615  $50,000     3,650(6)        --
Thomas Bao, VP of Greater China
 (3)...........................    61,011   20,000     3,650(6)        --
Chris Au, VP of Legal and
 Secretary (4) ................    60,403   30,000     2,830(7)        --
Gunther Gee, VP of Technology
 (5)...........................    47,610   10,000    81,070(8)        --

--------

(1) Mr. Liu became chief executive officer in April 2000. Prior to serving as our chief executive officer, Mr. Liu served as our managing director of Asia from February 2000 to April 2000.

(2) Mr. Eng was our chief executive officer from January 1999 to April 2000. Prior to serving as our chief executive officer, Mr. Eng served as our chief financial officer, vice-president of business development, and vice-president of marketing and sales.

(3) Mr. Bao served as our chief executive officer from October 1997 until January 1999.

(4) Mr. Au served as our chief operating officer from December 1998 to October 1999.

(5) Mr. Gee has served as our vice-president of technology since February 1999 and, therefore, these amounts are for less than a full year.

(6) The options are subject to a four year vesting period starting from June 1, 1998.

(7) The options are subject to a four year vesting period starting from August 19, 1998.

(8) The options are subject to a four year vesting period starting from February 15, 1998.

  Option Grants in Last Fiscal Year. The following table provides certain information regarding stock options granted to the executive officers named in the Summary Compensation Table during the fiscal year ended September 30, 1999. We granted to our employees options to purchase 994,490 shares of our common stock during fiscal year 1999. All options were granted with an exercise price equal to the fair market value of the common stock on the date of grant, as determined by the board of directors. Options will terminate before their expiration date if the optionee is no longer an employee or consultant of oCen. Please note that for purposes of calculating the potential realizable value, we have done the following, in accordance with Securities and Exchange Commission
Rules:

  .  multiplied the number of shares subject to each option by $   , the
     assumed initial public offering price per share; and . calculated the gains or "option spreads" that would exist for the options assuming an annual compounded stock appreciation of 5% and 10% from the date the option was granted over the full option term.

  These assumed annual compound rates are mandated by the Securities and Exchange Commission and do not represent our estimate or projection of future stock prices.

                       Option Grants in Fiscal Year 1999

                                                                  Potential
                                                                 Realizable
                               Individual Grants              Value at Assumed
                  -------------------------------------------   Annual Rates
                              % of Total                       of Stock Price
                  Number of    Options                        Appreciation for
                  Securities   Granted    Exercise               Option Term
                  Underlying to Employees or Base                (thousands)
                   Options    in Fiscal    Price   Expiration -----------------
Name              Granted(#)     Year      ($/Sh)     Date     5%($)    10%($)
----              ---------- ------------ -------- ---------- -------- --------
Alex Liu.........      --        --          --         --         --       --
Steven San Eng...    3,650       0.4%      $0.20     7/8/09   $     49 $     51
Thomas Bao.......    3,650       0.4        0.20     7/8/09         49       51
Chris Au.........    2,830       0.3        0.20     7/8/09         38       40
Gunther Gee......   81,070       8.1        0.20     7/8/09      1,090    1,143

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values. The following table provides summary information regarding options/stock appreciation rights (SARs) held by the executive officers named in the Summary Compensation Table as of September 30, 1999. The value realized is equal to the fair market value of the purchased shares on the date of option exercise, less the price paid for such shares. The value of unexercised in-the-money options is based on an assumed initial public offering price of $13.00 per share, less the exercise price payable for the shares.

         Aggregated Option Exercises in 1999 and Year-End Option Values

                                                       Number of Securities
                                                      Underlying Unexercised   Value of Unexercised In-
                                                           Options/SARs         the-Money Options/SARs
                                                          at Year-End(#)            at Year-End($)
                         Shares Acquired    Value    ------------------------- -------------------------
Name                     on Exercise(#)  Realized($) Exercisable Unexercisable Exercisable Unexercisable
----                     --------------- ----------- ----------- ------------- ----------- -------------
Alex Liu................       --            --           --          --                        --
Steven San Eng..........       --            --         3,650         --                        --
Thomas Bao..............       --            --         3,650         --                        --
Chris Au................       --            --         2,830         --                        --
Gunther Gee.............       --            --        81,070         --                        --

Employee Benefit Plans

2000 Stock Incentive Plan

  Introduction. Our 2000 stock incentive plan is intended to serve as the successor equity incentive program to our 1998 stock option/stock issuance plan. Our 2000 plan was adopted by our board on March 15, 2000 and approved by
the stockholders in      2000. Our 2000 plan will become effective on the date
the underwriting agreement for this offering is signed. At that time, all outstanding options under the predecessor 1998 stock option/stock issuance plan will be transferred to our 2000 plan, and no further option grants will be made under that predecessor plan. The transferred options will continue to be governed by their existing terms, unless our compensation committee elects to extend one or more features of our 2000 plan to those options. Except as otherwise noted below, the transferred options will have substantially the same terms as in effect for grants made under the discretionary option grant program of our 2000 plan.

  Share Reserve.      shares of common stock have been authorized for issuance
under our 2000 plan. Such share reserve consists of the number of shares we estimate will be carried over from our 1998 stock option/stock issuance plan, including the shares subject to outstanding options thereunder, plus an
additional increase of approximately      shares. The number of shares of
common stock reserved for issuance under our 2000 plan will automatically increase on the first trading day in January each calendar year, beginning in
calendar year 2001, by an amount equal to   % of the total number of shares of
common stock
outstanding on the last trading day in December of the preceding calendar year,
but in no event will any such annual increase exceed      shares. In addition,
no participant in our 2000 plan may be granted stock options, separately exercisable stock appreciation rights, or direct stock issuances for more than shares of common stock per calendar year.

  Equity Incentive Programs. Our 2000 plan is divided into five separate components:

  . the discretionary option grant program, under which eligible individuals in our employ or service may be granted options to purchase shares of common stock at an exercise price not less than 100% of the fair market value of those shares on the grant date;
  . the stock issuance program, under which such individuals may be issued shares of common stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the attainment of performance milestones or the completion of a specified period of service;
  . the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants;
  . the automatic option grant program, under which option grants will automatically be made at periodic intervals to our non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and
  . the director fee option grant program, under which our non-employee board members may be given the opportunity to acquire special below-market option grants.

  Eligibility. The individuals eligible to participate in our 2000 plan include our officers and other employees, our non-employee board members, and any consultants we hire.

  Administration. The discretionary option grant program and the stock issuance program will be administered by the compensation committee, which shall be divided into a primary committee and a secondary committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the exclusive authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years.

  Plan Features. Our 2000 plan will include the following features:

  . The exercise price for the shares of common stock subject to option grants made under our 2000 plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the plan administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

  . The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including options transferred from the 1998 plan, in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

  . Stock appreciation rights are authorized for issuance under the discretionary option grant program. Such rights will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the fair market value of the vested shares of common stock subject to the surrendered option, less the aggregate exercise price payable for those shares. Such appreciation distribution may be made in cash or in shares of common stock. None of the outstanding options under our 1998 plan contain any stock appreciation rights.

  . The 2000 plan will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

   . In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

   . The compensation committee will have complete discretion to structure one or more options under the discretionary option grant program so those options will vest as to all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions.

   . The compensation committee will also have the authority to grant options which will immediately vest in the event we are acquired, whether or not those options are assumed by the successor corporation.

   . The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections for board membership. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

   . The options currently outstanding under our 1998 plan will immediately vest in the event we are acquired by merger or sale of substantially all our assets, unless those options are assumed by the acquiring entity or our repurchase rights with respect to any unvested shares subject to those options are assigned to such entity. However, a number of those options also contain a special acceleration provision pursuant to which the shares subject to those options will immediately vest upon an involuntary termination of the optionee's employment within 18 months following an acquisition in which the repurchase rights with respect to those shares are assigned to the acquiring entity.

  Salary Investment Option Grant Program. In the event the compensation committee elects to activate the salary investment option grant program for one or more calendar years, each of our executive officers and other highly compensated employees selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. Each selected individual who files such a timely election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount by which the optionee's salary is reduced under the program. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect.

  Automatic Option Grant Program. Under the automatic option grant program, each individual who first becomes a non-employee board member at any time after the completion of this offering will automatically receive an option grant for shares on the date such individual joins the board, provided such individual has not been in our prior employ. In addition, on the date of each annual stockholders meeting held after the completion of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase shares of common stock, provided such individual has served on our board for at least six months.

  Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. The shares subject to each
initial    -share automatic option grant will vest in a series of four successive annual installments upon the optionee's completion of each year of board service over the four-year period measured from the grant date. The
shares subject to each annual    -share automatic option grant will vest upon
the optionee's completion of one year of board service measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member.

  Director Fee Option Grant Program. If the director fee option grant program is activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon the optionee's death or disability while serving as a board member.

  Our 2000 plan will also have the following features:

  . Outstanding options under the salary investment and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

  . Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

  . The board may amend or modify the 2000 plan at any time, subject to any required stockholder approval. The 2000 plan will terminate no later than the last business day of July 2010.

Employee Stock Purchase Plan.

  Introduction. Our employee stock purchase plan was adopted by the board on
March 15, 2000 and approved by the stockholders in      2000. The plan will
become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of our common stock, at semi-annual intervals, with their accumulated payroll deductions.

  Share Reserve. shares of our common stock will initially be reserved for issuance. The reserve will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2001, by an amount equal to 1% of the total number of outstanding shares of our common stock on the last trading day in December in the prior calendar year. In no event will any such
annual increase exceed     shares.

  Offering Periods. The plan will have a series of successive overlapping offering periods, with a new purchase interval beginning on the first business day of February and August each year. Each purchase interval will have a duration of 24 months, unless otherwise determined by the compensation committee. However, the initial offering period may have a duration in excess of 24 months and will start on the date the underwriting agreement for this offering is signed and will end on the last business day in January 2002. The next purchase interval will start on the first business day in August 2000.

  Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on the start date of that period. However, employees may participate in only one offering period at a time.

  Payroll Deductions. A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of January and July
each year. However, a participant may not purchase more than     shares on any
purchase date, and not more than     shares may be purchased in total by all
participants on any purchase date. Our compensation committee will have the authority to change these limitations for any subsequent offering period.

  Reset Feature. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

  Change in Control. Should we be acquired by merger or sale of substantially all of our assets or more than 50% of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

  Plan Provisions. The following provisions will also be in effect under the plan:

  .  The plan will terminate no later than the last business day of July
     2010.
  . The board may, at any time, amend, suspend, or discontinue the plan. However, certain amendments may require stockholder approval.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information known to us with respect to beneficial ownership of our common stock as of January 31, 2000, as adjusted to reflect the sale of common stock in this offering, by:

  . each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding common stock, . each of our directors,
  . each of our named executive officers, and . all directors and executive officers as a group.

  Except as otherwise noted, the address of each person listed in the table is c/o oCen Communications, Inc., 4900 Rivergrade Road, C110, Irwindale, CA 91706. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 14,406,116 shares of common stock outstanding as of January 31, 2000, assuming the conversion of all outstanding preferred stock into common stock and the portion of the convertible notes that automatically convert into 230,769 shares of common stock upon the closing of this offering, and 18,497,885 shares outstanding after the completion of this offering, based on 14,697,885 shares outstanding as of March 31, 2000 in each case together with applicable options for that stockholder. The 14,697,885 shares outstanding as of March 31, 2000 excludes 2,098,815 shares of common stock reserved for issuance upon exercise of outstanding options at a weighted average exercise price of $4.11 per share and 85,333 warrants outstanding at a weighted average exercise price of $1.62. Shares of common stock issuable upon exercise of options and other rights beneficially owned that are exercisable within 60 days of January 31, 2000 are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights but are not deemed outstanding for computing the percentage ownership of any other person. A portion of the shares issued to officers or issuable upon exercise of options by officers is subject to repurchase by us at the original exercise price in the event of termination of that officers' employment, which repurchase right lapses over time.

                                                                Percentage of
                                                                Total Shares
                                                    Shares    -----------------
                                                 Beneficially  Before   After
Name of Beneficial Owner                            Owned     Offering Offering
------------------------                         ------------ -------- --------
Entities affiliated with ING Group
 P.O. Box 431, Alexander House,
 13-15 Victoria Road, St. Peter Port,
 Guernsey, Channel Islands, GY1 3ZD (1)........   2,912,480     20.2%    15.7%

Excel-Foundation Limited
 36/F New World Tower
 16-18 Queen's Road Central, Hong Kong (2).....   2,192,999     15.2%    11.9%

Entities affiliated with Anderson Data
 Transmission Limited
 Room 3307-9, 33/F, Office Tower,
 Convention Plaza, No.1 Harbour Road
 Wanchai, Hong Kong (3)........................   2,192,998     15.2%    11.9%

Goodrich Communications
 1950 Samara Dr.
 Rowland Heights, CA 91748.....................   1,682,619     11.7%     9.1%

Thomas Bao (4).................................   1,142,591      7.9%     6.2%

Joe Bao........................................     847,266      5.9%     4.6%

Steven San Eng (4).............................     731,150      5.1%     4.0%

Chris Au (5)...................................     182,830      1.3%     1.0%

Gunther Gee (6)................................     121,070        *        *

Ron Higgins (7)................................      95,000        *        *

Lloyd Fischer (1) (8)..........................   3,057,481     21.1%    16.5%

Jean Salata (1)................................   2,912,480     20.2%    15.7%

Simon Lo (2)...................................   2,192,999     15.2%    11.9%

Chan Ki (3)....................................   2,192,998     15.2%    11.9%

All directors and executive officers as a group
 (13 persons) (9)..............................   9,841,119     68.3%    53.2%

--------
 *  Less than one percent.

(1) Consists of 2,912,480 shares held by BAPEF Investments IV Limited. Mr. Salata is a managing member of the general partner of BAPEF Investments IV Limited. Mr. Fischer is a director of ING Barings Asia Limited. Mr. Fischer disclaims beneficial ownership of the shares owned by ING Group and its affiliates, except to the extent of his pecuniary interest, if any.

(2) Consists of 2,192,999 shares held by Excel-Foundation Limited, which are beneficially owned by New World CyberBase Limited. Excel-Foundation Limited disclaims beneficial ownership of the 2,192,999 shares beneficially owned by New World CyberBase Limited except to the extent of its pecuniary interest, if any. Mr. Lo is a director of Excel-Foundation Limited and New World CyberBase Limited. Mr. Lo disclaims beneficial ownership of those shares, except to the extent of his pecuniary interest, if any.

(3) Consists of 2,192,998 shares held by Anderson Data Transmission Limited. Anderson Information Technology Limited transferred the 2,192,998 shares held by them to Anderson Data Transmission Limited on February 1, 2000. Mr. Chan is President of Anderson Data Transmission Limited and Anderson Information Technology Limited. Mr. Chan disclaims beneficial ownership of those shares, except to the extent of his pecuniary interest, if any.

(4) Includes options exercisable for 3,650 shares.

(5) Includes options exercisable for 2,830 shares and 180,000 shares held by Mr. Au's spouse. Mr. Au disclaims beneficial ownership of those shares.

(6) Includes options exercisable for 121,070 shares.

(7) Includes options exercisable for 95,000 shares.

(8) Includes options exercisable for 65,000 shares.

(9) Includes options exercisable for 416,200 shares.

                           RELATED PARTY TRANSACTIONS

  We have entered into an indemnification agreement with our in-house legal advisor, Chris Au.

  From our inception, we have funded losses and capital expenditures with cash from financing activities. These activities included the private placement of the following:

  . Common Stock. Common stock sold to our founders for an aggregate amount of approximately $200,000 in October 1997; as of March 31, 2000, the cumulative exercise of options to purchase 61,000 shares for an aggregate exercise price of approximately $13,000.

  . Convertible Notes. Convertible notes with an aggregate principal amount of approximately $280,000 sold to a group of private investors during fiscal years 1998 and 1999.

  . Series A. Convertible preferred stock sold to the Baring Asia Private
    Equity Fund, and private investors for an aggregate amount of approximately $2 million in November 1998.

  . Series B. Convertible preferred stock sold to Excel-Foundation, a wholly-owned subsidiary of New World Cyberbase, and Anderson Information Technology, for an aggregate amount of approximately $6.5 million in September 1999.

  . Series C. Convertible preferred stock sold to existing stockholders, Lotus Asset Management under the Lotus Liberator Fund, and private investors for an aggregate amount of approximately $2.2 million in November 1999.

  . Series D. Convertible preferred stock sold to existing stockholders for an aggregate amount of approximately $8 million in January 2000.

  . Convertible Notes. Convertible notes with an aggregate principal amount of $10 million sold to a group of private investors in January 2000.

  The number of shares of common stock and convertible preferred stock below reflects a 10,000 for 1 stock split in August 1998 and 3 for 1 stock split in April 1999.

  In October 1997, we issued an aggregate of 4,888,800 shares of common stock for an aggregate purchase price of approximately $200,000 to our founders, Joe Bao, Thomas Bao, Kal Wong, Mitch Wang, Edward Manolos, Goodrich Communications Co., and Pacific Resources Technology Corp. We also issued convertible notes with an aggregate principal amount of approximately $280,000 during fiscal years 1998 and 1999. These notes bear interest at the rate of 5.5% annually and expire in July 2001. In the event of a qualified financing of at least $1 million in gross proceeds, the noteholders have the option to convert these notes into equity securities at the same price as the securities issued in the qualified financing. Approximately $230,000 of the notes outstanding were converted into 186,234 shares of Series A preferred stock in November 1998.

  In November 1998, we issued 1,600,023 shares of Series A convertible preferred stock for $2 million, which included the conversion of some promissory notes in November 1998. The Baring Asia Private Equity Fund purchased 2,512,480 shares of Series A convertible preferred stock, Lloyd Fischer purchased 80,004 shares of Series A convertible preferred stock, Thomas Bao purchased 79,701 shares of Series A convertible preferred stock, and Joe Bao purchased 32,466 shares of Series A convertible preferred stock. In connection with this offering, we issued a warrant to the Baring Asia Private Equity Fund to purchase shares of Series A preferred stock if we did not meet certain revenue milestones. The warrant became fully vested, immediately exercisable and unable to be forfeited on July 31, 1999, when we did not meet these milestones. The warrant was exercised in August 1999, and we issued 1,312,480 shares of Series A preferred stock.

  In September 1999, we issued 3,403,141 shares of Series B convertible preferred stock for $6.5 million to a subsidiary of New World Cyberbase and to Anderson Information Technology. New World Cyberbase purchased 1,701,571 shares of Series B convertible preferred stock and Anderson Information Technology purchased 1,701,570 shares of Series B convertible preferred stock.

  In November 1999, we issued 1,023,807 shares of Series C convertible preferred stock for $2.2 million to Lotus Asset Management, a group of private investors, and existing stockholders. New World Cyberbase purchased 238,095 shares of Series C convertible preferred stock and Anderson Information Technology purchased 238,095 shares of Series C convertible preferred stock.

  In January 2000, we issued 1,066,665 shares of Series D convertible preferred stock to existing stockholders for approximately $8 million. The Baring Asia Private Equity Fund purchased 400,000 shares of Series D convertible preferred stock, New World Cyberbase purchased 253,333 shares of Series D convertible preferred stock, and Anderson Information Technology purchased 253,333 shares of Series D convertible preferred stock.

  All of our preferred stock financings had substantially the same terms. The preferred stock has voting rights equal to the shares of common stock into which the preferred stock is convertible, limited dividend rights, liquidation preferences of the original purchase price plus 6% per annum, no redemption rights, and the right to convert to common stock at any time.

  In January 2000, we issued $10 million in aggregate principal amount of convertible notes bearing interest at 6% annually, which mature in January 2005, to a group of private investors. If we receive gross proceeds of at least $10 million in another round of financing, then 30% of the outstanding principal amount of each note will convert into our capital stock with the rest of the balance paid out by us. If we consummate an initial public offering prior to January 2005, receive gross proceeds of at least $10 million in another round of financing, or default under the terms of the notes, then we, in our sole discretion, can convert the entire outstanding amount of the notes into our capital stock.

  All shares of our preferred stock will convert into common stock on a 1-for-1 basis upon completion of this offering. Shares and warrants held by affiliated persons and entities have been aggregated. See "Principal Stockholders." In connection with the above transactions, we entered into agreements with the investors providing for registration rights with respect to these shares. See "Description of Capital Stock--Registration Rights." All the preferred stock holders are parties to an investors' rights agreement dated January 4, 2000. The agreement provides that each investor who holds at least 500,000 shares of preferred stock has a right of first offer. Each founder and investor is also subject to our right of first refusal. Both the right of first offer and right of first refusal terminate upon the completion of this offering.

  ING Group and its affiliates own 16.4% of the Baring Asia Private Equity Fund, which in turn owns approximately 20% of our existing share capital. That fund initially acquired 2,512,480 shares of our Series A convertible preferred stock in November 1998. In January 2000, it acquired an additional 400,000 shares of our Series D convertible preferred stock. The Baring Asia Private Equity Fund is also an investor in NetStar. We have entered into a strategic marketing relationship with NetStar. Jean Salata, one of our directors, is a managing member of the general partner of the Baring Asia Private Equity Fund and is also the chairman of NetStar. Lloyd Fischer, another of our directors, is the managing director of ING Barings and is a director of ING Barings Asia Limited. Mr. Fischer acquired 80,004 shares of Series A convertible preferred stock in November 1998. In 1999, we granted Mr. Fischer options for an additional 65,000 shares of our common stock. We have entered into a strategic marketing relationship with NetStar, in which we have both agreed to partner to launch IP-based communication services for Taiwan and then greater China.

  During the period ended September 30, 1998 and 1999, stockholders and other parties related to oCen loaned us approximately $230,000 and $50,000, respectively, in exchange for notes convertible into our equity securities. These notes are unsecured, bear interest at 5.5% annually, and mature during various months in the year 2001. In connection with our Series A preferred stock financing, notes totaling approximately $230,000, plus accrued interest of $2,790, were converted into 186,234 shares of Series A preferred stock. We repaid the remaining note for $50,000.

  At September 30, 1998 and 1999, we held notes receivable from Chris Au, Rodger Huang, and Steven San Eng totaling approximately $61,000 and $66,000, respectively, for the purpose of exercising their stock options. The notes are unsecured, bear interest at 5.5% per year, and mature on September 29, 2001.

  Any future transactions, including loans between our company and our officers, directors, and principal stockholders and their affiliates, will require approval of a majority of the board of directors, including a majority of the independent and disinterested directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                          DESCRIPTION OF CAPITAL STOCK

  The following description of our capital stock and provisions of our certificate of incorporation and our bylaws are summaries. Complete copies of these documents have been or will be filed with the SEC as exhibits to our registration statement. The description of our capital stock reflects changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of our certificate of incorporation.

  Our authorized capital stock consists of 27,850,000 shares of common stock, par value $0.001 and 11,700,000 shares of preferred stock, par value $0.001.

Common Stock

  As of January 31, 2000, 14,406,116 shares of common stock were outstanding, assuming conversion of all outstanding shares of convertible preferred stock into common stock, held of record by 28 stockholders. After the offering, 18,497,885 shares will be outstanding. Upon consummation of this offering, all shares of our existing convertible preferred stock will convert into common stock.

  In connection with our credit facility, we issued to the lender a warrant to purchase 80,000 shares of Series A convertible preferred stock at $1.25 per share, which would be equivalent to 80,000 shares of common stock upon consummation of this offering. In June 1999, the warrant became fully vested, exercisable, and unable to be forfeited.

  In connection with our equipment lease line, we issued to the lender a warrant to purchase 5,333 shares of Series D convertible preferred stock at $7.50 per share, which would be equivalent to 5,333 shares of common stock upon consummation of this offering.

  Holders of common stock are entitled to receive dividends as may from time to time be declared by the board of directors out of funds legally available. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Holders of common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding up of oCen, holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our liabilities and the liquidation preference of any outstanding class or series of preferred stock. The rights, preferences and privileges of holders of common stock are subject to the rights of any series of preferred stock that we may issue in the future, as described below.

Preferred Stock

  The board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by our stockholders. The issuance of preferred stock by the board of directors could adversely affect the rights of holders of common stock.

Registration Rights

  Under the terms of an agreement with some of our stockholders, after the closing of this offering the holders of 8,406,116 shares of common stock will be entitled to demand the registration of their shares under the Securities Act of 1933. Upon the request of holders of 50% of such shares, we are required to register their shares under the Securities Act of 1933 subject to limitations described in the relevant agreement. We are not required to effect more than one demand registration for these stockholders. In addition, after the closing of this offering, these holders will be entitled to piggyback registration rights with respect to the registration of their shares of common stock. If we propose to register any shares of common stock either for our account or for the account of other security holders, the stockholders with piggyback rights are entitled to receive notice of the registration and are entitled to include their shares in the registration, subject to some limitations. Further, at any time after we become eligible to file a registration statement on Form S-3, the holders of the registrable securities may require us to file registration statements under the Securities Act of 1933 on Form S-3 with respect to their shares of our common stock. These registration rights are subject to conditions and limitations, among which is the right of the underwriters of an offering to limit the number of shares of common stock held by stockholders with registration rights to be included in a registration. We are generally required to bear all of the expenses of these registrations, including the reasonable fees of a single counsel acting on behalf of all selling stockholders, but excluding underwriting discounts and commissions. Registration of any of the shares of our common stock held by stockholders with registration rights would result in those shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon the effectiveness of that registration.

Stockholder Action; Special Meeting of Stockholders

  The Delaware certificate of incorporation that will become effective immediately prior to the effectiveness of this offering states that stockholders may not take action by written consent, but only at duly called annual or special meetings of stockholders. The Delaware certificate of incorporation also provides that special meetings of stockholders may be called only by a majority of the board of directors.

Advance Notice Requirements For Stockholder Proposals and Director Nominations

  The bylaws provide that stockholders must provide timely notice in writing to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders. To be timely notice for an annual meeting, a stockholder's notice must be delivered to or mailed and received at our principal executive offices at least 120 days before the first anniversary of the date our notice of the previous year's annual meeting of stockholders was provided to stockholders. If the date of the annual meeting of stockholders has been changed to be more than 30 calendar days before or more than 70 calendar days after that anniversary, notice by the stockholder, to be timely, must be received at least 90 days but no earlier than 120 days before the annual meeting of stockholders or 10 days following the date on which notice of the date of the meeting is made public. If, at any annual meeting, the number of directors to be elected to the board of directors is increased and we do not publicly announce all the nominees or specify the size of the increased board of directors at least 100 days before the anniversary of the previous year's annual meeting, a stockholder's notice will be considered timely, but only with respect to nominees for the new positions created by the increase provided the notice is received no later than 10 days after the nominees are announced to the public. To be a timely notice for a special meeting at which one or more directors will be elected to the board of directors, a stockholder's notice must be delivered to us no later than 10 days after notice of the date of the meeting and the nominees proposed to be elected are announced to the public. The bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may keep stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Board of Directors

  Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, prior to the closing of the offering, two of the nominees to the board will be elected to one-year terms, three will be elected to two-year terms, and three will be elected to three-year terms. Thereafter, directors will be elected for three-year terms. Ron Higgins, Chan Ki and Simon Lo have been designated Class I directors whose term expires at the 2001 annual meeting of stockholders. Steven San Eng and Jean Salata have been designated Class II directors whose term expires at the 2002 annual meeting of stockholders. Lloyd Fischer and Thomas Bao have been designated Class III directors whose term expires at the 2003 annual meeting of stockholders.

Authorized But Unissued Shares

  The authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it harder or discourage an attempt to obtain control of us by a proxy contest, tender offer, merger, or otherwise.

 Change of Control Provisions in Employee Benefit Plans

  The 2000 Plan provides that in the event that we merge with or into another corporation or sell substantially all of our assets, the successor corporation will assume or substitute each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of fifteen days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the fifteen-day period.

 Delaware Anti-Takeover Law and Charter Provisions

  We are subject to Section 203 of the Delaware General Corporation Law which generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder.
Section 203 applies unless:

  . prior to the date the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
  . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding certain shares; or
  . on or after the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66/3% of the outstanding voting stock that is not owned by the interested stockholder.

  Provisions of our certificate of incorporation and Delaware law may delay, defer or prevent a change in our control and may adversely affect the voting and other rights of holders of common stock. In particular, our certificate of incorporation provides for a classified board of directors and the inability of stockholders to vote cumulatively for directors.

 Limitation on Directors' Liability and Indemnification Matters

  Our certificate of incorporation provides that, except to the extent provided by Delaware law, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty while serving as directors. This provision also does not affect the directors' responsibilities under Delaware corporate law or any other laws, such as the federal securities laws or state or federal environmental laws. Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers, we have been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  We have obtained liability insurance for our executive officers and directors and have entered into indemnity agreements to indemnify our in-house legal advisors in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, indemnify them for expenses, judgments, and fines and amounts paid in settlement that are actually and reasonably incurred by them in any action, suit, or proceeding arising out of their legal or professional services on our behalf.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is Boston Equiserve.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has not been any public market for our common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market after the offering, or the perception that sales could occur, could adversely affect the market price of our common stock and our ability to raise equity capital in the future on terms favorable to us.

  After the offering, 18,497,885 shares of our common stock will be outstanding, assuming that the underwriters do not exercise the over-allotment
option. Of these shares, all of the      shares sold in the U.S. offering and
all of the   shares sold in the international offering, which are being offered and sold outside the United States pursuant to Regulation S but may be resold from time to time in the United States, will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which rules are summarized below.

  The following table shows approximately when the      shares of our common
stock that are not being sold in this offering but which will be outstanding when this offering is complete will be eligible for sale in the public market:

     Eligibility of Restricted Shares
     for Sale in the Public Market
     --------------------------------
     180 days after the effective date ................................

  Resale of most of the restricted shares that will become available for sale in the public market starting 180 days after the effective date will be limited by volume and other resale restrictions under Rule 144 because the holders are our affiliates.

  Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

  . 1% of the number of shares of common stock then outstanding, which will
    equal approximately      shares immediately after this offering; or
  . the average weekly trading volume of the common stock on the Nasdaq
    National Market during the four calendar weeks before a notice of the sale on Form 144 is filed.

  Sales under Rule 144 must also comply with manner of sale provisions and notice requirements and are subject to the availability of current public information about our company.

  Rule 144(k). Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days before a sale, and who has beneficially owned the restricted shares for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  Rule 701. Subject to limitations on the aggregate offering price of a transaction and other conditions, our employees, directors, consultants or advisors who purchased shares from us, or to whom we granted options to acquire our shares, under a stock option plan or other written agreement prior to the date we become subject to the reporting requirements of the Securities Exchange Act in reliance on Rule 701, can resell those shares

90 days after the effective date of this offering in reliance on Rule 144, but without complying with some of the restrictions, including the holding period, contained in Rule 144.

  Lock-Up Agreements. Our officers, directors, and substantially all the holders of our common stock will sign lock-up agreements under which they will agree not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. However, Lehman Brothers may, in its sole discretion, at any time, and without notice, release all or any portion of the shares subject to these lock-up agreements. Lehman Brothers currently has no intention of releasing any shares subject to the lock-up. For a more detailed description of these lock-up agreements, see "Underwriting."

  Registration Rights. Under the terms of an agreement with some of our stockholders, after the closing of this offering, the holders of 8,406,116 shares of common stock will be entitled to demand the registration of their shares under the Securities Act of 1933. Upon the request of holders of 50% of such shares, we are required to register their shares under the Securities Act of 1933 subject to limitations described in the relevant agreement. We are not required to effect more than one registration for such holders pursuant to these demand registration rights. In addition, after the closing of this offering these holders will be entitled to piggyback registration rights with respect to the registration of their shares of common stock. If we propose to register any shares of common stock either for our account or for the account of other security holders, the holders of shares having piggyback rights are entitled to receive notice of the registration and are entitled to include their shares in the registration, subject to some limitations. Furthermore, at any time after we become eligible to file a registration statement on Form S-3, the holders of the registrable securities may require us to file registration statements under the Securities Act of 1933 on Form S-3 with respect to their shares of our common stock. These registration rights are subject to conditions and limitations, among which is the right of the underwriters of an offering to limit the number of shares of common stock held by security holders with registration rights to be included in such registration. We are generally required to bear all of the expenses of all these registrations, including the reasonable fees of a single counsel acting on behalf of all selling stockholders, except underwriting discounts and selling commissions. Registration of any of the shares of our common stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon effectiveness of such registration.

  Stock Options.  Immediately after the closing of this offering, we intend to
file a registration statement under the Securities Act covering      shares of
our common stock reserved for issuance under our stock option plans.

  As of March 31, 2000, we had 2,098,815 shares of our common stock reserved for issuance upon exercise of outstanding stock options at a weighted average exercise price of $4.11 per share and 85,333 warrants outstanding at a weighted average exercise price of $1.62 per share.

                       MATERIAL UNITED STATES INCOME TAX
                       CONSEQUENCES FOR NON-U.S. HOLDERS

Overview

  The following discussion summarizes material U.S. federal income and estate tax aspects of the ownership and disposition of common stock applicable to non-U.S. holders of common stock. In general, a "non-U.S. holder" is a person other than:

  . a citizen or resident of the United States, . a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions,
  . an estate the income of which is subject to U.S. federal income taxation regardless of its sources,
  . a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or
  . a trust that has a valid election in effect under applicable U.S.
    Treasury regulations to be treated as a U.S. person.

  The discussion is based upon the Internal Revenue Code of 1986, as amended, regulations of the Treasury Department, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). The discussion does not address aspects of U.S. federal taxation other than income and estate taxation and only addresses material aspects of federal income and estate taxation. The discussion does not consider any specific facts or circumstances that may apply to a particular non-U.S. holder and does not address all aspects of U.S. federal income tax law that may be relevant to non-U.S. holders that may be subject to special treatment under such law, such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers, certain U.S. expatriates, controlled foreign corporations, passive foreign investment companies or foreign personal holding companies.

  Persons considering the purchase of common stock should consult their tax advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction to their particular situations.

Dividends

  In general, the gross amount of dividends paid to a non-U.S. holder will be subject to U.S. withholding tax at a 30% rate, or any lower rate prescribed by an applicable tax treaty, unless the dividends:

  . are effectively connected with a trade or business carried on by the non-
    U.S. holder within the United States and a Form 4224 is filed with the withholding agent, or
  . if a tax treaty applies, are attributable to a United Sates permanent establishment of the non-U.S. holder.

  If either exception applies, the dividend will be taxed at ordinary U.S. federal income tax rates. A non-U.S. holder may be required to satisfy certain certification requirements in order to claim the benefit of an applicable treaty rate or otherwise claim a reduction of, or exemption from, the withholding obligation under the above described rules. In the case of a non-U.S. holder that is a corporation, effectively connected income may also be subject to an additional branch profits tax, which is generally imposed on a foreign corporation at a rate of 30% of the deemed repatriation from the United States of "effectively connected earnings and profits" or such lower rate as an applicable tax treaty may provide. To the extent a distribution exceeds our current or accumulated earnings or profits, it will be treated first as a return of the holder's tax basis, and then as a gain from the sale of a capital asset. Any withholding tax on a distribution in excess of our accumulated earnings or profits is refundable to the non-U.S. holder upon filing an appropriate claim with the Internal Revenue Service.

  Under current law, dividends paid to an address outside the United States are presumed to be paid to a resident of such country (unless the payor has knowledge to the contrary) for purposes of the withholding tax discussed above and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. For dividends paid after December 31, 2000, a non-U.S. holder of common stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below), will be required to satisfy applicable certification and other requirements.

Disposition of Common Stock

  Generally, a non-U.S. holder will not be subject to U.S. federal income tax on any gain recognized upon the disposition of common stock unless:

  . the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States, or, alternatively, if a tax treaty applies, attributable to a United States permanent establishment maintained by the non-U.S. holder, in which case such gain will be subject to tax at the rates and in the manner applicable to U.S. persons, and, if the holder is a foreign corporation, the branch profits tax may also apply,
  . the common stock is disposed of by an individual non-U.S. holder, who holds the common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such gain will be subject to a flat 30% tax, which may be offset by United States source capital losses even though the individual is not considered a resident of the United States, or
  . (A) we are or have been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2)(A) of the Code at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder's holding period and (B) assuming that the common stock is "regularly traded on an established securities market" for U.S. federal income tax purposes, the non-U.S. holder held, directly or indirectly, at any time during the applicable period from clause (A) above, including on the date of disposition, more than 5% of the outstanding common stock. We are not and do not anticipate becoming a "U.S. real property holding corporation."

  Non-U.S. holders should consult applicable treaties, which may exempt from U.S. taxation gains realized upon the disposition of common stock in certain cases.

Estate Tax

  Common stock owned, or treated as owned, by an individual non-U.S. holder at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable treaty provides otherwise.

Information Reporting and Backup Withholding

  On October 6, 1997, the Internal Revenue Service issued final regulations relating to withholding, information reporting and backup withholding that unify current certification procedures and forms and clarify reliance standards. The final regulations generally will be effective for payments made after December 31, 2000.

  Except as provided below, this section describes rules applicable to payments made on or before December 31, 2000. Backup withholding, which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting and backup withholding rules, generally will not apply to (1) dividends paid to non-U.S. holders that are subject to the 30% withholding discussed above, or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding, or (2) dividends paid on the common stock to a non-U.S. holder at an address outside the United States, unless the payor has actual knowledge that the payee is a U.S. person. We will be required to report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld from, such holder, regardless of whether any tax was actually withheld or whether withholding was required. The information may also be made available to the tax authorities in the non-U.S. holder's country of residence.

  In the case of a non-U.S. holder that sells common stock to or through a U.S. office of a broker, the broker must backup withhold at a rate of 31% and report the sale to the Internal Revenue Service, unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. In the case of a non-U.S. holder that sells common stock to or through the foreign office of a U.S. broker, or a foreign broker with certain types of relationships to the United States, the broker must report the sale to the Internal Revenue Service (but not backup withhold) unless the broker has documentary evidence in its files that the seller is a non-U.S. holder or certain other conditions are met, or the holder otherwise establishes an exemption. A non-U.S. holder will generally not be subject to information reporting or backup withholding if such non-U.S. holder sells the common stock to or through a foreign office of a non-U.S. broker.

  Any amount withheld under the backup withholding rules from a payment to a holder is allowable as a credit against the holder's U.S. federal income tax, which may entitle the holder to a refund, provided that the holder furnishes the required information to the Internal Revenue Service. In addition, certain penalties may be imposed by the Internal Revenue Service on a holder who is required to supply information but does not do so in the proper manner.

  The final regulations eliminate the general, current legal presumption that dividends paid to an address in a foreign country are paid to a resident of that country. The final regulations impose certain certification and documentation requirements on non-U.S. holders claiming the benefit, under a tax treaty, of a reduced withholding rate on dividends.

  Prospective purchasers of the common stock are urged to consult their own tax advisors as to the effect, if any, of the final regulations on their purchase, ownership and disposition of the common stock.

                                  UNDERWRITING

  Lehman Brothers Inc., Bear, Stearns & Co. Inc., and ING Barings LLC are acting as representatives of each of the U.S. underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement between us and the underwriters, which is filed as an exhibit to the registration statement relating to this prospectus, we have agreed to sell to the U.S. underwriters, and each of the U.S. underwriters, severally and not jointly, has agreed to purchase from us, the number of shares of common stock shown opposite its name below:

                                                                       Number of
U.S. Underwriters                                                       Shares
-----------------                                                      ---------
Lehman Brothers Inc. .................................................
Bear, Stearns & Co. Inc. .............................................
ING Barings LLC.......................................................
    Total.............................................................

  Lehman Brothers Inc., Bear, Stearns International Limited, and ING Barings Asia Limited, as agent for ING Bank N.V., are acting as international representatives of each of the international underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement between us and the underwriters, we have agreed to sell to the international underwriters, and each of the international underwriters, severally and not jointly, has agreed to purchase from us the number of shares of common stock shown opposite its name below:

                                                                        Number of
International Underwriters                                               Shares
--------------------------                                              ---------
Lehman Brothers Inc. ..................................................
Bear, Stearns International Limited....................................
ING Barings Asia Limited, as agent for ING Bank N.V....................
    Total..............................................................

  The public offering price of the shares and the underwriting discount in this offering will be the same as the public offering price of the shares and the underwriting discount in the international offering. The closing of this offering is a condition to the closing of the international offering, and the closing of the international offering is a condition to the closing of this offering.

  The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in the offering are subject to approval of legal matters by counsel as well as to other conditions. It also states that if any shares are purchased by the underwriters pursuant to the underwriting agreement, then all of the shares which the underwriters have agreed to purchase pursuant to the underwriting agreement must be purchased.
The underwriters expect to deliver the shares on or about     , 2000.

  The underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus, and to specified selected dealers, who may include the underwriters, at the public
offering price less a selling concession not in excess of $    per share. The
underwriters may allow, and the selected dealers may reallow, a concession not
in excess of $    per share on sales to specified brokers and dealers. After the offering, the representatives may change the offering price and other selling terms. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority that exceed 5% of the total number of shares of common stock offered by them.

  The following table summarizes the underwriting discount we will pay and any other amounts that are deemed to be underwriting compensation by the NASD's rules of fair practice. The underwriting discount is equal to the public offer price per share less the amount paid to us per share. The underwriting discount is equal to % of the public offering price. The other underwriters' compensation relates to 400,000 shares of our capital stock which we sold to a private equity fund, 16.4% of which is owned by ING Group and its affiliates, in January 2000 at a price that is less than the public offering price in this offering.

                                                                  Total
                                                           -------------------
                                                            Without    With
                                                 Number of   Over-     Over-
                                       Per Share  Shares   allotment allotment
                                       --------- --------- --------- ---------
Underwriting discount to be paid by
 us...................................           3,800,000
Other underwriters' compensation......             400,000
                                                            ------    ------
 Total................................
                                                            ======    ======

  The following table summarizes the costs and expenses, other than the underwriting discount, we will pay in connection with the offering. All amounts are estimates except the registration fee, the NASD filing fee and the Nasdaq National Market entry fee.

Registration fee.................................................... $   23,760
NASD filing fee.....................................................      9,500
Blue sky legal fees and other expenses..............................      5,000
Nasdaq National Market entry fee....................................      5,000
Accounting fees and expenses........................................    300,000
Other legal fees and expenses.......................................    450,000
Transfer agent and registrar fee....................................     10,000
Printing and engraving..............................................    250,000
Miscellaneous.......................................................     20,000
                                                                     ----------
 Total.............................................................. $1,073,260
                                                                     ==========

  The underwriters have entered into the agreement among U.S. underwriters and international underwriters. Under this agreement, the U.S. underwriters and the international underwriters may sell between each other as many shares as they may mutually agree. The price of any such shares, unless otherwise determined by mutual agreement, will be the public offering price then in effect less an amount equal to the selling concessions which may be allocated to such shares. To the extent that there are any sales between the U.S. underwriters and the international underwriters, the number of shares available for sale by the U.S. underwriters or by the international underwriters may be more or less than the amount specified on the cover page of this prospectus.

  We have granted to the underwriters an option to purchase up to 570,000 additional shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discount shown on the cover page of this prospectus. The option may be exercised at any time until 30 days after the date of the underwriting agreement. To the extent this option is exercised, each underwriter will be committed, subject to various conditions, to purchase a number of additional shares proportionate to its initial purchase commitment as indicated in the preceding table, and we will be obligated, under the over-allotment option, to sell the shares to the underwriters.

  We, our officers, directors and some existing stockholders have agreed not to do any of the following, whether any transaction described below is to be settled by delivery of common stock or other securities, in cash or otherwise, in each case without the prior written consent of Lehman Brothers, on behalf of the underwriters, for a period of 180 days after the date of this prospectus:

  . offer, sell, pledge or otherwise dispose of, or enter into any transaction which is designed or could be expected to, result in the disposition by any person at any time in the future of, any shares of common stock or securities convertible into or exchangeable for common stock or substantially similar securities, other than the following:

   . the common stock sold under this prospectus, . the common stock to be issued concurrently with the closing of this offering upon the mandatory conversion of our outstanding preferred stock, and
   . shares of common stock we issue pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date of this prospectus or pursuant to currently outstanding options, warrants or rights;

  . sell or grant options, rights or warrants with respect to any shares of our common stock or securities convertible into or exchangeable for our common stock or substantially similar securities, other than the grant of options pursuant to option plans existing on the date hereof; and
  . enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks or ownership of shares of common stock.

  Prior to the offering, there has been no public market for the common stock. The initial public offering price for the common stock will be determined by negotiations between oCen and the representatives. Among the factors to be considered in such negotiations are:

  . prevailing market conditions;
  . the market values of publicly traded companies that we and the underwriters believe to be comparable to oCen;
  . the current state of oCen's development and its current financial condition;

  . the history of and prospects for oCen and the Asian Internet telephone services industry; and
  . the prospects for future revenues and earnings of oCen.

  We have applied for quotation of the common stock on the Nasdaq National Market under the symbol OCOM.

  Fidelity Capital Markets, a division of National Financial Services Corporation, is acting as an underwriter in this offering and will be facilitating electronic distribution of information through the Internet, intranet and other proprietary electronic technology.

  Until the distribution of the shares is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the shares. These transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the shares.

  The underwriters may create a short position in the shares in connection with the offering, which means that they may sell more shares than are set forth on the cover page of this prospectus. We cannot estimate the size of such a short position. The underwriters will deliver a prospectus to all purchasers of shares in the short sales and such purchasers are entitled to the same remedies under the federal securities laws as any other purchasers of shares covered by the registration statement. If the underwriters create a short position, then the representatives may reduce that short position by purchasing shares in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option.

  The representatives may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase shares in the open market to reduce the underwriters' short position or to stabilize the price of the shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

  Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  This prospectus may be used in connection with offers and sales of shares offered initially outside the United States pursuant to Regulation S insofar as those shares are reoffered or resold from time to time in the United States in transactions that require registration under the Securities Act.

  Under the agreement among U.S. underwriters and international underwriters, each international underwriter has agreed that, as part of its distribution:

  .  it is not purchasing any of the shares for the account of a U.S. person;
     and

  . it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of the shares or distribute any prospectus relating to the international offering to any U.S. person.

  In addition, under the same agreement, each U.S. underwriter has agreed that, as part of its distribution:

  . it is not purchasing any of the shares for the account of anyone other than a U.S. person; and

  . it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of the shares or distribute any prospectus relating to the U.S. offering to anyone other than a U.S. person.

  These limitations do not apply to stabilization transactions or other transactions specified in the underwriting agreement and the agreement among U.S. underwriters and international underwriters, including:

  . some purchases and sales between the U.S. underwriters and the international underwriters;

  . some offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion;

  . purchases, offers or sales by an international underwriter who is also acting as a U.S. underwriter or by a U.S. underwriter who is also acting as an international underwriter; and

  .  other transactions specifically approved by the representatives.

  As used in this section, the term U.S. Person means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada, or any estate or trust, the income of which is subject to U.S. or Canadian federal income taxation regardless of the source; the term United States includes the District of Colombia and means the United States of America and its territories, its possessions and other areas subject to its jurisdiction; and the term Canada means Canada, its provinces, its territories and other areas subject to its jurisdiction.

  This prospectus is not, and under no circumstances is to be to construed as, an advertisement or a public offering of the common stock in Canada or any province or territory thereof. Any offer or sale of common stock in Canada may only be made pursuant to an exemption from the dealer registration requirement (where such an exemption is not available, offers shall be made only by a registered dealer) in the relevant Canadian jurisdiction where any offer is made.

  This prospectus is not, and under no circumstances is to be construed as, an advertisement or an invitation or offer of the common stock to the public in Hong Kong and will not result in the common stock becoming available for subscription or purchase in Hong Kong, whether directly or indirectly, other than to those who are directed to receive this prospectus.

  This prospectus and any amendments, its related application forms, supplements, advertisements and all other related documents or materials that may be issued in Hong Kong in connection with this prospectus shall be issued by a person registered and authorized to do so under the securities laws of Hong Kong.

  No public offering of the common stock or distribution of this document, any offering materials, advertisement or promotional activities in Taiwan may be made without the prior approval of the Taiwanese government and compliance with the requirements under the securities laws and regulations of Taiwan. The common stock may be offered or sold through private placement transactions to selected persons in Taiwan on a one-on-one basis. Following the common stock being publicly traded in the U.S. or Canada, Taiwanese persons may purchase the common stock through securities brokers or banks.

  The common stock may not be offered and sold, directly or indirectly, in China or to any resident of China.

  Purchasers of the common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the public offering price set forth on the cover of this prospectus.

  We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and liabilities incurred in connection with the directed share program referred to below, and to contribute, under specified circumstances, to payments that the underwriters may be required to make in respect thereof.

  At our request, Lehman Brothers has reserved up to 190,000 shares of common stock, or 5% of the common stock offered by this prospectus, assuming no exercise of the underwriters' over-allotment option, for sale pursuant to a directed share program to officers, directors and employees, and their family members, of oCen and its affiliates and friends of oCen's management. All of the persons purchasing the reserved shares must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

  Certain of the underwriters expect to provide financial advisory and investment banking services to us and our affiliates in the future, for which they expect to receive customary fees and commissions. ING Group and its affiliates own 16.4% of a private equity fund that in turn owns approximately 20% of our existing share capital. That fund's most recent investment in our company occurred in January 2000 when it acquired 400,000 additional shares of our capital stock. That fund currently owns approximately 86% of the Series A convertible preferred stock, and under the terms of our voting agreement dated as of January 4, 2000, the holders of the Series A preferred stock have the right, to designate a director. Jean Salata, a managing member of the general partner of that fund, serves as that director. Lloyd Fischer, a director who owns approximately 1% of our existing share capital, heads the Asian telecom investment banking team of ING Barings and is a managing director of ING Barings Asia Limited.

                                 LEGAL MATTERS

  The validity of the issuance of the common stock offered in the offering will be passed upon for us by Brobeck, Phleger & Harrison, LLP, Palo Alto, California and for the underwriters by Simpson Thacher & Bartlett, New York, New York. Brobeck, Phleger & Harrison LLP and its affiliates own less than one percent of our existing share capital.

                                    EXPERTS

  The consolidated financial statements of oCen Communications, Inc. as of September 30, 1998 and 1999 and for the period from October 14, 1997 (Inception) through September 30, 1998 and for the year ended September 30, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

  We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in the offering. This prospectus does not contain all information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information about us and the common stock offered in this offering, you should read the registration statement, exhibits and schedules. Statements contained in this prospectus about the contents of any contract or other document are summaries of material terms of those documents. To have a complete understanding of any document you should read the entire document filed as an exhibit. You may read and copy the registration statement, including the exhibits and schedules, at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of these materials from the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and from the SEC's Internet website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

  We intend to send to our stockholders annual reports containing audited financial statements.

  Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance with that act, we will file periodic reports, proxy statements and other information which will be available for inspection and copying at the SEC's public reference rooms and the SEC's website, which is described above.

                           OCEN COMMUNICATIONS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-2
Consolidated Balance Sheets................................................ F-3
Consolidated Statements of Operations...................................... F-4
Consolidated Statements of Stockholders' Equity (Deficit).................. F-5
Consolidated Statements of Cash Flows...................................... F-6
Notes to Consolidated Financial Statements................................. F-7

   The following report is in the form that will be signed upon the completion of the Company's reincorporation in the State of Delaware as described in note 14 of the notes to the consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Woodland Hills, California

May 8, 2000

--------------------------------------------------------------------------------

                       Report of Independent Accountants

  To the Board of Directors and Stockholders of oCen Communications, Inc.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of oCen Communications, Inc. and its subsidiaries (the "Company") at September 30, 1998 and 1999, and the results of their operations and their cash flows for the period from October 14, 1997 (Inception) through September 30, 1998 and for the year ended September 30, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


  Woodland Hills, California
  February 2, 2000, except as to

   Note 14 which is as of May 8, 2000

                           OCEN COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

     (All interim information relating to March 31, 2000 is unaudited)

                                                                      Pro Forma
                                                                    Stockholders'
                                                                       Equity
                          September 30, September 30,  March 31,      March 31,
                              1998          1999          2000          2000
                          ------------- ------------- ------------  -------------
                                                       (unaudited)   (unaudited)
Assets
Current assets:
 Cash and cash
  equivalents...........    $  26,854    $ 4,310,846  $ 12,000,840
 Accounts receivable,
  less allowance for
  doubtful accounts of
  $0, $59,485 and
  $120,000
  respectively..........       13,711      1,055,090     2,408,596
 Prepaids and other
  current assets........       10,000        340,880     1,468,912
                            ---------    -----------  ------------
   Total current
    assets..............       50,565      5,706,816    15,878,348
Property and equipment,
 net....................      100,510      3,448,210     7,312,623
Other long-term assets..       26,511        127,833       525,871
Deferred debt issuance
 costs..................          --         103,218       140,397
                            ---------    -----------  ------------
   Total assets.........    $ 177,586    $ 9,386,077  $ 23,857,239
                            =========    ===========  ============
Liabilities and
 Stockholders' Equity
 (Deficit)
Current liabilities:
 Accounts payable.......    $ 115,642    $ 1,914,206  $  3,830,896
 Accrued expenses and
  other current
  liabilities...........       63,677        596,554     1,350,244
 Deferred revenues......       66,814      1,487,619     3,050,698
 Capital lease
  obligations...........          --         151,332       295,847
 Notes payable..........          --          78,616     2,084,240
                            ---------    -----------  ------------
   Total current
    liabilities.........      246,133      4,228,327    10,611,925
Capital lease
 obligations, net of
 current portion........          --         264,693       470,441
Notes payable, net of
 current portion........          --         200,718     8,157,416
Convertible notes
 payable to related
 parties................      230,000            --            --
                            ---------    -----------  ------------
   Total liabilities....      476,133      4,693,738    19,239,782

Commitments and
 contingencies (Note 7)
Stockholders' equity
 (deficit):
 Convertible preferred
  stock, $.001 par
  value; authorized 0,
  9,400,000 and
  11,700,000 shares at
  September 30, 1998
  and 1999, and March
  31, 2000,
  respectively; issued
  and outstanding
  6,315,644 and
  8,406,116 shares at
  September 30, 1999
  and March 31, 2000,
  respectively;
  liquidation
  preference of
  approximately
  $10,325,000 and
  $20,953,368 at
  September 30, 1999
  and March 31, 2000,
  respectively..........          --           6,315         8,406   $       --
 Common stock, $ .001
  par value; authorized
  10,000,000,
  26,650,000 and
  27,850,000 shares at
  September 30, 1998
  and 1999, and March
  31, 2000,
  respectively; issued
  and outstanding
  6,000,000 shares at
  September 30, 1998
  and 1999, and
  6,061,000 at March
  31, 2000, and
  14,697,885 shares on
  pro forma basis.......        6,000          6,000         6,061        14,698
 Additional paid-in
  capital...............      774,044      9,917,189    32,050,216    35,049,975
 Notes receivable from
  stockholders..........      (61,040)       (65,709)      (67,387)      (67,387)
 Deferred stock
  compensation..........     (295,437)      (340,638)   (6,732,126)   (6,732,126)
 Accumulated deficit....     (722,114)    (4,830,818)  (20,647,713)  (20,647,713)
                            ---------    -----------  ------------   -----------
   Total stockholders'
    equity (deficit)....     (298,547)     4,692,339     4,617,457   $ 7,617,447
                            ---------    -----------  ------------   ===========
   Total liabilities and
    stockholders' equity
    (deficit)...........    $ 177,586    $ 9,386,077  $ 23,857,239
                            =========    ===========  ============


  The accompanying notes are an integral part of these consolidated financial statements.

                           OCEN COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

 (All interim information relating to the periods ended March 31, 1999 and 2000 is unaudited)

                          October 14, 1997
                            (Inception)                          For the six months
                              through      For the year ended     ended March 31,
                           September 30,     September 30,    -------------------------
                                1998              1999           1999          2000
                          ---------------- ------------------ -----------  ------------
                                                                    (unaudited)
Revenues................     $   98,781       $ 2,327,019     $   163,254  $  5,816,807
Operating expenses:
  Cost of revenues......        233,373         3,133,230         504,424     9,673,242
  General and
   administrative
   (excludes stock-based
   compensation charges
   of $199,123,
   $161,814, $49,288 and
   $241,807 for the
   period from October
   14, 1997 (inception)
   through September 30,
   1998, for the year
   ended September 30,
   1999 and for the six
   months ended March
   31, 1999 and 2000,
   respectively)........        305,337         1,730,058         448,575     2,526,814
  Sales and marketing
   (excludes stock-based
   compensation charges
   of $0, $93,166,
   $49,288 and $193,446
   for the period from
   October 14, 1997
   (Inception) through
   September 30, 1998,
   for the year ended
   September 30, 1999
   and for the six
   months ended March
   31, 1999 and 2000,
   respectively)........         10,850           403,418          59,669       873,789
  Product development
   (excludes stock-based
   compensation charges
   of $0, $235,367,
   $49,289 and $610,564
   for the period from
   October 14, 1997
   (Inception) through
   September 30, 1998,
   for the year ended
   September 30, 1999
   and for the six
   months ended March
   31, 1999 and 2000,
   respectively)........         42,031           434,691          88,371     1,880,501
  Depreciation and
   amortization.........         26,970           270,292          46,306     1,121,831
  Stock-based
   compensation.........        199,123           490,347         147,865     1,045,817
                             ----------       -----------     -----------  ------------
    Total operating
     expenses...........        817,684         6,462,036       1,295,210    17,121,994
                             ----------       -----------     -----------  ------------
Loss from operations....       (718,903)       (4,135,017)     (1,131,956)  (11,305,187)
Interest income.........            --             43,462          15,379       145,063
Interest expense........         (3,211)          (17,149)            --       (176,778)
                             ----------       -----------     -----------  ------------
Net loss................       (722,144)       (4,108,704)     (1,116,577)  (11,336,902)
Beneficial conversion
 feature................            --                --              --     (4,479,993)
                             ----------       -----------     -----------  ------------
Net loss applicable to
 common stockholders....     $ (722,144)      $(4,108,704)    $(1,116,577) $(15,816,895)
                             ==========       ===========     ===========  ============
Basic and diluted net
 loss per share
 applicable to common
 stockholders...........     $    (0.16)      $     (0.75)    $     (0.21) $      (2.80)
                             ==========       ===========     ===========  ============
Weighted average shares
 outstanding used in
 per-share calculation
 applicable to common
 stockholders ..........      4,629,323         5,492,718       5,432,967     5,655,000
                             ==========       ===========     ===========  ============
Pro forma basic and
 diluted net loss per
 share applicable to
 common stockholders
 (unaudited)............                      $     (0.54)                 $      (0.85)
                                              ===========                  ============
Weighted average shares
 outstanding used in pro
 forma per-share
 calculation applicable
 to common stockholders
 (unaudited)............                        7,582,027                    13,282,962
                                              ===========                  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                           OCEN COMMUNICATIONS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                        Convertible                      Notes                                     Total
                     Common Stock     Preferred Stock     Additional   Receivable    Deferred                  Stockholders'
                  ------------------ -------------------    Paid-In       From        Stock      Accumulated      Equity
                    Shares   Amount    Shares    Amount     Capital   Stockholders Compensation    Deficit       (Deficit)
                  ---------- ------- ----------  -------  ----------- ------------ ------------  ------------  -------------
Balance at
 October 14,
 1997
 (Inception)....         --  $   --         --   $   --   $       --    $    --    $       --    $        --   $        --
Issuance of
 common stock...   4,399,920   4,400        --       --       195,600        --            --             --        200,000
Issuance of
 common stock
 for services...     488,880     489        --       --        23,955        --            --             --         24,444
Exercise of
 stock options..   1,111,200   1,111        --       --        59,929    (61,040)                         --            --
Deferred stock
 compensation...         --      --         --       --       494,560        --       (494,560)           --            --
Stock-based
 compensation...         --      --         --       --           --         --        199,123            --        199,123
Net loss........         --      --         --       --           --         --            --        (722,114)     (722,114)
                  ---------- ------- ----------  -------  -----------   --------   -----------   ------------  ------------
Balance at
 September 30,
 1998...........   6,000,000   6,000        --       --       774,044    (61,040)     (295,437)      (722,114)     (298,547)
Accrued interest
 receivable.....         --      --         --       --           --      (3,357)          --             --         (3,357)
Issuance of
 Series A
 Preferred......         --      --   1,600,023    1,600    1,215,123        --            --             --      1,216,723
Issuance of
 Series A
 warrant........         --      --         --       --       783,277        --            --             --        783,277
Issuance of
 Series B
 Preferred......         --      --   3,403,141    3,403    6,496,597        --            --             --      6,500,000
Exercise of
 Series A
 warrant........         --      --   1,312,480    1,312          --      (1,312)          --             --            --
Issuance of
 Series A
 warrant........         --      --         --       --       112,600        --            --             --        112,600
Deferred stock
 compensation...         --      --         --       --       535,548        --       (535,548)           --            --
Stock-based
 compensation...         --      --         --       --           --         --        490,347            --        490,347
Net loss........         --      --         --       --           --         --            --      (4,108,704)   (4,108,704)
                  ---------- ------- ----------  -------  -----------   --------   -----------   ------------  ------------
Balance at
 September 30,
 1999...........   6,000,000   6,000  6,315,644    6,315    9,917,189    (65,709)     (340,638)    (4,830,818)    4,692,339
Accrued interest
 receivable
 (unaudited)....         --      --         --       --           --      (1,678)          --             --         (1,678)
Exercise of
 options........      61,000      61        --       --        13,289        --            --             --         13,350
Issuance of
 Series C
 Preferred
 (unaudited)....         --      --   1,023,807    1,024    2,145,976        --            --             --      2,147,000
Issuance of
 Series D
 Preferred
 (unaudited)....         --      --   1,066,665    1,067    7,998,921        --            --             --      7,999,988
Beneficial
 conversion
 feature on
 issuance of
 Series D
 Preferred
 (unaudited)....         --      --         --       --     4,479,993        --            --      (4,479,993)          --
Issuance of
 Series D
 warrants
 (unaudited)....         --      --         --       --        57,543        --            --             --         57,543
Deferred stock
 compensation
 (unaudited)....         --      --         --       --     7,437,305        --     (7,437,305)           --            --
Stock-based
 compensation
 (unaudited)....         --      --         --       --           --         --      1,045,817            --      1,045,817
Net loss........         --      --         --       --           --         --            --     (11,336,902)  (11,336,902)
                  ---------- ------- ----------  -------  -----------   --------   -----------   ------------  ------------
Balance at March
 31, 2000
 (unaudited)....   6,061,000   6,061  8,406,116    8,406   32,050,216    (67,387)   (6,732,126)   (20,647,713)    4,617,457
Conversion of
 convertible
 preferred stock
 (unaudited)....   8,406,116   8,406 (8,406,116)  (8,406)                    --            --             --            --
Conversion of
 convertible
 notes
 (unaudited)....     230,769     231        --       --     2,999,759        --            --             --      2,999,990
                  ---------- ------- ----------  -------  -----------   --------   -----------   ------------  ------------
Balance at March
 31, 2000, pro-
 forma
 (unaudited)....  14,697,885 $14,698        --   $   --   $35,049,975   $(67,387)  $(6,732,126)  $(20,647,713) $  7,617,447
                  ========== ======= ==========  =======  ===========   ========   ===========   ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                           OCEN COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                         October 14,1997
                           (Inception)      For the     For the six months ended
                             through      year ended           March 31,
                          September 30,  September 30,  -------------------------
                              1998           1999          1999          2000
                         --------------- -------------  -----------  ------------
                                                              (unaudited)
Cash flows from
 operating activities:
 Net loss...............   $ (722,114)   $ (4,108,704)  $(1,116,577) $(11,336,902)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
   Depreciation and
    amortization........       26,970         270,292        46,306     1,121,831
   Bad debt provision...          --           59,485           --         60,515
   Accrued interest on
    converted related
    party notes.........          --            2,790         2,790           --
   Accrued interest
    income on
    shareholder notes...          --           (3,357)          --         (1,678)
   Interest amortized on
    debt issuance
    costs...............          --            9,383           --         20,364
   Stock-based
    compensation........      199,123         490,347       147,865     1,045,817
   Stock issued for
    services............       24,444             --            --            --
   Changes in operating
    assets and
    liabilities:
     Accounts
      receivable........      (13,711)     (1,100,864)      (88,331)   (1,414,021)
     Prepaids and other
      assets............      (36,511)       (432,203)      (59,444)   (1,526,070)
     Accounts payable...      115,642       1,798,564       (21,683)    1,916,690
     Accrued expense and
      other current
      liabilities.......       63,677         532,877       159,141       753,690
     Deferred revenues..       66,814       1,420,805       107,634     1,563,079
                           ----------    ------------   -----------  ------------
     Net cash used in
      operating
      activities........     (275,666)     (1,060,585)     (822,299)   (7,796,685)
Cash flows used in
 investing activities:
 Purchase of property
  and equipment.........     (127,480)     (3,118,492)     (273,862)   (4,512,940)
                           ----------    ------------   -----------  ------------
     Net cash used in
      investing
      activities........     (127,480)     (3,118,492)     (273,862)   (4,512,940)
Cash flows from
 financing activities:
 Payments under capital
  lease obligations.....          --          (83,475)          --       (123,041)
 Payments under notes
  payable...............          --          (37,605)          --        (37,678)
 Proceeds from notes
  payable...............          --          316,939           --     10,000,000
 Proceeds from issuance
  of common stock.......      200,000             --            --            --
 Proceeds from options
  exercised.............          --              --            --         13,350
 Proceeds from issuance
  of preferred stock....          --        7,483,933       935,223    10,146,988
 Proceeds from issuance
  of preferred
  warrant...............          --          783,277       783,277           --
 Proceeds from
  convertible notes
  payable issued to
  related parties,
  net...................      230,000             --            --            --
                           ----------    ------------   -----------  ------------
     Net cash provided
      by financing
      activities........      430,000       8,463,069     1,718,500    19,999,619
                           ----------    ------------   -----------  ------------
Increase (decrease) in
 cash and cash
 equivalents............       26,854       4,283,992       622,339     7,689,994
Cash and cash
 equivalents, beginning
 of period..............          --           26,854        26,854     4,310,846
                           ----------    ------------   -----------  ------------
Cash and cash
 equivalents, end of
 period.................   $   26,854    $  4,310,846   $   649,193  $ 12,000,840
                           ==========    ============   ===========  ============
Supplemental cash flow
 information:
 Cash paid during the
  period for:
   Income taxes.........   $      800    $      1,641           --            --
   Interest.............   $    3,211    $     25,564   $     2,230  $     48,248
 Noncash investing and
  financing activities:
   Purchases of
    equipment financed
    under capital
    leases..............          --     $    499,500           --   $    473,304
                           ==========    ============   ===========  ============
   Notes receivable
    issued for exercise
    of stock options and
    warrant.............   $   61,040    $      1,312           --            --
                           ==========    ============   ===========  ============
   Notes receivable
    issued for purchase
    of preferred stock..          --              --    $    48,710           --
                           ==========    ============   ===========  ============
   Conversion of related
    party notes to
    preferred stock.....          --     $    230,000   $   230,000           --
                           ==========    ============   ===========  ============
   Deferred financing
    costs related to
    issuance of
    warrant.............          --     $    112,600           --         57,543
                           ==========    ============   ===========  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                           OCEN COMMUNICATIONS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (All interim information relating to the periods ended March 31, 1999 and 2000 is unaudited)

1. Business and Organization:

  oCen Communications, Inc. (the "Company") was incorporated in California in October 1997 under the name Pacific Telekey Network, Inc., and subsequently changed its name to oCen Communications, Inc. in October 1999. The Company provides Internet Protocol ("IP") communication services over a managed IP network.

  In December 1998, the Company established a wholly owned subsidiary, Well Signal Development Limited ("Well Signal"), to provide IP communication services in Hong Kong. The subsidiary's name has been legally changed to oCen Communications HK Ltd., effective October 1999.

  In September 1999, the Company established a wholly owned subsidiary, oCen Communications Taiwan, Ltd. ("oCen Taiwan"), to provide IP communication services in Taiwan.

  The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern. Since inception, the Company has incurred significant operating losses and has generated negative cash flows from operations; and, from time to time, has had negative working capital. The Company has funded operations primarily through the sale of equity securities and debt borrowings. Management believes that the proceeds received through the sale of equity or debt securities, borrowings from existing credit facilities and revenue generated from operations will be adequate to support the Company's operations for the next twelve months.

2. Summary of Significant Accounting Policies:

Principles of Consolidation and Basis of Presentation

  The consolidated financial statements include the accounts of oCen Communications, Inc. and its aforementioned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Each of the Company's subsidiaries has a September 30 year end.

Use of Estimates

  In the normal course of preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Fair Value of Financial Instruments

  The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, capital lease obligations and notes payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments and the relatively stable interest rate environment.

                         OCEN COMMUNICATIONS, INC.

 (All interim information relating to the periods ended March 31, 1999 and 2000 is unaudited)


Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method based upon the estimated useful lives of the assets or lease terms, if shorter, which are generally between 3 and 7 years. Useful lives are evaluated regularly by management in order to determine recoverability in light of current technological conditions. Maintenance and repairs are charged to expense as incurred. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation, with any resulting gain or loss included in the Consolidated Statement of Operations.

Long-Lived Assets

  The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets. To date, there have been no such impairments.

Revenue Recognition

  The Company's revenues are principally derived from the sale of calling cards to distributors, marketed through traditional and online channels. The distributors resell the calling cards to third parties who in turn sell the calling cards to end users. Revenues are recognized as minutes (or fractions thereof) are delivered to end users provided that no significant Company obligations remain and collection of the related receivable from the distributor is probable. The Company also generates revenue from the sale of wholesale minutes to carriers which are recognized as minutes of usage are delivered, assuming no significant Company obligations remain and collection of the related receivable from the carrier is probable.

  Customer payments received in advance for prepaid services and services to be supplied under contractual agreements are deferred and recognized as services are provided. Abandoned or unused time on calling cards is recognized as revenue at the time the cards expire according to the varying sales terms, which generally provide for expiration ranging from 6 months to 1 year after activation.

Cost of Revenues

  Cost of revenues primarily consist of access, transmission and termination costs, and are expensed as incurred.

General and Administrative

  General and administrative expenses include salaries, employee benefits and expenses for executive, finance, and human resources personnel. In addition, general and administrative expenses include fees for professional services and occupancy costs. These costs are expensed as incurred.

Sales and Marketing

  Sales and marketing expenses consist primarily of expenses relating to salaries, payroll taxes, benefits, commissions for sales and marketing personnel and advertising costs. These costs are expensed as incurred. For the period from October 14, 1997 (Inception) to September 30, 1998, for the year ended September 30, 1999 and for the six months ended March 31, 1999 and 2000, advertising expenses amounted to approximately $540, $50,725, $13,639 and $333,350, respectively.

                         OCEN COMMUNICATIONS, INC.

 (All interim information relating to the periods ended March 31, 1999 and 2000 is unaudited)


Product Development

  Product development costs consist primarily of salaries and related expenses for engineers and information technology personnel, software developers, consulting fees, lab costs and market research. These costs are expensed as incurred.

Income Taxes

  The Company utilizes the liability method of accounting for income taxes. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Net Loss Per Share

  Net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding. Shares associated with stock options, warrants and convertible instruments are not included to the extent they are antidilutive.

Unaudited Pro Forma Net Loss Per Share

  Unaudited pro forma net loss per share for the year ended September 30, 1999 and for the six months ended March 31, 2000, is computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding, including the pro forma effects of the automatic conversion of the Company's convertible preferred stock into shares of the Company's common stock effective at the time of the Company's initial public offering as if such conversion occurred on October 1, 1998 and 1999, respectively, or at the date of original issuance, if later.

Stock-Based Compensation

  The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost, if any, is recognized over the respective vesting period based on the difference, on the date of grant, between the fair value of the Company's common stock and the grant price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18.

Comprehensive Income

  The Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" in the fiscal year ended September 30, 1999. Comprehensive income generally represents all changes in stockholders' equity (deficit) during the period except those resulting from investments by, or distributions to, stockholders. For the years ended September 30, 1998 and 1999, there were no such significant changes in stockholders' equity (deficit) other than net loss amounts.

                         OCEN COMMUNICATIONS, INC.

 (All interim information relating to the periods ended March 31, 1999 and 2000 is unaudited)


Foreign Currency Translation

  During fiscal year 1999, the Company established two foreign subsidiaries. Translation of foreign currencies are accounted for using the US Dollar as the functional currency of the Company's foreign subsidiaries, however, books of record are maintained in the local currencies. Foreign currency translations occur during remeasurement of the books of record into the functional currency. To date, the Company's customer contracts have been denominated in U.S. dollars, and the operating assets and liabilities of the Company's foreign subsidiaries have been minimal. As a result, there have been no significant foreign currency translation adjustments required to be reflected in stockholders' equity (deficit).

Unaudited Interim Financial Information

  The interim consolidated financial statements of the Company for the three months ended December 31, 1998 and 1999, included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at March 31, 2000 and the results of its operations and its cash flows for the six months ended March 31, 1999 and 2000.

Recent Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The SOP is effective for fiscal periods commencing after December 15, 1998. Management does not believe that the implementation of SOP 98-1 will have a material effect on the consolidated financial statements.

  In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. The adoption of SOP No. 98-5 during the third quarter of fiscal 1998 did not have a significant impact on the Company's financial position, results of operations or cash flows.

3. Concentration of Credit Risk, Significant Customers and Geographic
Information:

  Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains its cash and cash equivalents with major financial institutions; at times, such balances with any one financial institution may exceed FDIC insurance limits. The Company's accounts receivable are derived from revenue earned from customers primarily located in the United States. Although a majority of the Company's customers prepay for services, if necessary, the Company extends differing levels of credit to customers and generally does not require collateral. The Company maintains reserves for potential credit losses based upon the expected collectibility of accounts receivable. To date, such losses have been within management's expectations.

                         OCEN COMMUNICATIONS, INC.

 (All interim information relating to the periods ended March 31, 1999 and 2000 is unaudited)


  Revenues from significant customers were as follows:

                           October 14, 1997            For the             For the
                         (Inception) Through         year ended       six months ended
                          September 30, 1998     September 30, 1999    March 31, 2000
                         ----------------------  ------------------- -------------------
                                        % of                  % of                % of
                          Amount      Revenues     Amount   Revenues   Amount   Revenues
                         ----------- ----------  ---------- -------- ---------- --------
Abest International..... $    37,224        38%  $1,019,043    44%          --    --
Global 2000.............      21,175        21          --    --            --    --
Goldman Network.........         --        --       264,374    11    $  859,667    15%
STE Communications......         --        --       319,495    14     1,628,574    28
Star Communications.....         --        --           --    --      1,356,616    23

  At September 30, 1999, the Company had receivable balances from Abest International and Abest Communications, Inc. ("Abest") and STE Communications approximating 62% and 12% of total accounts receivable, respectively. At March 31, 2000, the Company had receivable balances from Abest, STE Communications and Star Communications approximating 33%, 24% and 10% of total accounts receivable, respectively.

  As of March 31, 2000, one of the Company's largest customers, Abest, owed the Company $785,762, all of which was past due. The Company believes that non-payment is a result of a lack of liquidity at Abest. In January 2000, Abest sold substantially all of its assets to Tianrong Internet Products and Services an over-the-counter publicly traded company, in exchange for restricted common stock of Tianrong. However, Tianrong did not assume any of Abest's liabilities. Although the Company is currently negotiating with Abest to collect amounts due the Company, the Company cannot assess the ultimate collectibility of this balance and as such has deferred all revenue relating to the outstanding uncollected receivable balance from Abest at December 31, 1999 as a result of the uncertainty surrounding the collection of such amount and will recognize revenue upon the collection of the receivable balance from Abest. Deferred revenue related to the uncollected Abest receivable at March 31, 2000 represented approximately 26% of total deferred revenue. The Company intends to vigorously continue its collection efforts.

  The Company operates in one industry segment providing IP communications services. The Company's business operations are principally based in the United States and there were no foreign operations during the period October 14, 1997 (Inception) though September 30, 1998. For the year ended September 30, 1999, all of the Company's revenues were generated within the United States. For the six months ended March 31, 2000, the Company generated approximately 96% and 4% of its revenues in the United States and Hong Kong, respectively.

  Long-lived assets, excluding accumulated depreciation and amortization, by geographical location at September 30, 1999 and March 31, 2000 are as follows:

                                                        September 30, March 31,
                                                            1999         2000
                                                        ------------- ----------
   United States.......................................  $2,969,773   $5,904,273
   Mainland China......................................         --     1,053,814
   Taiwan..............................................     392,203      748,559
   Hong Kong...........................................     383,496    1,027,243
                                                         ----------   ----------
     Total.............................................  $3,745,472   $8,733,889
                                                         ==========   ==========

                           OCEN COMMUNICATIONS, INC.

 (All interim information relating to the periods ended March 31, 1999 and 2000 is unaudited)

4. Credit Facilities and Convertible Notes Payable:

Credit Facilities

  In April 1999, the Company executed a $1,000,000 lease line credit facility (the "Facility") with a lender to refinance certain equipment purchases. The Facility is segregated into two $500,000 tranches, one immediately available to the Company and the second subject to certain conditions as set forth in the Facility. In connection with the Facility, the Company issued a warrant to the lender to purchase 80,000 shares of its Series A preferred stock at an exercise price of $1.25 (See Note 12). In June 1999, the Company borrowed under the first tranche by refinancing equipment purchases of approximately $480,000 and $19,000 under two separate lease agreements (See Note 7). These leases bear interest at a rate of approximately 11% per annum, which amounted to interest expense of approximately $11,000 for the year ended September 30, 1999. As of September 30, 1999, the Company had not borrowed under the second tranche of the Facility, and on December 31, 1999, the unused portion of the Facility expired.

 In June 1999, the Company executed a Senior Loan and Security Agreement (the "Agreement") with a lender under which the Company could refinance up to $1,000,000 of qualified equipment purchases through December 31, 1999, or April 30, 2000 if extended. The purchase period was not extended and expired on December 31, 1999. In June 1999, the Company borrowed under the credit facility and executed two individual notes in favor of the lender for approximately $169,000 and $148,000. The notes bear interest at approximately 17% per annum, mature in June 2002, are collateralized by the purchased equipment and are payable in 36 monthly installments. Upon maturity of each note, the Company has the option to either extend the note for an additional 12 months or make one final lump sum payment. As of September 30, 1999, the aggregate outstanding principal balance of these notes amounted to approximately $279,000, of which approximately $79,000 is current.

  In November 1999, the Company executed a $1,000,000 equipment lease line (the "Line") with a lender. The term of the Line is 36 months with payments due on the first day of each month. The rate is 3.20% of the applicable equipment cost per month. As of March 31, 2000, the Company had no borrowings against the Line.

  In February 2000, the Company agreed to a $1,000,000 equipment lease line (the "Equipment Line") with a lender. The Equipment Line may be utilized by the Company through June of 2000 and bears interest at the yield on 36-month U.S. Treasury Notes, as quoted by the bank, plus 300 basis points. In connection with the execution of the Equipment Line, the Company granted warrants to the lender to purchase 5,333 shares of the Company's Series D Preferred at an exercise price of $7.50 per share (see Note 12). As of March 31, 2000, the Company had no borrowings under the Equipment Line.

Convertible Notes Payable

  In January 2000, the Company issued convertible notes (the "Notes") in exchange for $10,000,000. As defined in the agreement, the Notes are convertible into equity securities of the Company upon the occurrence of certain events, bear interest at 6% per annum and mature in January 2005, if not converted. Thirty percent of the outstanding principal shall automatically convert into equity securities of the Company upon the closing of the sale of equity securities in which the Company receives gross proceeds of at least $10,000,000 ("Qualified Financing"). The conversion rate shall be $17.00 per equity security, or if the Qualified Financing is an IPO, the lesser of $17.00 or the IPO price per share. The Company has determined that the portion of the Notes that are subject to automatic conversion, or $3,000,000, upon the closing of a Qualified Financing do not have an associated beneficial conversion feature ("BCF") since the Notes are convertible at a price that appears to be in excess of the estimated deemed fair value of the common stock at the date of issuance.

                           OCEN COMMUNICATIONS, INC.

 (All interim information relating to the periods ended March 31, 1999 and 2000 is unaudited)

5. Property and Equipment:

  Property and equipment consist of the following:

                                                   September 30,
                                                ------------------- March 31,
                                                  1998      1999       2000
                                                -------- ---------- ----------
Computer and network communications equipment,
 including assets under capital leases of
 $499,500 and $972,804 at September 30, 1999
 and March 31, 2000, respectively.............. $118,028 $3,317,556 $8,075,988
Furniture and fixtures.........................    7,449     44,014    111,351
Leasehold improvements.........................    2,003    383,902    546,550
                                                -------- ---------- ----------
                                                 127,480  3,745,472  8,733,889
Less: Accumulated depreciation and
 amortization, including amounts related to
 assets under capital leases of $41,625 and
 $149,525 for the year ended September 30, 1999
 and for the six months ended March 31, 2000,
 respectively..................................   26,970    297,262  1,421,266
                                                -------- ---------- ----------
  Total........................................ $100,510 $3,448,210 $7,312,623
                                                ======== ========== ==========

6. Related-Party Transactions:

  During the period from October 14, 1997 (Inception) through September 30, 1998 and for the year ended September 30, 1999, stockholders and other related parties of the Company loaned the Company $230,000 and $50,000, respectively, in exchange for notes convertible into equity securities of the Company, as defined in the note agreements. The notes are unsecured, bear interest at 5.5% and mature during various months in the year 2001. During the year ended September 30, 1999, in connection with the Series A preferred stock financing, notes totaling approximately $230,000, plus accrued interest of $2,790, were converted into 186,234 shares of Series A preferred stock. The remaining note for $50,000 was repaid by the Company. At September 30, 1998 and 1999, the Company had outstanding related party notes of approximately $230,000 and $0, respectively.

  At September 30, 1998 and 1999, the Company held notes receivable from employees, directors and major stockholders totaling $61,040 and $65,709, respectively, for the purchase of common stock. The notes are unsecured, bear interest at 5.5% per annum and mature on September 29, 2001. The notes are classified as a component of stockholders' equity (deficit).

                           OCEN COMMUNICATIONS, INC.

 (All interim information relating to the periods ended March 31, 1999 and 2000 is unaudited)


7. Commitments and Contingencies:

Leases

  The Company leases its facilities and certain computer equipment under non-cancelable leases for varying periods through 2004, excluding various options to renew. The following are the future minimum commitments under these leases at September 30, 1999:

                                                             Capital   Operating
                                                              Leases    Leases
                                                             --------  ---------
   2000..................................................... $190,512  $152,299
   2001.....................................................  190,512   132,613
   2002.....................................................   95,869   112,816
   2003.....................................................      --    101,202
   2004.....................................................      --     25,301
                                                             --------  --------
   Minimum lease payments...................................  476,893  $524,231
                                                                       ========
   Less: Amount representing interest.......................  (60,868)
                                                             --------
   Present value of minimum lease payments..................  416,025
   Less: Current portion....................................  151,332
                                                             --------
   Long-term portion........................................ $264,693
                                                             ========

  Rent expense pertaining to operating leases for the period from October 14, 1997 (Inception) through September 30, 1998, for the year ended September 30, 1999 and for the six months ended March 31, 1999 and 2000 was $36,676, $89,226, $34,937 and $199,801, respectively.

  In November 1999, the Company relocated its corporate headquarters from West Covina, California to Irwindale, California. In connection with this move, the Company executed a facility lease agreement whereby the Company will make monthly payments ranging from approximately $23,000 to $27,000 through December 2004.

Service Agreements

  The Company has entered into various termination, access, Internet connectivity and facility management service agreements with various telecommunication-related companies extending through 2002, excluding various renewal options.

  At March 31, 2000, commitments under those service agreements requiring future minimum payments were as follows for the following fiscal years:

   2000.............................................................. $2,482,949
   2001..............................................................  1,764,123
   2002..............................................................    796,158
                                                                      ----------
                                                                      $5,043,230
                                                                      ==========

Litigation

  From time to time, the Company has been party to various litigation and administrative proceedings relating to claims arising in the normal course of business. To date, the resolution of these matters has not had a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

                           OCEN COMMUNICATIONS, INC.

 (All interim information relating to the periods ended March 31, 1999 and 2000 is unaudited)


8. Asset Purchase Agreements:

  In August and September 1999, the Company purchased certain equipment and other fixed assets from Giant Joint International Limited, located in Hong Kong, and from Nations Tech Co., located in Taiwan, respectively, for a total cash consideration of approximately $215,000. The total consideration was allocated to the individual assets based on their estimated fair values at the dates of purchase.

9. Income Taxes:

  As a result of net operating losses, the Company has not recorded a provision for income taxes. Significant components of the Company's deferred taxes consisted of the following at September 30, 1998 and 1999:

                                                             September 30,
                                                         ----------------------
                                                           1998        1999
                                                         ---------  -----------
Deferred tax assets:
  Net operating loss carryforwards...................... $ 181,241  $ 1,166,048
  Bad debt expense......................................       --        23,794
  Depreciation and amortization.........................       910     (166,846)
  Deferred revenues.....................................    26,725      568,322
  Stock-based compensation..............................    67,702      275,788
  Other.................................................       272       29,306
                                                         ---------  -----------
Total deferred tax assets...............................   276,850    1,896,412
                                                         ---------  -----------
Valuation allowance.....................................  (276,850)  (1,896,412)
                                                         ---------  -----------
Net deferred tax assets................................. $     --   $       --
                                                         =========  ===========

  Due to uncertainty surrounding the realization of the benefits in future tax returns, the Company placed a full valuation allowance against its deferred tax assets as of September 30, 1998 and 1999.

  As of September 30, 1999, the Company had federal and state net operating loss carryforwards of approximately $2,915,120 each. The federal net operating loss carryforwards will begin to expire in 2018, and the state net operating loss carryforwards will begin to expire in 2003. The Company's ability to utilize net operating loss carryforwards may be limited in the event that a change in ownership, as defined in the Internal Revenue Code, occurs in the future.

                         OCEN COMMUNICATIONS, INC.

 (All interim information relating to the periods ended March 31, 1999 and 2000 is unaudited)


10. Capitalization:

Stock Splits

  In August 1998 and April 1999, the Company authorized and effected a 10,000-for-1 and a 3-for-1 stock split, respectively. The share information in the accompanying consolidated financial statements for periods prior to the stock splits have been retroactively restated to reflect the effects of these stock splits.

Convertible Preferred Stock

  Convertible preferred stock ("Preferred Stock") at March 31, 2000 consisted of the following:

                                        Shares
                   Shares             Issued and            Liquidation           Value per
   Series        Authorized           Outstanding             Amount                Share
   ------        ----------           -----------           -----------           ---------
   A              3,750,000            2,912,503            $ 3,876,255             $1.25
   B              5,650,000            3,403,141              6,753,381              1.91
   C              1,200,000            1,023,807              2,203,745              2.10
   D              1,100,000            1,066,665              8,119,987              7.50
                 ----------            ---------            -----------
   Total         11,700,000            8,406,116            $20,953,368
                 ==========            =========            ===========

  The holders of Preferred Stock have various rights and preferences as follows:

Dividends

  Each share of Series A, Series B, Series C and Series D Preferred Stock provides for discretionary, noncummulative dividends of $0.075, $0.115, $0.126 and $0.45 per share, per annum, respectively.

Conversion

  Each share of Preferred Stock is convertible into shares of common stock at the option of the holder at any time after the date of issuance of such shares. Each share of Series A , Series B, Series C and Series D Preferred Stock will automatically convert to common stock upon the consummation of the Company's initial public offering ("IPO") of common stock if the Company receives gross proceeds of at least $10,000,000 and the offering price per share is at least $9.37, or upon approval by 67% of the holders of each class of Preferred Stock.

  In connection with the issuance of the Series D Preferred Stock in January 2000, the Company incurred an estimated non-cash charge to equity relating to the BCF on the Series D Preferred Stock. The BCF charge was calculated using the deemed fair value of common stock on the date of issuance, subtracting the conversion price and then multiplying the resulting amount by the number of shares of common stock into which the shares of Series D Preferred Stock are convertible (1,066,665 shares). The Company recorded a BCF charge of $4,479,993. This non-cash equity charge adversely impacted the Company's net loss per share applicable to common stockholders for the six months ended March 31, 2000.

Voting

  Each share of Series A, Series B, Series C and Series D Preferred Stock is entitled to the number of votes equal to the number of shares of common stock that could be converted on the date of vote.

                         OCEN COMMUNICATIONS, INC.

 (All interim information relating to the periods ended March 31, 1999 and 2000 is unaudited)


Redemption

  The Preferred Stock is not redeemable.

Liquidation

  Upon liquidation (as defined), the holders of Series A, B, C and D Preferred Stock would receive $1.25, $1.91, $2.10 and $7.50 per share, respectively, plus an amount equal to 6% of the Preferred Stock issuance price per annum accruing from the date of original issuance until payment. If at the time of liquidation the assets and funds to be distributed are insufficient to permit the above disbursement, then the entire available assets and funds shall be distributed ratably among the preferred stockholders in proportion to the full amounts to which they would otherwise be entitled.



Shares Issued for Services

  In connection with an agreement with a third party, the Company issued 488,880 shares of common stock for services provided in fiscal year 1998. At the date of issuance, the shares were valued at the deemed fair value for accounting purposes, resulting in a charge of $24,444, which is included in general and administrative expense in the accompanying Consolidated Statement of Operations for the period from October 14, 1997 (Inception) through September 30, 1998.

11. Stock Options:

  In September of 1998, the Company adopted the 1998 Stock Option/Stock Issuance Plan (the "Plan") which is divided into two separate equity programs, the Option Grant Program and the Stock Issuance Program.

  The Option Grant Program provides for the issuance of nonqualified and incentive stock options to employees, non-employee members of the board and consultants. The exercise price per share is not to be less than 85% of the fair market value per share of the Company's common stock on the date of grant for nonqualified stock options. Incentive stock options may not be granted at less than 100% of the fair market value of the Company's common stock on the date of grant (110% if granted to an employee who owns 10% or more of the common stock). Options generally begin vesting six months after the vesting start date, generally the employees date of hire, and generally vest ratably over a four-year period and expire ten years from the date of grant. In addition, certain employees have options that vest immediately. In the event the holder of the option ceases to be employed by the Company, all unvested options are forfeited, all vested options may be exercised within a period of up to 3 months after termination and any options exercised for unvested shares of common stock are subject to repurchase by the Company at the original exercise price. The Company had 416,250 and 338,343 unvested shares of common stock issued and outstanding under the plan at September 30, 1999 and March 31, 2000, respectively, which were subject to repurchase by the Company at the related exercise prices. Under the terms of the Plan, as amended in January 1999, options to purchase 2,611,200 shares of common stock were reserved. As of September 30, 1999, options to purchase 806,230 shares of common stock were available for future grant.

  The Stock Issuance Program provides for shares of common stock to be issued directly through either the immediate purchase of shares or as a bonus for services rendered. The purchase price per share is not to be less than 85% of the fair market value per share of the Company's common stock on the date of grant. The purchase price if granted to an employee who owns 10% or more of the common stock must be granted at no

                           OCEN COMMUNICATIONS, INC.

 (All interim information relating to the periods ended March 31, 1999 and 2000 is unaudited)

less than 110% of the fair market value of the Company's common stock on the date of grant. Vesting of common stock issued is discretionary. In the event the holder ceases to be employed by the Company, all unvested common stock shall be forfeited and any cash paid related to the unvested shares will be repaid by the Company.

  A summary of the status of the Company's stock options, as of September 30, 1998 and 1999, and December 31, 1999, and the changes during the respective periods then ended, is presented below:

                                                                       Weighted-
                                                                        Average
                                                                       Exercise
                                                                       Price per
                                                             Shares      Share
                                                           ----------  ---------
Outstanding at October 14, 1997 (Inception)...............        --       --
  Granted.................................................  1,111,200    $0.03
  Exercised............................................... (1,111,200)    0.03
  Canceled................................................        --       --
                                                           ----------    -----
Outstanding at September 30, 1998.........................        --       --
  Granted.................................................    994,490     0.19
  Exercised...............................................        --       --
  Canceled................................................   (300,720)    0.19
                                                           ----------    -----
Outstanding at September 30, 1999.........................    693,770     0.19
  Granted.................................................  1,661,115     5.14
  Exercised...............................................    (61,000)    0.22
  Canceled................................................   (195,070)    0.19
                                                           ----------    -----
Outstanding and excercisable at March 31, 2000............  2,098,815    $4.11
                                                           ==========    =====

  Options granted for the period from October 14, 1997 (Inception) through September 30, 1998, for the year ended September 30, 1999 and for the six months ended March 31, 2000 resulted in total deferred compensation of $ 494,560, $ 535,548 and $7,437,305 respectively, and were recorded as deferred compensation in stockholder's equity. This deferred compensation represented the difference between the deemed fair value of the Company's common stock for accounting purposes and the exercise price of these options at the date of grant. The deferred stock compensation is recognized as stock-based compensation in the Consolidated Statements of Operations over the related vesting periods of the options.

  For the period from October 14, 1997 (Inception) through September 30, 1998, for the year ended September 30, 1999 and for the six months ended March 31, 1999 and 2000, stock-based compensation included in the Consolidated Statements of Operations amounted to $199,123, $490,347, $147,865 and $1,045,817, respectively.

  Additional information with respect to the outstanding options as of September 30, 1999 is as follows:

                                                          Options Exercised Subject
                  Options Outstanding and Exercisable           to Repurchase
              ------------------------------------------- --------------------------
                        Weighted Average
   Exercise   Number of    Remaining     Weighted Average Number of Weighted Average
    Price      Shares   Contractual Life  Exercise Price   Shares   Repurchase Price
   --------   --------- ---------------- ---------------- --------- ----------------
   $0.17       268,000        9.27            $0.17        285,000       $0.03
   $0.20       425,770        9.77            $0.20        131,250       $0.17
               -------                                     -------
               693,770                                     416,250
               =======                                     =======

                           OCEN COMMUNICATIONS, INC.

 (All interim information relating to the periods ended March 31, 1999 and 2000 is unaudited)

  The Company calculated the minimum fair value of each option granted to an employee, officer and/or director of the Company on the date of the grant using the minimum value option pricing model as prescribed by SFAS No. 123 using the following weighted average assumptions:

                                                                     1998  1999
                                                                     ----  ----
   Risk-free interest rates......................................... 5.5%  5.8%
   Expected lives (in years)........................................   4     4
   Dividend yield...................................................   0     0
   Expected volatility..............................................   0%    0%

  Had compensation costs been determined based upon the methodology prescribed under SFAS No. 123, the Company's net loss and basic and diluted net loss per share applicable to common stockholders would have approximated the following pro forma amounts:

                                                      As Reported   Pro Forma
                                                      -----------  -----------
   For the period from October 14, 1997 (Inception)
    through September 30, 1998:
     Net loss applicable to common stockholders...... $  (722,114) $  (724,368)
                                                      ===========  ===========
     Basic and diluted net loss per share applicable
      to common stockholders......................... $     (0.16) $     (0.16)
                                                      ===========  ===========
   For the year ended September 30, 1999:
     Net loss applicable to common stockholders...... $(4,108,704) $(4,123,052)
                                                      ===========  ===========
     Basic and diluted net loss per share applicable
      to common stockholders......................... $     (0.75) $     (0.75)
                                                      ===========  ===========

  The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts, and additional awards in future years are anticipated.

  During 1999, the Company utilized the Black-Scholes pricing model, assuming a risk-free interest rate of approximately 5.8%, an expected life of 10 years, a 0% dividend yield and forfeiture rate, and an expected volatility rate of approximately 80%, to calculate the fair values of stock options granted to consultants. The stock options are valued at the grant date, and each subsequent reporting period until the options are fully vested, exercisable and noncancelable. Through March 31, 2000, the Company has recorded approximately $1.5 million in deferred stock compensation relating to stock options granted to consultants. As of March 31, 2000, consultants held 140,600 of the total 2,098,815 stock options outstanding.

12. Warrants:

  In connection with the issuance of the Series A Preferred Stock as described in Note 10, the Company agreed to issue a warrant to purchase shares of Series A Preferred Stock at $0.001 (par value) per share to an investor if certain revenue milestones were not met by the Company. At the date the warrant was offered, there was uncertainty as to whether the Company could achieve such milestones. Therefore, the Company allocated the proceeds received from the investor of $1,500,000 to the related Series A Preferred Stock shares and the warrant based on their relative fair values, which were determined to be $1,500,000 and $1,639,288, respectively. The amount of the proceeds allocated to the Series A Preferred Stock shares and warrants was $716,723 and $783,277, respectively. The warrant became fully vested, immediately exercisable and nonforfeitable on July 30, 1999 when the Company did not meet the specified milestones. The warrant was exercised in August 1999, and the Company issued 1,312,480 shares of Series A Preferred Stock.

  In connection with the execution of the Facility as described in Note 4, the Company issued a warrant to purchase 80,000 shares of Series A Preferred Stock at $1.25 per share to the lender. In June 1999, the warrant became fully vested, exercisable and nonforfeitable as set forth in the Facility. The warrant expires in June 2006. The fair value of the warrant was determined to be approximately $113,000 which will be amortized over the life

                           OCEN COMMUNICATIONS, INC.

 (All interim information relating to the periods ended March 31, 1999 and 2000 is unaudited)

of the equipment leases, or 36 months, as additional interest expense. As of September 30, 1999, the Company had recognized related interest expense of approximately $9,000 and the warrant had not been exercised.

  In connection with the execution of the Equipment Line as described in Note 4, the Company issued a warrant to purchase 5,333 shares of Series D Preferred Stock at $7.50 per share to the Lender. In February 2000, the warrant became fully vested, excercisable and nonforfeitable as set forth in the Equipment Line. The warrant expires in February 2007. The fair value of the warrant was determined to be approximately $58,000 which will be amortized over the expected lives of the equipment leases, or 36 months, as additional interest expense. As of March 31, 2000, the Company had recognized related interest expenses of approximately $2,000 and the warrant had not been exercised.

13. Net Loss Per Share:

  The following table sets forth the computation of basic, diluted and pro forma net loss per share:

                                             For the year   For the six months ended
                          October 14, 1997       ended             March 31,
                         (Inception) through September 30,  -------------------------
                         September 30, 1998      1999          1999          2000
                         ------------------- -------------  -----------  ------------
Historical presentation
Numerator:
Net loss applicable to
 common stockholders....      $(722,114)     $ (4,108,704)  $(1,116,577) $(15,816,895)
                              =========      ============   ===========  ============
Denominator:
  Weighted average
   common shares
   outstanding..........      4,629,323         6,000,000     6,000,000     6,014,047
  Adjustment for common
   shares issued subject
   to repurchase........            --           (507,282)     (567,033)     (359,047)
                              ---------      ------------   -----------  ------------
Denominator for basic
 and diluted
 calculations...........      4,629,323         5,492,718     5,432,967     5,655,000
                              =========      ============   ===========  ============
Basic and diluted net
 loss per share
 applicable to common
 stockholders...........      $   (0.16)     $      (0.75)  $     (0.21) $      (2.80)
                              =========      ============   ===========  ============
Pro forma presentation
Numerator:
  Net loss applicable to
   common stockholders..                     $(4,108,704)                $(15,816,895)
  Beneficial conversion
   feature..............                              --                    4,479,993
                                             ------------                ------------
Net loss................                     $(4,108,704)                $(11,336,902)
                                             ============                ============
Denominator:
Shares used above.......                        5,492,718                   5,655,000
  Weighted average
   effect of convertible
   securities
   (unaudited):
  Series A convertible
   preferred stock......                        1,632,449                   2,912,503
  Series B convertible
   preferred stock......                          456,860                   3,403,141
  Series C convertible
   preferred stock......                              --                      720,040
  Series D convertible
   preferred stock......                              --                      515,355
  Convertible notes.....                              --                       76,923
                                             ------------                ------------
Denominator for pro
 forma calculation
 (unaudited)............                        7,582,027                  13,282,962
                                             ============                ============
Pro forma basic and
 diluted net loss per
 share (unaudited)......                     $      (0.54)               $      (0.85)
                                             ============                ============

                           OCEN COMMUNICATIONS, INC.

 (All interim information relating to the periods ended March 31, 1999 and 2000 is unaudited)

  As the effect of their inclusion is antidilutive, diluted net loss per share for the period from October 14, 1997 (Inception) through September 30, 1998 and for the year ended September 30, 1999, does not include the effect of options to purchase 0 and 693,770 of common stock, respectively, 0 and 80,000 preferred stock warrants, respectively, approximately 184,000 and 0 shares of preferred stock issuable upon the conversion of related party notes payable, respectively, and 0 and 6,315,644 shares of convertible preferred stock, respectively.

14. Subsequent Events (unaudited):

Stock Option Plan

  The Company's Year 2000 Stock Option Plan, which was authorized by the Board in March 2000, will become effective upon the consummation of the IPO. In addition, the Board authorized an additional 1,000,000 stock options to be available for future grants.

Initial Public Offering and Unaudited Pro Forma Stockholders' Equity

  In March 2000, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission that would permit the Company to sell shares of the Company's common stock in an IPO. Unaudited pro forma stockholders' equity reflects the conversion of each share of convertible preferred stock into shares of common stock upon the completion of the IPO and the conversion of the portion of the convertible notes payable that will automatically convert into 230,769 shares common stock.

Reincorporation

  In March 2000, the Board of Directors approved the reincorporation of the Company in the state of Delaware, and the increase in the number of authorized shares, which will be effected prior to the closing of the IPO. The accompanying consolidated financial statements have been presented to reflect these events.

                             3,800,000 Shares

                                  [LOGO]

                                  Common Stock


                                 ------------

                                   PROSPECTUS
                                       , 2000

                                 ------------


                                Lehman Brothers

                            Bear, Stearns & Co. Inc.

                                  ING Barings

                                    Part II

                     Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

  The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the offer and sale of the common stock being registered. All amounts are estimates except the registration fee, the NASD filing fee, and the Nasdaq National Market entry fee.

   Registration fee................................................. $   23,760
   NASD filing fee..................................................      9,500
   Blue Sky fees and expenses (including legal fees)................      5,000
   Nasdaq National Market entry fee.................................      5,000
   Accounting fees and expenses.....................................    300,000
   Other legal fees and expenses....................................    450,000
   Transfer agent and registrar fee.................................     10,000
   Printing and engraving...........................................    250,000
   Miscellaneous....................................................     20,000
                                                                     ----------
     Total.......................................................... $1,073,260
                                                                     ==========

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the Delaware General Corporation Law, the Registrant's amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit. As permitted by the Delaware General Corporation Law, the bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (ii) the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, and (iv) the rights conferred in the bylaws are not exclusive. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for
indemnification. Reference is also made to Section   of the Underwriting
Agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant's amended and restated certificate of incorporation and in its bylaws may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act. Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

   Document                                                      Exhibit Number
   --------                                                      --------------
   Form of Underwriting Agreement..............................       1.1
   Form of Amended and Restated Certificate of Incorporation of
    Registrant.................................................       3.3
   Form of Bylaws of Registrant................................       3.4

  The Company has entered into indemnification agreements with each of the Company's directors, a form of which is attached as an exhibit hereto and is incorporated herein by reference.

  The Registrant may obtain insurance for the protection of its directors and officers against any liability asserted against them in their official capacities. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of stockholders or directors or otherwise.

Item 15. Recent Sales of Unregistered Securities

  From our inception, we have funded losses and capital expenditures from cash provided from financing activities. These activities included the private placement of the following:

  . Common Stock. Common stock sold to our founders for an aggregate amount of approximately $200,000 in October 1997; the cumulative exercise of options to purchase 61,000 shares for an aggregate exercise price of approximately $13,000.

  . Convertible Notes. Convertible notes with an aggregate principal amount of approximately $280,000 sold to a group of private investors during fiscal years 1998 and 1999.

  . Series A. Convertible preferred stock sold to Baring Private Equity Partners, under the BAPEF Investments IV fund, and private investors for an aggregate amount of approximately $2 million in November 1998.

  . Series B. Convertible preferred stock sold to Excel-Foundation, a wholly owned subsidiary of New World Cyberbase, and Anderson Information Technology, for an aggregate amount of approximately $6.5 million in September 1999.

  . Series C. Convertible preferred stock sold to existing stockholders, Lotus Asset Management under the Lotus Liberator Fund, and private investors for an aggregate amount of approximately $2.2 million in November 1999.

  . Series D. Convertible preferred stock sold to existing stockholders for an aggregate amount of approximately $8 million in January 2000.

  . Convertible Notes. Convertible notes with an aggregate principal amount of $10 million sold to a group of private investors in January 2000.

  The number of shares of common stock and convertible preferred stock below reflects a 10,000 for one stock split in August 1998 and a 3-for-1 stock split in April 1999.

  In October 1997, we issued an aggregate of 4,888,800 shares of common stock for an aggregate purchase price of approximately $200,000 to our founders. We also issued convertible notes with an aggregate principal amount of approximately $280,000 during fiscal years 1998 and 1999. These notes bear interest at the rate of 5.5% annually and expire in July 2001. In the event of a qualified financing of at least $1 million in gross proceeds, the noteholders have the option to convert these notes into equity securities at the same price as the securities issued in the qualified financing. Approximately $230,000 of the notes outstanding were converted into 186,234 shares of Series A preferred stock in November 1998.

  In November 1998, we issued 1,600,023 shares of Series A convertible preferred stock for $2 million, which included the conversion of some promissory notes in November 1998. In connection with this offering, we issued a warrant to purchase shares of Series A preferred stock if we did not meet certain revenue milestones. The warrant became fully vested, immediately exercisable and unable to be forfeited on July 31, 1999, when we did not meet these milestones. The warrant was exercised in August 1999, and we issued 1,312,480 shares of Series A preferred stock.

  In connection with our credit facility, we issued to the lender a warrant to purchase 80,000 shares of Series A convertible preferred stock at $1.25 per share, which would be equivalent to 80,000 shares of common stock upon consummation of this offering. In June 1999, the warrant became fully vested, exercisable, and unable to be forfeited.

  In September 1999, we issued 3,403,141 shares of Series B convertible preferred stock for $6.5 million to a subsidiary of New World Cyberbase and to Anderson Information Technology.

  In November 1999, we issued 1,023,807 shares of Series C convertible preferred stock for $2.2 million to Lotus Asset Management, a group of private investors, and existing stockholders.

  In January 2000, we issued 1,066,665 shares of Series D convertible preferred stock to existing stockholders for approximately $8 million.

  In January 2000, we issued $10 million in aggregate principal amount of convertible notes bearing interest at 6% annually to a group of private investors. If we receive gross proceeds of at least $10 million in another round of financing, then 30% of the outstanding principal amount of each note will convert into our capital stock of the Company with the rest of the balance paid out by us. If we consummate an initial public offering prior to January 2005, receive gross proceeds of at least $10 million in another round of financing, or default under the terms of the notes, then we, in our sole discretion, can convert the entire outstanding amounts of the notes into our capital stock.

  In connection with our equipment lease line, in January 2000 we issued to the lender a warrant to purchase 5,333 shares of Series D convertible preferred stock at $7.50 per share, which would be equivalent to 5,333 shares of common stock upon consummation of this offering.

Item 16. Exhibits and Financial Statement Schedules

A.Exhibits

   *1.1  Form of Underwriting Agreement
  **3.1  Amended and Restated Certificate of Incorporation
  **3.2  Amended and Restated Bylaws
  **4.1  See Article II of Exhibit 3.1 and Article I of Exhibit 3.2
   *5.1  Opinion of Brobeck, Phleger & Harrison, LLP
 **10.1  1998 Stock Option/Stock Issuance Plan
 **10.2  Form of Stock Option Agreement
 **10.3  Form of Stock Issuance Agreement
  *10.4  Carrier Services Agreement between Registrant and New World Telephone, dated as of January 3, 2000
  *10.5  Office Building Lease between Registrant and Capital & Counties USA,
         Inc., dated as of
         January, 11, 1999
  *10.6  Office Building Lease between Registrant and West Covina Lakes
         Associates, dated as of
         October 1, 1997
  *10.7  Tenancy Agreement between Registrant and Sun Hung Kai Real Estate
         Agency on behalf of Kai Carouse Company Limited, dated as of September
         1, 1999
  *10.8  Office Building Lease between Registrant and Washington Mutual Bank,
         FA, dated as of
         October 10, 1999
         System License Agreement between Registrant and Synapsis, dated as of
  *10.9  September 9, 1999
 **10.10 2000 Stock Incentive Plan
 **10.11 2000 Employee Stock Purchase Plan
  *10.12 Form of Indemnification Agreement
 **10.13 Amended and Restated Investor Rights Agreement, dated as of January 4,
         2000

  *10.14 Lease Agreements between Registrant and Chen, Tse-Lin, dated as of
         December 14, 1998
  +10.15 Memorandum of Understanding between Registrant and NetStar
         International Holding Limited, dated as of March 15, 2000
   10.16 Indemnification Agreement between Registrant and Chris Au, dated as of
         January 11, 2000
 **21.1  List of Subsidiaries
  *23.1  Consent of Pricewaterhouse Coopers LLP
  *23.2  Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1)
  *24.1  Power of Attorney (included on signature page)
  *27.1  Financial Data Schedule

--------
*  To be filed by amendment.

** Filed previously.

+  Confidential treatment requested as to portions of this exhibit.

B.Financial Statement Schedules

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irwindale, State of California, on May 9, 2000.

                                          OCEN COMMUNICATIONS, INC.

                                          By:        /s/ Alex Liu
                                             __________________________________

                                                        Alex Liu
                                                   Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Alex Liu and Steven San Eng and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacity, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant (i) any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by this Registration Statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agents, and each of them full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons on May 9, 2000 in the capacities indicated:


             Signatures                         Title                Date
         /s/ Ron Higgins                Chairman of the          May 9, 2000
-------------------------------------    Board
             Ron Higgins

        /s/ Alex Liu                    Chief Executive          May 9, 2000
-------------------------------------    Officer (Principal
            Alex Liu                     Executive Officer)


     /s/ Steven San Eng                 Vice-Chairman and        May 9, 2000
-------------------------------------    Executive VP of
         Steven San Eng                  Corporate
                                         Development

      /s/ Mark Keithley                 Chief Financial          May 9, 2000
-------------------------------------    Officer (Principal
         Mark Keithley                   Financial and
                                         Accounting Officer)

          /s/ Thomas Bao                Board Member,            May 9, 2000
-------------------------------------    President, and VP
             Thomas Bao                  of Greater China

        /s/ Lloyd Fischer               Board Member             May 9, 2000
-------------------------------------
            Lloyd Fischer

           /s/ Chan Ki                  Board Member             May 9, 2000
-------------------------------------
               Chan Ki


             Signatures                         Title                Date
           /s/ Simon Lo                 Board Member             May 9, 2000
-------------------------------------
              Simon Lo

          /s/ Jean Salata               Board Member             May 9, 2000
-------------------------------------
             Jean Salata

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We + +cannot sell these securities until we deliver this prospectus to you in final + +form. This prospectus is not an offer to sell these securities, and it is not + +soliciting an offer to buy these securities in any jurisdiction where the +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                [ALTERNATE PAGE]

                Subject to Completion, dated             , 2000

PROSPECTUS

                             3,800,000 Shares

                         [LOGO OF oCEN COMMUNICATIONS]

                           oCen Communications, Inc.

                                  Common Stock

--------------------------------------------------------------------------------

This is our initial public offering of shares of common stock. We are initially
offering           shares outside the United States and Canada and
shares in the United States and Canada.

No public market currently exists for our shares. We anticipate that the initial public offering price per share will be between $12 and $14. We expect that the shares will trade on the Nasdaq National Market under the symbol "OCOM."

     Investing in the shares involves risks. Risk Factors begin on page 5.

                                                                 Per Share Total
                                                                 --------- -----
Public offering price...........................................   $       $
Underwriting discount...........................................   $       $
Proceeds to oCen, before expenses...............................   $       $

We have granted the underwriters a 30-day option to purchase up to an additional 570,000 shares of our common stock to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the shares on or about        , 2000.

--------------------------------------------------------------------------------

Lehman Brothers

                      Bear, Stearns International Limited

                                                                     ING Barings

       , 2000

                                [ALTERNATE PAGE]

                                  UNDERWRITING

  Lehman Brothers Inc., Bear, Stearns International Limited, and ING Barings Asia Limited, as agent for ING Bank N.V., are acting as international representatives of each of the international underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement between us and the underwriters, we have agreed to sell to the international underwriters, and each of the international underwriters, severally and not jointly, has agreed to purchase from us, the number of shares of common stock shown opposite its name below:

International Underwriters                                       Number of Shares
--------------------------                                       ----------------
Lehman Brothers Inc.............................................
Bear, Stearns International Limited.............................
ING Barings Asia Limited, as agent for ING Bank N.V.............
  Total.........................................................

  Lehman Brothers Inc., Bear, Stearns & Co. Inc., and ING Barings LLC are acting as representatives of each of the U.S. underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement between us and the underwriters, which is filed as an exhibit to the registration statement relating to this prospectus, we have agreed to sell to the U.S. underwriters, and each of the U.S. underwriters, severally and not jointly, has agreed to purchase from us, the number of shares of common stock shown opposite its name below:

U.S. Underwriters                                              Number of Shares
-----------------                                              ----------------
Lehman Brothers Inc...........................................
Bear, Stearns & Co. Inc.......................................
ING Barings LLC...............................................
  Total.......................................................

  The public offering price of the shares and the underwriting discount in this offering will be the same as the public offering price of the shares and the underwriting discount in the U.S. offering. The closing of this offering is a condition to the closing of the U.S. offering, and the closing of the U.S. offering is a condition to the closing of this offering.

  The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in the offering are subject to approval of legal matters by counsel as well as to other conditions. It also states that if any shares are purchased by the underwriters pursuant to the underwriting agreement, then all of the shares which the underwriters have agreed to purchase pursuant to the underwriting agreement must be purchased.
The underwriters expect to deliver the shares on or about      , 2000.

  The underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus, and to specified selected dealers, who may include the underwriters, at the public
offering price less a selling concession not in excess of $     per share. The
underwriters may allow, and the selected dealers may reallow, a concession not
in excess of $     per share on sales to specified brokers and dealers. After the offering, the representatives may change the offering price and other selling terms. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority that exceed 5% of the total number of shares of common stock offered by them.

                                [ALTERNATE PAGE]

  The following table summarizes the underwriting discount we will pay and any other amounts that are deemed to be underwriting compensation by the NASD's rules of fair practice. The underwriting discount is equal to the public offering price per share less the amount paid to us per share. The underwriting
discount is equal to   % of the public offering price. The other underwriters'
compensation relates to 400,000 shares of our capital stock which we sold to a private equity fund, 16.4% of which is owned by ING Group and its affiliates, in January 2000 at a price that is less than the public offering price in this offering.

                                                                  Total
                                                           -------------------
                                                            Without    With
                                                 Number of   Over-     Over-
                                       Per Share  Shares   allotment allotment
                                       --------- --------- --------- ---------
Underwriting discount to be paid by
 us...................................           3,800,000
Other underwriters' compensation......             400,000
                                                            ------    ------
 Total................................
                                                            ======    ======

  The following table summarizes the costs and expenses, other than the underwriting discount, we will pay in connection with the offering. All amounts are estimates except the registration fee, the NASD filing fee and the Nasdaq National Market entry fee.

Registration fee.................................................... $   23,760
NASD filing fee.....................................................      9,500
Blue sky legal fees and other expenses..............................      5,000
Nasdaq National Market entry fee....................................      5,000
Accounting fees and expenses........................................    300,000
Other legal fees and expenses.......................................    450,000
Transfer agent and registrar fee....................................     10,000
Printing and engraving..............................................    250,000
Miscellaneous.......................................................     20,000
                                                                     ----------
 Total.............................................................. $1,073,260
                                                                     ==========

  The underwriters have entered into the agreement among U.S. underwriters and international underwriters. Under this agreement, the U.S. underwriters and the international underwriters may sell between each other as many shares as they may mutually agree. The price of any such shares, unless otherwise determined by mutual agreement, shall be the public offering price then in effect less an amount equal to the selling concessions which may be allocated to such shares. To the extent that there are any sales between the U.S. underwriters and the international underwriters, the number of shares available for sale by the U.S. underwriters or by the international underwriters may be more or less than the amount specified on the cover page of this prospectus.

  We have granted to the underwriters an option to purchase up to 570,000 additional shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discount shown on the cover page of this prospectus. The option may be exercised at any time until 30 days after the date of the underwriting agreement. To the extent this option is exercised, each underwriter will be committed, subject to various conditions, to purchase a number of additional shares proportionate to its initial purchase commitment as indicated in the preceding table and we will be obligated, under the over-allotment option, to sell the shares to the underwriters.

  We, our officers, directors and some existing stockholders have agreed not to do any of the following, whether any transaction described below is to be settled by delivery of common stock or other securities, in cash or otherwise, in each case without the prior written consent of Lehman Brothers, on behalf of the underwriters, for a period of 180 days after the date of this prospectus:

  . offer, sell, pledge or otherwise dispose of, or enter into any transaction which is designed or could be expected to, result in the disposition by any person at any time in the future of, any shares of common stock or securities convertible into or exchangeable for common stock or substantially similar securities, other than the following:

                                [ALTERNATE PAGE]

    . the common stock sold under this prospectus, . the common stock to be issued concurrently with the closing of this offering upon the mandatory conversion of our outstanding preferred stock, and
    . shares of common stock we issue pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date of this prospectus or pursuant to currently outstanding options, warrants or rights.
  . sell or grant options, rights or warrants with respect to any shares of our common stock or securities convertible into or exchangeable for our common stock or substantially similar securities, other than the grant of options pursuant to option plans existing on the date hereof; and
  . enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks or ownership of shares of common stock.

  Prior to the offering, there has been no public market for the common stock. The initial public offering price for the common stock will be determined by negotiations between oCen and the representatives. Among the factors to be considered in such negotiations are:

  . prevailing market conditions;
  . the market values of publicly traded companies that we and the underwriters believe to be comparable to oCen;
  . the current state of oCen's development and its current financial condition;

  . the history of and prospects for oCen and the Asian Internet telephone services industry; and
  . the prospects for future revenues and earnings of oCen.

  We have applied for quotation of the common stock on the Nasdaq National Market under the symbol OCOM.

  Fidelity Capital Markets, a division of National Financial Services Corporation, is acting as an underwriter in this offering and will be facilitating electronic distribution of information through the Internet, intranet and other proprietary electronic technology.

  Until the distribution of the shares is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the shares. These transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the shares.

  The underwriters may create a short position in the shares in connection with the offering, which means that they may sell more shares than are set forth on the cover page of this prospectus. We cannot estimate the size of such a short position. The underwriters will deliver a prospectus to all purchasers of shares in the short sales and such purchasers are entitled to the same remedies under the federal securities laws as any other purchasers of shares covered by the registration statement. If the underwriters create a short position, then the representatives may reduce that short position by purchasing shares in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option.

  The representatives may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase shares in the open market to reduce the underwriters' short position or to stabilize the price of the shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

                             [ALTERNATE PAGE]

  Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Offers and sales of shares being sold outside the United States have not been registered under the Securities Act in reliance on Regulation S under the Securities Act.

  Under the agreement among U.S. underwriters and international underwriters, each international underwriter has agreed that, as part of its distribution:

  .  it is not purchasing any of the shares for the account of a U.S. person;
     and

  . it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of the shares or distribute any prospectus relating to the international offering to any U.S. person.

  In addition, under the same agreement, each U.S. underwriter has agreed that, as part of its distribution:

  . it is not purchasing any of the shares for the account of anyone other than a U.S. person; and

  . it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of the shares or distribute any prospectus relating to the U.S. offering to anyone other than a U.S. person.

  These limitations do not apply to stabilization transactions or other transactions specified in the underwriting agreement and the agreement among U.S. underwriters and international underwriters, including:

  . some purchases and sales between the U.S. underwriters and the international underwriters;

  . some offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion;

  . purchases, offers or sales by an international underwriter who is also acting as a U.S. underwriter or by a U.S. underwriter who is also acting as an international underwriter; and

  .  other transactions specifically approved by the representatives.

  As used in this section, the term U.S. Person means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada, or any estate or trust, the income of which is subject to U.S. or Canadian federal income taxation regardless of the source; the term United States includes the District of Colombia and means the United States of America and its territories, its possessions and other areas subject to its jurisdiction; and the term Canada means Canada, its provinces, its territories and other areas subject to its jurisdiction.

  This prospectus is not, and under no circumstances is to be to construed as, an advertisement or a public offering of the common stock in Canada or any province or territory thereof. Any offer or sale of common stock in Canada may only be made pursuant to an exemption from the dealer registration requirement (where such an exemption is not available, offers shall be made only by a registered dealer) in the relevant Canadian jurisdiction where any offer is made.

  This prospectus is not, and under no circumstances is to be construed as, an advertisement or an invitation or offer of the common stock to the public in Hong Kong and will not result in the common stock becoming available for subscription or purchase in Hong Kong, whether directly or indirectly, other than to those who are directed to receive this prospectus.

  This prospectus and any amendments, its related application forms, supplements, advertisements and all other related documents or materials that may be issued in Hong Kong in connection with this prospectus shall be issued by a person registered and authorized to do so under the securities laws of Hong Kong.

                             [ALTERNATE PAGE]

  No public offering of the common stock or distribution of this document, any offering materials, advertisement or promotional activities in Taiwan may be made without the prior approval of the Taiwanese government and compliance with the requirements under the securities laws and regulations of Taiwan. The common stock may be offered or sold through private placement transactions to selected persons in Taiwan on a one-on-one basis. Following the common stock being publicly traded in the U.S. or Canada, Taiwanese persons may purchase the common stock through securities brokers or banks.

  The common stock may not be offered and sold, directly or indirectly, in China or to any resident of China.

  Purchasers of the common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the public offering price set forth on the cover of this prospectus.

  We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and liabilities incurred in connection with the directed share program referred to below, and to contribute, under specified circumstances, to payments that the underwriters may be required to make in respect thereof.

  At our request, Lehman Brothers has reserved up to 190,000 shares of common stock, or 5% of the common stock offered by this prospectus, assuming no exercise of the underwriter's over-allotment options, for sale pursuant to a directed share program to officers, directors and employees, and their family members, of oCen and its affiliates and friends of oCen's management. All of the persons purchasing the reserved shares must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

  Certain of the underwriters expect to provide financial advisory and investment banking services to us and our affiliates in the future, for which they expect to receive customary fees and commissions. ING Group and its affiliates own 16.4% of a private equity fund which in turn owns approximately 20% of our existing share capital. That fund's most recent investment in our company occurred in January 2000 when it acquired 400,000 additional shares of our capital stock. That fund currently owns approximately 85% of the Series A converible preferred stock and under the terms our voting agreement dated as of January 4, 2000, the holders of the Series A preferred stock have the right, to designate a director, Jean Salata, a managing member of the general partner of that fund, serves as that director. Lloyd Fischer, a director who owns approximately 1% of our existing share capital, heads the Asian telecom investment banking team of ING Barings and is a managing director of ING Barings Asia Limited.

                                [ALTERNATE PAGE]

                                 LEGAL MATTERS

  The validity of the issuance of the common stock offered in the offering will be passed upon for us by Brobeck, Phleger & Harrison, LLP, Palo Alto, California and for the underwriters by Simpson Thacher & Bartlett, New York, New York. Brobeck, Phleger & Harrison LLP and its affiliates own less than one percent of our existing share capital.

                                    EXPERTS

  The consolidated financial statements of oCen Communications, Inc. as of September 30, 1998 and 1999 and for the period from October 14, 1997 (Inception) through September 30, 1998 and for the year ended September 30, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

  We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in the United States and resales of the shares offered by this prospectus into the United States after the closing of this offering. This prospectus does not contain all information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information about us and the common stock offered in this offering, you should read the registration statement, exhibits and schedules. Statements contained in this prospectus about the contents of any contract or other document are summaries of material terms of those documents, and in each instance reference is made to the copy of any contract or other document filed as an exhibit to the registration statement. To have a complete understanding of any document you should read the entire document filed as an exhibit. You may read and copy the registration statement, including the exhibits and schedules, at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of these materials from the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and from the SEC's Internet website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

  We intend to send to our stockholders annual reports containing audited financial statements.

  Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance with that act, we will file periodic reports, proxy statements and other information which will be available for inspection and copying at the SEC's public reference rooms and the SEC's website, which is described above.

                                [ALTERNATE PAGE]

                             3,800,000 Shares

                         [LOGO IF oCEN COMMUNICATIONS]
                                     [LOGO]


                                  Common Stock

                                 ------------

                                   PROSPECTUS
                                       , 2000

                                 ------------

                                Lehman Brothers

                      Bear, Stearns International Limited

                                  ING Barings

                                 EXHIBIT INDEX

 Exhibit No.                  Description                   Sequential Page No.
 -----------                  -----------                   -------------------
   +10.15    Memorandum of Understanding between
             Registrant and NetStar International Holding
             Limited, dated as of March 15, 2000
    10.16    Indemnification Agreement between Registrant
             and Chris Au, dated as of January 11, 2000

--------

 +Confident Treatment Requested.